EXHIBIT 10.30

SECOND AMENDED AND RESTATED MASTER CREDIT AGREEMENT

DATED MARCH 29, 2011

among

THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P.,

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P.,

and

KEYBANK NATIONAL ASSOCIATION,

and

THE OTHER LENDERS THAT ARE A PARTY

TO THIS AGREEMENT

and

OTHER LENDERS WHICH MAY BECOME

PARTIES TO THIS AGREEMENT

AND

KEYBANK NATIONAL ASSOCIATION,

AS AGENT

AND

KEYBANC CAPITAL MARKETS,

AS LEAD MANAGER AND ARRANGER

AND

COMPASS BANK,

AS SYNDICATION AGENT

SECOND AMENDED AND RESTATED MASTER CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED MASTER CREDIT AGREEMENT is made the 29th day of March, 2011, by and among THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P. (“Commercial Company”), a Texas limited partnership having its principal place of business at c/o The Woodlands Operating Company, L.P., 24 Waterway Avenue, Suite 1100, The Woodlands, Texas 77380, THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P. (“Land Company”; Commercial Company and Land Company are hereafter referred to collectively as “Borrowers”), a Texas limited partnership having its principal place of business at c/o The Woodlands Operating Company, L.P., 24 Waterway Avenue, Suite 1100, The Woodlands, Texas 77380, KEYBANK NATIONAL ASSOCIATION, the other lenders that are a party to this Agreement, and the other lending institutions which may become parties hereto pursuant to §18 (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (the “Agent”), and COMPASS BANK, as Syndication Agent.

RECITALS

WHEREAS, Commercial Company, Land Company, KeyBank, Agent and the other parties thereto have entered into that certain First Amended and Restated Master Credit Agreement, dated August 29, 2006, as amended by that certain First Amendment to First Amended and Restated Master Credit Agreement, dated July 30, 2008 (the “Original Credit Agreement”); and

WHEREAS, the parties desire to enter into this Agreement to amend and restate the Original Credit Agreement;

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby covenant and agree and amend and restate the Original Credit Agreement in its entirety as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION; AMENDMENT AND RESTATEMENT

§1.1 Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Account Debtor. Any person who is obligated on any of the Accounts Receivable.

Accounts Receivable. All accounts, whether now owned or hereafter acquired by the respective Borrowers and whether now existing or hereafter arising, and all proceeds of the foregoing, from the Municipal Utility District Contracts and the Note Receivables, as more particularly described in the Security Agreements.

Adjusted Net Amount. The outstanding principal amount payable pursuant to the Eligible Accounts Receivable, as adjusted as provided in the Borrowing Base worksheet attached hereto as Exhibit E.

Adjusted Value. As of any Quarterly Measurement Date, the Appraised Value as most recently determined under §5.2(a), (c) or (d) of a Borrowing Base Asset (other than Eligible Accounts Receivable), as adjusted as of such Quarterly Measurement Date by the Borrowers to reflect any sales, changes in leasing status, transfers, new Indebtedness, new development or other circumstance affecting the Borrowing Base Assets, as provided in §5.2(b). With respect to any Qualifying Income Properties for which there is not an Appraised Value set forth on Schedule 1.2 hereto or a subsequent Appraised Value determined pursuant to §5.2, the Adjusted Value of each such Qualifying Income Property shall be the historic cost (including land value) of such Qualifying Income Property.

Affiliates. As applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited or general partnership interests, preferred stock or other ownership interests of such Person. An Affiliate shall not include a Restricted Subsidiary or an Unrestricted Subsidiary.

Agent. KeyBank, acting as Administrative Agent for the Lenders, its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrowers and the Lenders.

Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as may be approved by the Agent.

Agreement. This Second Amended and Restated Master Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Appraisal. An MAI appraisal (or update of a prior Appraisal) of the value of a parcel of Real Estate ordered by and addressed to Agent, determined on an as-is basis, performed by an independent appraiser selected by the Agent who is not an employee of the Borrowers, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in accordance with regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such parcel or update obtained pursuant to §5.2(c) subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment, or the valuation proposed by the Borrowers and approved by the Agent as provided in §5.2(c), whichever is applicable. With respect to Land Assets, the Appraised Value may be determined on a per lot or per acre basis and then multiplied by the number of lots or acres.

Architect’s Contract. For the applicable Vertical Commercial Improvements, the contract, between a Borrower and the Project Architect, providing for the design of the Improvements for the applicable Vertical Commercial Improvements and the supervision of the construction thereof.

Assignment of Hedge. An Assignment of Hedge Agreement by the Borrowers to the Agent for the benefit of the Lenders, as the same may be modified and amended, pursuant to which the Interest Cap described in §7.24 is pledged as security for the Obligations, and any financing statements that may be delivered in connection therewith, such assignment to be in form and substance satisfactory to Agent.

Assignment of Interests. Each of the collateral assignments of partner’s or limited liability company member’s interest or rights to distributions from a Borrower to the Agent, as the same may be modified or amended, pursuant to which there shall be collaterally assigned to the Agent for the benefit of the Lenders a security interest in the interest of such Person in certain of the Partnerships or in rights to distributions as more particularly described therein, each such assignment to be in form and substance satisfactory to the Agent.

Assignment of Leases and Rents. Each of the collateral assignments of leases and rents from a Borrower, to the Agent, as the same may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of such Borrower as lessor with respect to all Leases of all or any part of a Mortgaged Property, each such collateral assignment to be in form and substance satisfactory to the Agent.

Assignment of Management Agreement and Subordination. Each collateral assignment of the Management Agreements from a Borrower to the Agent for the benefit of the Lenders, as the same may be modified or amended, pursuant to which there shall be collaterally assigned to the Agent for the benefit of the Lenders a security interest in the interest of such Borrower with respect to the Management Agreements, together with the consent of the manager thereunder to such assignment and a subordination of the manager’s rights with respect to the Mortgaged Properties to the rights of the Agent with respect thereto.

Assignment of Project Documents. Each assignment of project documents made by a Borrower to the Agent for the benefit of the Lenders, as the same may be modified or amended, pursuant to which a Borrower assigns and grants a security interest in such Borrower’s right, title and interest in and to, among other things, the Architect’s Contract, Construction Contract, Plans and Specifications and Project Consents pertaining to the applicable Vertical Commercial Improvements, each such assignment of project documents to be in form and substance satisfactory to the Agent.

Associations. Collectively, The Woodlands Township and Woodlands Commercial Owners Association.

Assumption Agreement. The assumption agreement dated August 29, 2006 pursuant to which Land Company assumed the obligations of Stibbs under the “Security Deed” and the “Assignment of Leases and Rents” delivered pursuant to the Master Credit Agreement dated November 30, 2004 among Borrowers, Agent, and the other parties thereto.

Authorized Officer. As to Commercial Company, Randy Davis, Tim Welbes, Alex Sutton, or such other officer familiar with the matters subject to the applicable certification being executed by such officer having a title of vice president or president of Woodlands Operating as is designated in a written notice from Commercial Company to Agent and the Title Insurance Company. As to Land Company, Randy Davis, Tim Welbes, Alex Sutton, or such other officer familiar with the matters subject to the applicable certification being executed by such officer having a title of vice president or president of Woodlands Operating as is designated in a written notice from Land Company to Agent and the Title Insurance Company.

Balance Sheet Date. December 31, 2010.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greatest of (a) the variable per annum rate of interest announced from time to time by Agent at Agent’s Head Office as its “prime rate”, (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate (rounded to the nearest 1/100th of one percent), or (c) the LIBOR Rate for an Interest Period of one (1) month plus one percent (1%). The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans and the Secured Term Base Rate Loans.

Borrowers. As defined in the preamble hereto.

Borrowing Base. At any time, the Borrowing Base for the Borrowers on a combined basis shall be an amount equal to the sum of:

(a) sixty percent (60%) of the Adjusted Value of the Developed Residential Land;

(b) fifty percent (50%) of the Adjusted Value of the Developed Commercial Land;

(c) sixty percent (60%) of the Adjusted Value of the Undeveloped Residential Land;

(d) fifty percent (50%) of the Adjusted Value of the Undeveloped Commercial Land;

(e) forty percent (40%) of the Adjusted Value of the Golf Courses;

(f) for each Qualifying Income Property, an amount equal to the product obtained by multiplying (i) the Adjusted Value of such Qualifying Income Property, by (ii) 0.70;

(g) ninety percent (90%) of the Adjusted Net Amount of the Eligible Accounts Receivable; and

(h) sixty-five percent (65%) of the historic costs (including land at its Adjusted Value) of Properties under Construction owned by a Borrower that are subject to a lien in favor of the Agent to secure the Obligations, provided that the maximum Borrowing Base value pursuant to this clause (h) shall not exceed $50,000,000.00 at any time.

A form showing the computation of the Borrowing Base as of a Quarterly Measurement Date is set forth on Exhibit E hereto. The Borrowing Base Assets must satisfy the conditions of §7.19 at all times.

Notwithstanding the foregoing, (1) in no event shall more than thirty percent (30%) of the Borrowing Base be comprised of the items described in clause (c) above within the definition of Borrowing Base, and (2) in no event shall the Conference Center be included in the Borrowing Base if any Borrower has incurred other Indebtedness with respect thereto.

Borrowing Base Assets. Collectively, the Developed Residential Land, the Developed Commercial Land, the Undeveloped Residential Land, the Undeveloped Commercial Land, the Golf Courses, the Qualifying Income Properties, the Eligible Accounts Receivable and Properties under Construction.

Budget. The annual budgets of the Borrowers, which Budget shall be a detailed estimate of projected income, cash flow, land development costs and other capital expenditures of the Borrowers for each quarter of the calendar year in question, the projected cash flows and net income for such year, and a summary of the significant assumptions upon which such projections are based. In addition, the Budget shall include the annual income and expenditures for the management, leasing, maintenance, supervision, direction and operation of each Qualifying Income Property (including those owned by Restricted Subsidiaries to the extent reasonably available from such entities) included within the Property for the calendar year in question. The budget shall also include a budget of significant capital improvements, repairs, replacements, tenant improvements and leasing commissions and other similar tenant-related expenses with respect to each Qualifying Income Property (including those owned by Restricted Subsidiaries to the extent reasonably available from such entities) included within the Property for the calendar year in question, which shall be a complete and reasonable estimate of the capital expenditures, and expenditures for tenant improvements and leasing commissions and other similar tenant-related expenses, for such Property for the period covered thereby. Each Budget shall be a reasonable estimate of the Borrowers of the income and expenditures for the Property for the period covered thereby and shall be prepared by the Borrowers in good faith and in accordance with sound cash basis accounting practices applied on a consistent basis (except that net income shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis). Notwithstanding anything herein to the contrary, any fees or expenses to be paid to the Borrowers, any General Partner, any Second Tier Partner, any Third Tier Partner or any affiliate of any of such Persons shall not exceed an amount which would be paid to an unaffiliated entity in any arms-length transaction.

Building. All of the buildings and related structures and improvements now or hereafter located on a parcel of Real Estate.

Build-To-Suit Properties. Properties owned by a Borrower or its Restricted Subsidiaries or Unrestricted Subsidiaries which are each 100% preleased under a net lease having a term of not less than five (5) years and with respect to which Vertical Commercial Improvements are to be constructed.

Business Day. Any day on which banking institutions in Cleveland, Ohio are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capitalized Lease. A lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

Cash. Money in legal tender of the United States.

Cash Collateral Account Agreement. The Second Amended and Restated Cash Collateral Account and Control Agreement between the Borrowers, the Agent and KeyBank, as the same may be modified or amended, such agreement to be in form and substance satisfactory to the Agent.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00, (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. See §6.20.

Change of Control. A Change of Control shall be deemed to occur upon the occurrence of any of the following events: (a) neither the Howard Hughes Group nor the MSREF Group, each as a separate group, continues to own and control, directly or indirectly, at least fifty percent (50%) of the voting interests in each Borrower and at least thirty-seven and one-half percent (37.5%) of the ownership interests in each Borrower; or (b) neither a member of the Howard Hughes Group nor the MSREF Group (or a wholly-owned subsidiary of the Howard Hughes Group or the MSREF Group) shall be a general partner of each Borrower.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied or waived in writing.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral. All of (a) the property, rights and interests of the Borrowers and the Guarantors which are subject to the security interests, liens and mortgages created by the Security Documents, including, without limitation, the Mortgaged Property, and (b) the Guaranty.

Collateral Qualification Documents. With respect to any Vertical Commercial Improvements included in the Borrowing Base, or other Income Producing Properties, Developed Residential Land, Developed Commercial Land, Undeveloped Residential Land, Undeveloped Commercial Land or other property as required under this Agreement, each of the following:

(a) Security Documents. Such Security Documents relating to such property as the Agent shall require, in form and substance satisfactory to the Agent and duly executed and delivered by the respective parties thereto.

(b) Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien and security interest in such property and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security interests have been duly effected.

(c) Survey. The Survey of the Land upon which such Vertical Commercial Improvements are to be constructed or of such other property.

(d) Title. A current report from the Title Insurance Company covering the Land upon which such Vertical Commercial Improvements are to be constructed or such other property, or other evidence satisfactory to Agent, showing that title is vested in a Borrower, and, if requested by Agent, true and accurate copies of all documents listed as exceptions in such report or to such title.

(e) UCC Certification. A certification from the Title Insurance Company or other person to the Agent that a search of the public records designated by the Agent disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of such Borrower that are or are intended to be subject to the security interest, assignments, and mortgage liens created by the Security Documents relating to such property except to the extent that the same are discharged prior to the inclusion of the Security Documents relating to such property in the Collateral.

(f) Management Agreement. If requested by Agent, a true copy of any Management Agreement relating to such Vertical Commercial Improvements or such other property, and if such Management Agreement is with MS Hospitality, L.P. or any other Affiliate of a Borrower, an Assignment of Management Agreement and Subordination.

(g) Leases. True copies of any Leases relating to such property requested by Agent together with a Rent Roll for such property certified by the Borrower owning such land as accurate and complete as of a recent date, and if any Lease is to WECCR or any other Affiliate of a Borrower, a subordination of such Lease to the Loan Documents in form and substance reasonably satisfactory to Agent.

(h) Certificates of Insurance. Each of (i) a current certificate of insurance as to the insurance maintained by the Borrower owning such property or the Project Contractor with respect to such Vertical Commercial Improvements (including flood insurance if necessary) from the insurer or an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates from the Borrower owning the land on which such Vertical Commercial Improvements are to be constructed or such other property, the Project Contractor, their insurers and insurance brokers as the Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement and the Security Deeds.

(i) Hazardous Substance Assessments. A hazardous waste site assessment report concerning Hazardous Substances and asbestos on the Land relating to such Vertical Commercial Improvements or such other property dated or updated not more than three months prior to the inclusion of such property in the Collateral, from an Environmental Engineer, such report to contain no qualification except those that are acceptable to the Agent in its sole discretion and to otherwise be in form and substance satisfactory to the Agent.

(j) Appraisal. In the event such property is to be included in the Borrowing Base, an Appraisal of the proposed Vertical Commercial Improvements, assuming completion in accordance with the Plans and Specifications, or such other property in form and substance satisfactory to the Agent and dated not more than three (3) months prior to the inclusion of the Security Documents relating to the applicable Vertical Commercial Improvements or such other property in the Collateral.

(k) Budget. If requested by Agent, the Project Budget for the proposed Vertical Commercial Improvements.

(l) Construction Documents. If requested by Agent, a fully executed copy of the Architect’s Contract and the Construction Contract for the proposed Vertical Commercial Improvements.

(m) Plans and Specifications; Permit. If requested by Agent, one complete set of the Plans and Specifications for the proposed Vertical Commercial Improvements and copies of the Project Consents received through the date of inclusion of the Security Documents for such Vertical Commercial Improvements in the Collateral.

(n) Additional Documents. Such other documents, opinions, certificates, reports or assurances as the Agent may reasonably require in its discretion.

Commercial Company Secured Term Loan Commitment. As to each Secured Term Loan Lender, the amount equal to such Secured Term Loan Lender’s Commercial Company Secured Term Loan Commitment Percentage of the aggregate principal amount of the Secured Term Loans from time to time outstanding to Commercial Company.

Commercial Company Secured Term Loan Commitment Percentage. With respect to each Secured Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Secured Term Loan Lender’s percentage of the aggregate Secured Term Loan to Commercial Company, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commercial Company Secured Term Loan or Secured Term Loans. An individual Secured Term Loan or the aggregate Secured Term Loans, as the case may be, made by the Secured Term Loan Lenders hereunder to Commercial Company.

Commercial Company Secured Term Loan Note. A promissory note made by the Borrowers in favor of a Secured Term Loan Lender in the principal face amount equal to such Secured Term Loan Lender’s Secured Term Loan Commitment, in substantially the form of Exhibit B-1 hereto.

Commercial Land. Collectively, the Developed Commercial Land and the Undeveloped Commercial Land. The Commercial Land shall not include any of the Common Area Land.

Commitment. With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment and (b) the Secured Term Loan Commitment.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.

Common Area Land. The Common Area Land shall be all land located within the Woodlands Project which is now or hereafter used, designated or reserved for amenities, green space, open space and infrastructure. As of the date hereof, the Woodlands Project includes approximately 10,433 acres of Common Area Land.

Compliance Certificate. See §7.4(e).

Conference Center. The Woodlands Conference Center & Resort, including approximately 440 guestrooms, 34 meeting rooms, 6 restaurants and related facilities.

Conference Center Loan. The $36,100,000.00 loan agented by KeyBank to Commercial Company secured by the Conference Center and guaranteed by Land Company.

Consolidated or combined. With reference to any term defined herein, that term as applied to the accounts of a Person and its Restricted Subsidiaries, consolidated or combined in accordance with generally accepted accounting principles.

Construction Contract. With respect to each Vertical Commercial Improvement, the contract between a Borrower that owns the land upon which the applicable Vertical Commercial Improvements are to be constructed, as the case may be, and the applicable Project Contractor providing for the construction of the applicable Vertical Commercial Improvements.

Construction Inspector. A firm of professional engineers or architects selected by Borrowers and reasonably acceptable to the Agent.

Construction Schedule. With respect to each Vertical Commercial Improvement, the schedule broken down by trade, job and subcontractor, of the estimated dates of commencement and completion of construction of the Improvements, prepared by the applicable Project Contractor, approved by the Agent.

Contribution Agreement. The Cross Reimbursement and Indemnity Agreement dated as of July 31, 1997, between Commercial Company and Land Company, as amended, such Agreement to be in form and substance satisfactory to the Agent.

Conversion Request. A notice given by the Borrowers to the Agent of their election to convert or continue a Loan in accordance with §4.1.

Debt Service. For any period, the sum of all Interest Expense and mandatory principal payments due (including, without limitation, because of the reductions in Commitments pursuant to §3.6) and payable by the Borrowers and the Restricted Subsidiaries during such period excluding any balloon payments due upon maturity of any indebtedness.

Default. See §12.1

Developed Commercial Land. Developed Commercial Land shall mean the land designated for commercial or multifamily use under the Master Plan of the Woodlands Project with respect to which infrastructure development has been substantially completed to such an extent that permits construction of Vertical Commercial Improvements, and with respect to which the commencement of the construction of Vertical Commercial Improvements has not yet commenced.

Developed Residential Land. Developed Residential Land shall mean that portion of the Woodlands Project designated under the applicable Master Plan for single-family residential or institutional use, schools, churches, nurseries or day care centers or designated for gas stations, convenience stores or similar retail uses or apartment use and other commercial uses and designated as part of the Residential Land under the applicable Master Plan, for which a Municipal Utility District has been established or has been applied for, with respect to which infrastructure development has been substantially completed, and as to which the commencement of construction of such single family housing, institutional facilities or other improvements described above has not yet commenced.

Direct Costs. Direct Costs shall mean and include the Adjusted Value of the Land, the costs of the Personal Property, and all labor, materials, fixtures, machinery and equipment required to construct, equip and complete the Vertical Commercial Improvements.

Disbursement Accounts. As defined in the Cash Collateral Account Agreement.

Distribution. With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution on or in respect of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person, directly or indirectly through a Restricted Subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders, partners, members or other beneficial owners as such; or any other distribution on or in respect of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person.

Distribution Level 1. Distribution Level 1 shall exist as of any determination date if (a) as of the most recent Quarterly Measurement Date, the ratio of Total Indebtedness to Total Market Value Capitalization (determined pursuant to §9.1), expressed as a percentage, is less than or equal to 50% (or 45% as of March 31, 2012 and thereafter), and (b) after giving effect to the aggregate of any and all Distributions to the partners or other beneficial owners of the Borrowers and Woodlands Operating Distributions and Partner Subordinated Debt Payments to be paid or made, as applicable, the ratio of Total Indebtedness to Total Market Value Capitalization, on a pro forma basis, shall be less than or equal to 50% (or 45% as of March 31, 2012 and thereafter).

Distribution Level 2. Distribution Level 2 shall exist as of any determination date if (a) as of the most recent Quarterly Measurement Date, the ratio of Total Indebtedness to Total Market Value Capitalization (determined pursuant to §9.1), expressed as a percentage, is less than or equal to 40%, and (b) after giving effect to the aggregate of any and all Distributions to the partners or other beneficial owners of the Borrowers and Woodlands Operating Distributions and Partner Subordinated Debt Payments to be paid or made, as applicable, the ratio of Total Indebtedness to Total Market Value Capitalization, on a pro forma basis, shall be less than or equal to 40%.

Division Agreement. The Certificate of Merger of The Woodlands Commercial Properties Company, L.P. and The Woodlands Land Development Company, L.P. dated July 31, 1997 and the Plan of Merger attached thereto.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Revolving Credit Loan or Secured Term Loan which is made prior to the Maturity Date is converted to a Loan of the other Type.

Eligible Accounts Receivable. That portion of the Accounts Receivable which is owned by a Borrower, subject to a Security Agreement, in which Agent has a perfected first priority security interest, subject to no other security interest, lien, charge or other encumbrance of any nature, evidenced by promissory notes or other documentation acceptable to Agent, and consisting of accounts which have payment terms acceptable to the Agent and which: (i) are and shall be created in the ordinary course of business of the Borrowers, except with respect to Accounts Receivable described in (ix) below so long as Land Company and Account Debtor are in compliance with (A) through (D) described therein; (ii) arise from a complete bona fide transaction and which require no further act under any circumstances on the part of any Borrower to make such receivable payable by the Account Debtor; (iii) are not subject to dispute, offset or counterclaim; (iv) do not arise out of any transaction with an Account Debtor which is insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a material adverse effect on the financial condition of such Account Debtors; (v) conform to all representations and warranties made by Borrowers in this Agreement and the other Loan Documents; (vi) have not remained unpaid for more than thirty (30) days from any payment date; (vii) do not arise out of any transaction with any affiliate of either Borrower, the General Partner, a Second Tier Partner, a Third Tier Partner, any Guarantor or any affiliate thereof; (viii) are owed by Account Debtors located within the United States of America; (ix) with respect to each Municipal Utility District Contract, (A) Land Company is in full compliance with the applicable CON-10 necessary to give rise to the obligation of the applicable Municipal Utility District to purchase the relevant facilities in accordance with the applicable CON-10, including without limitation the terms and conditions set forth in the applicable Policy Manual for Construction or Acquisition of Facilities, (B) except with respect to Accounts Receivable related to the San Jacinto River Authority contracts, Land Company has obtained and delivered to the Agent a copy of the executed confirmatory letter of such Municipal Utility District’s obligation contemplated by the applicable Policy, (C) the obligation of the applicable Municipal Utility District to acquire the “facility” has not lapsed or expired, and (D) Land Company has delivered satisfactory evidence to the Agent that each Municipal Utility District Contract does not exceed the applicable Municipal Utility District’s authority to issue bond indebtedness to satisfy the Municipal Utility District’s obligations under the applicable Municipal Utility District Contract; and (x) are not determined by the Majority Lenders in their sole discretion to be otherwise ineligible for any other reason (it nevertheless being understood that the receivables described in (i) through (ix) above shall be included as part of the Collateral). Eligible Accounts Receivable shall in no event include any Investments of the type described in §8.3(k).

Eligible Assignee. (a) a Lender or any Affiliate or Related Fund of such Lender; (b) a commercial bank; (c) a savings and loan association or savings bank; or (d) an insurance company, financing company, other financial institution, fund or institutional investor experienced in real estate lending or investing in loans similar to the Loans in the ordinary course of its business reasonably acceptable to Agent and Borrower; provided that an Eligible Assignee shall not include any Borrower or any of their Affiliates or Restricted Subsidiaries or Unrestricted Subsidiaries.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by a Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. A firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of the Hazardous Substances and related environmental matters and reasonably acceptable to the Agent.

Environmental Laws. See §6.20(a).

Equity Offering. The issuance and sale by a Borrower subsequent to the date of this Agreement of any partnership interests or equity securities of such Borrower to investors other than the then current partners.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations and formal guidance issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with a Borrower under §414 of the Code or §4001 of ERISA, and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA as to which the requirement of notice has not been waived or any other event with respect to which a Borrower or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

Event of Default. See §12.1.

Excess Cash Flow. With respect to the Borrowers on a combined basis for any fiscal year period, an amount equal to the Operating Cash Flow of the Borrowers, minus (a) the sum of all interest and mandatory principal payments due and payable with respect to the Loans for such period, minus (b) mandatory interest and principal payments due and payable during such period on other permitted Indebtedness of the Borrowers for such period, and minus (c) Vertical Development Costs incurred during the applicable test period.

Exiting Lenders. See §1.3.

Extension Request. See §4.15.

Federal Funds Effective Rate. For any day, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent.

Fees. The fees payable to either Borrower pursuant to any management agreements relating to the Woodlands Project or any part thereof, and easement usage fees payable to Commercial Company pursuant to the agreements commonly known as the TCI Easement Agreement.

Fixed Charge Coverage Ratio. As of each Quarterly Measurement Date the ratio of (a) sum of (i) the Operating Cash Flow of the Borrowers for the Test Period minus (ii) the Non-Recurring Amount for the Test Period to (b) the Debt Service for the Test Period.

Funding Agreement. The Funding Agreement effective as of July 31, 1997 among Borrowers and the other parties thereto regarding contributions, distributions and loans, as amended by that certain First Amendment to Funding Agreement effective as of November 24, 2004.

Funding Subordination and Standstill Agreement. The Second Amended and Restated Subordination and Standstill Agreement dated of even date herewith, by and among Agent, Commercial Company and Land Company relating to the Funding Agreement, as the same may be modified or amended.

General Partner. Collectively, TWLDC Holdings GP and TWCPC Holdings GP.

Generally Accepted Accounting Principles. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Borrower adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Golf Courses. The golf courses (including the clubhouses, swimming pools, driving ranges, tennis courts and other related amenities) commonly known as the Carlton Woods Nicklaus Golf Course and the Tom Fazio Carlton Woods Creekside Golf Course, together with any new golf courses that are developed and opened within the Woodlands Project and are included within the Collateral.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by a Borrower of any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor Contribution Agreement. That certain Contribution Agreement dated of even date herewith among Borrowers, the Guarantors and each additional Person which may become a Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Guarantors. Woodlands Operating, Town Center Development Company, L.P. and Town Center Development Company GP, L.L.C., and any Person which may become a guarantor of the Obligations after the date hereof.

Guaranty. The Unconditional Guaranty of Payment and Performance made by the Guarantors and each Person which becomes a Guarantor pursuant to §5.6 in favor of the Agent and the Lenders, as the same may be modified, amended, ratified or confirmed, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. See §6.20(b).

Hedge Obligations. All obligations of Borrowers to any Lender or an Affiliate of a Lender to make any payments (including, without limitation, any payments due upon a termination or default) under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with the satisfaction of the condition set forth in §7.24, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified. Nothing herein shall require the Borrowers to obtain any such agreement from any Lender or an Affiliate of a Lender.

Highest Lawful Rate. With respect to Agent or any Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to Agent or such Lenders which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. On each day, if any, that Texas law establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the “weekly ceiling” (as defined in Section 303 of the Texas Finance Code) for that day.

Howard Hughes Group. The Howard Hughes Company, LLC, a Delaware limited liability company.

Improvements. The improvements to be constructed on the Land for any Vertical Commercial Improvements in accordance with the Plans and Specifications therefor.

Income Producing Properties. Income producing properties owned by Commercial Company or Land Company or their Restricted Subsidiaries located within the Woodlands Project or, with the approval of the Agent, adjacent thereto.

Indebtedness. All obligations, contingent and otherwise, that in accordance with Generally Accepted Accounting Principles should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (d) any obligation as a lessee or obligor under a Capitalized Lease; (e) all obligations with respect to letters of credit or similar instruments issued by a

Person; (f) all subordinated debt; and (g) all indebtedness, obligations or other liabilities under or with respect to (i) interest rate swap, collar, cap or similar agreements providing interest rate protection and (ii) foreign currency exchange agreements. Indebtedness shall not include current liabilities of the Borrowers or their respective Restricted Subsidiaries or Unrestricted Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services. Indebtedness shall also include loans made pursuant to the Funding Agreement and the Partner Subordinated Debt; provided, however, that loans made pursuant to the Funding Agreement and the Partner Subordinated Debt shall be excluded from Indebtedness so long as no Event of Default exists, and no default, material misrepresentation or breach of warranty has occurred under the Funding Subordination and Standstill Agreement or the Partner Subordination and Standstill Agreement.

Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials, made by the Borrowers in favor of the Agent and the Lenders, as the same may be modified or amended, pursuant to which the Borrowers agree to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws, such Indemnity Agreement to be in form and substance satisfactory to the Agent.

Indirect Costs. Indirect Costs shall mean and include title insurance report fees, survey charges, engineering fees, architectural fees, real estate taxes, appraisal costs, commitment fees and interest payable to the Lenders under the Loan with respect to the Vertical Commercial Improvements, premiums for insurance, marketing, advertising and leasing costs, brokerage commissions, legal fees, accounting fees, overhead and administrative costs, and all other expenses which are expenditures relating to Vertical Commercial Improvements and are not Direct Costs.

Interest Cap. See §7.24.

Interest Expense. For any period, the sum of all actual interest expense (excluding capitalized interest funded pursuant to a construction loan but including all other capitalized interest) due and payable by the Borrowers and the Restricted Subsidiaries during such period. Interest Expense shall include interest paid by the Borrowers and Land Company, respectively, with respect to loans made pursuant to the Funding Agreement and the Partner Subordinated Debt; provided, however, that payments or accruals of interest by the Borrowers or Land Company with respect to loans made pursuant to the Funding Agreement and the Partner Subordinated Debt, as applicable, shall be excluded from Interest Expense so long as no Event of Default exists, and no default, material misrepresentation or breach of warranty has occurred under the Funding Subordination and Standstill Agreement or the Partner Subordination and Standstill Agreement.

Interest Payment Date. The first day of each calendar month during the term of such Loan.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending one, two, three or six months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall end and the next Interest Period shall commence on the next preceding or succeeding LIBOR Business Day as determined conclusively by the Agent in accordance with the then current bank practice in the applicable LIBOR interbank market;

(ii) if the Borrowers shall fail to give notice as provided in §4.1, the Borrowers shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto; and

(iii) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investment. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extension of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earning on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty and Guarantor Contribution Agreement to be executed and delivered pursuant to §5.6 by any Person required to become a Guarantor thereunder, such Joinder Agreement to be substantially in the form of Exhibit “H” hereto.

KeyBank. KeyBank National Association, a national banking association, and its successors by merger.

Land. With respect to each Vertical Commercial Improvement, the real estate upon which the Vertical Commercial Improvements are to be constructed.

Land Assets. Collectively, the Residential Land and the Commercial Land.

Land Company. As defined in the preamble hereto.

Land Company Secured Term Loan Commitment. As to each Secured Term Loan Lender, the amount equal to such Secured Term Loan Lender’s Land Company Secured Term Loan Commitment Percentage of the aggregate principal amount of the Secured Term Loans to Land Company from time to time outstanding.

Land Company Secured Term Loan Commitment Percentage. With respect to each Secured Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Secured Term Loan Lender’s percentage of the aggregate Secured Term Loans to Land Company, as the same may be changed from time to time in accordance with the terms of this Agreement.

Land Company Secured Term Loan or Loans. An individual Secured Term Loan or the aggregate Secured Term Loans, as the case may be, made by the Secured Term Loan Lenders hereunder to Land Company.

Land Company Secured Term Loan Note. A promissory note made by the Borrowers in favor of a Secured Term Loan Lender in the principal face amount equal to such Secured Term Loan Lender’s Land Company Secured Term Loan Commitment, in substantially the form of Exhibit B-2 hereto.

Lead Arranger. KeyBanc Capital Markets.

Leases. Leases, licenses and agreements whether written or oral, relating to the use of occupation of space in or on the Building or on the Real Estate.

Lease Summaries. Summaries of the material terms of the Leases.

Lenders. KeyBank, the other Lenders a party hereto, and any other Person who becomes an assignee of any rights of a Lender pursuant to §18; and collectively, the Revolving Credit Lenders and the Secured Term Loan Lenders.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in the London interbank market.

LIBOR Lending Office. Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate. For any LIBOR Rate Loan for any Interest Period, the greater of (a) the average rate (rounded to the nearest 1/100th) as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations, and (b) one percent (1%). If such service or such other Person approved by Agent no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index. For any period during which a Reserve Percentage shall apply, the LIBOR Rate with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Rate Loans. Collectively, the Revolving Credit LIBOR Rate Loans and the Secured Term LIBOR Rate Loans.

Liens. See §8.2.

Liquidity. As of any date of determination, the sum of (a) the Borrowers’ Cash plus (b) the amount of the Revolving Credit Loans available to be borrowed by Land Company as of such Quarterly Measurement Date plus (c) the budgeted cash available for Distribution for the two (2) Quarterly Measurement Dates for the next two(2) full calendar quarters following the date of determination as a result of operations of the Borrowers during the fiscal quarters ending on such next two (2) Quarterly Measurement Dates (based on the budget for such period approved by Agent pursuant to §7.4(k) and pro forma projection of compliance with the requirements to meet Distribution Level 1 or Distribution Level 2).

Loan Documents. This Agreement, the Notes (if any), the Security Documents, the Guarantor Contribution Agreement, the Joinder Agreements and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of any Borrower or any Guarantor in connection with the Loans.

Loan or Loans. Collectively, the Revolving Credit Loans and the Secured Term Loans.

Loan Request. See §2.6.

Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is more than fifty percent (50%) of the total Commitments.

Management Agreements. Agreements, whether written or oral, providing for the management of all or any portion of the Mortgaged Properties.

Market Value Net Worth. As of any date of determination, the sum of (a) Total Market Value Capitalization as of such date minus (b) the aggregate Total Indebtedness of the Borrowers and their respective Restricted Subsidiaries.

Master Plan. The Master Plan for the Woodlands Project.

Material Agreements. Collectively, the Master Plan, the documents and agreements governing the Associations, and, to the extent any rights thereunder are a part of the Collateral, any of the Municipal Utility District Contracts, the Note Receivables and the partnership agreements or other organizational documents pursuant to which rights have been pledged to Agent pursuant to an Assignment of Interests.

Material Assets. Collectively, (a) Commercial Land sold in one transaction or a series of related transactions to the same Person (which for the purposes hereof shall include affiliated or related entities) for an aggregate purchase price of more than $30,000,000.00 within any twelve (12) month period, (b) Residential Land sold in one transaction or a series of related transactions to the same Person (which for the purposes hereof shall include affiliated or related entities) involving 750 or more contiguous single family lots within any twelve (12) month period, or (c) Land Assets sold for an aggregate purchase price of more than $30,000,000.00 within any twelve (12) month period to one or more Unrestricted Subsidiaries.

Maturity Date. March 29, 2014, as the same may be extended by the Borrowers as provided in §4.15, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Mortgaged Property or Mortgaged Properties. Collectively, the Real Estate of Borrowers which is security for the Obligations pursuant to the Security Deeds.

MS Hospitality Management Fee. The fees payable to MS Hospitality, L.P. pursuant to that certain Management Agreement dated March 20, 2002, as amended, between WECCR and MS Hospitality, L.P. with respect to the management of the Conference Center.

MSREF. The Morgan Stanley Real Estate Fund II, L.P., a Delaware limited partnership.

MSREF Group. MSREF, MS/TWC Joint Venture, MS TWC, Inc., Morgan Stanley Real Estate Investors, L.P., MSREF II 892 Investors - B, L.P. and any co-investment partnership between an Affiliate of the general partner of MSREF and a major limited partner of MSREF formed to co-invest alongside MSREF pursuant to an existing co-investment agreement.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) or §4001(a)(3) of ERISA or §414(f) of the Code maintained or contributed to by a Borrower or any ERISA Affiliate.

Municipal Utility District Contracts. The Municipal Utility District Contracts and the Road Utility District Contracts included within MUD Contracts and Note Receivables in Schedule 1.2 hereto.

Net Income (or Deficit). With respect to any Person, for any fiscal period, the net income (or deficit) of such Person, after deduction of all expenses, taxes and other proper charges, determined in accordance with Generally Accepted Accounting Principles.

Non-Recourse Indebtedness. Indebtedness of a Person which is secured by one or more parcels of Real Estate and related personal property or interests therein and is not a general obligation of such Person, the holder of such Indebtedness having recourse solely to the parcels of Real Estate securing such Indebtedness, the Building and any leases thereon and the rents and profits thereof securing such Indebtedness, subject to such exceptions for fraud or material misrepresentation, misapplication of rents or misappropriation of funds (including insurance proceeds or condemnation awards), environmental issues, any loss of collateral due to forfeiture as a result of any criminal or quasi-criminal activity, springing recourse obligations due to voluntary or involuntary bankruptcy, encumbrances or transfers of interests or assets in violation of loan documents, or amendment, dissolution or other modifications or failures to follow organizational documents, and other customary matters as Agent may reasonably approve; provided, however, that the amount of any claims for liability with respect to any springing recourse obligations to the extent that a Person becomes liable therefor shall not be considered Non-Recourse Indebtedness.

Non-Recurring Amount. For any period, the sum of (a) any amounts included in Operating Cash Flow which are attributable to the non-recurring sale of income-producing assets (other than land sales) minus (b) any such amounts from such a sale of completed Vertical Commercial Improvements the construction of which commenced after the date of the Existing Credit Agreement which are in excess of the cost basis (exclusive of land) of such Vertical Commercial Improvements and minus (c) the market value of the land attributable to such Vertical Commercial Improvements.

Note Receivables. The notes payable to Commercial Company or Land Company and all proceeds of the foregoing, as more particularly described on Schedule 1.6 hereto and which are subject to the Security Agreement to which Commercial Company or Land Company is a party, together with any additional notes payable to Commercial Company or Land Company and all proceeds of the foregoing hereafter approved by Agent in writing for inclusion as a Note Receivable and which is subject to a Security Agreement.

Notes. Collectively, the Revolving Credit Notes and the Secured Term Loan Notes, if any.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrowers and the Guarantors to any of the Lenders and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Operating Cash Flow. For any period, an amount equal to the sum of (a) the Operating Income of a Borrower for such period minus (b) the Operating Expenses of a Borrower for such period.

Operating Expenses. For any period, all expenses of a Borrower directly attributable to the operation of such Borrower or the operation, repair and/or maintenance of the Property (if applicable) including, without limitation, taxes, insurance premiums, management fees, payments to third party suppliers, marketing and operating expenses, capital expenditures for maintenance or improvement of income producing properties, general and administrative expenses and all land and lot development expenditures (other than the amounts expended in respect of construction of Vertical Commercial Improvements) including, without limitation, amounts reimbursable under Municipal Utility District Contracts. For the purposes of this Agreement, Operating Expenses shall not include any Foreign, U.S., state and local income taxes, franchise taxes or other taxes based on the income imposed on a Borrower generally and not as owner of the Property, depreciation and any other non-cash expenditures of a Borrower, or any payment of principal or interest with respect to the Obligations or other Indebtedness or other fees or charges payable under the Loan Documents (except that appraisals and cost reimbursements to the Agent or the Lenders shall be Operating Expenses). Operating Expenses shall be determined on the basis of sound cash basis accounting practices applied on a consistent basis, modified as described above, and consistent with the manner in which they have previously been calculated and provided to the Lenders. Operating Expenses shall not include expenses of a Borrower’s Restricted Subsidiaries and Unrestricted Subsidiaries or costs of Vertical Commercial Improvements.

Operating Income. For any period, all revenue or receipts derived by a Borrower from any source, including, without limitation (as applicable), net proceeds of sales, exchanges or transfers of Residential Land, Commercial Land and income-producing properties or interests therein, partnership distributions, dividends, management and other fees or similar payments, payments received on Accounts Receivable, interest income, rents and profits, operating expense and real estate tax expense reimbursements, escalations, percentage rents, administrative and supervisory fees, insurance proceeds and condemnation awards (other than proceeds and condemnation awards that are applied to Indebtedness by a lender or are used to restore and rebuild improvements) and any other extraordinary, non-recurring or miscellaneous revenues, but excluding capital contributions from a Borrower’s partners and net proceeds of new construction and development financings or any borrowings of the Loans. Operating Income shall be determined on the basis of sound cash basis accounting practices applied on a consistent basis, modified as provided above and consistent with the manner in which they have previously been calculated and provided to the Lenders. Operating Income shall not include gross income of Restricted Subsidiaries and Unrestricted Subsidiaries of a Borrower, but instead the amount distributed to such Borrower.

Original Credit Agreement. As defined in the recitals.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Partial Interest. The ownership interest (determined based on its right to receive cash flow and other distributions) of Land Company or Commercial Company, whether such interest is evidenced by a partnership interest or otherwise, in certain Persons which own office, retail, research/industrial and multifamily rental properties more particularly described in Schedule 1.4 hereto, together with such additional interests as may hereafter be added as provided in §7.17. For the purposes of calculating compliance with financial covenants, a Partial Interest shall sometimes be expressed as a percentage interest in the underlying Income Producing Property.

Partner Subordinated Debt. The principal amount of the indebtedness evidenced by that certain Amended and Restated Promissory Note dated as of November 30, 2004, in the sum of $250,000.00, made by Land Company in favor of MS TWC, Inc.; that certain Amended and Restated Promissory Note dated as of November 30, 2004, in the sum of $14,125,000.00, made by Land Company in favor of MS/TWC Joint Venture; and that certain Amended and Restated Promissory Note dated as of November 30, 2004, in the sum of $10,625,000.00, made by Land Company in favor of TWC Land Development.

Partner Subordinated Debt Payments. The amount of all payments made by Land Company on the Partner Subordinated Debt to MS TWC, Inc., MS/TWC Joint Venture and TWC Land Development during any period.

Partner Subordination and Standstill Agreement. The First Amended and Restated Subordination and Standstill Agreement dated of even date herewith, by and among Agent, Land Company and the holders of the Partner Subordinated Debt relating to the Partner Subordinated Debt, as the same may be modified or amended.

Partnerships. The Persons described on Schedule 1.5 hereto in which a Borrower has an ownership interest, together with each other Person in which a Borrower may hereafter obtain an ownership interest which is a Restricted Subsidiary.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Performance Obligations. Letters of credit issued on behalf of a Borrower or one of its Restricted Subsidiaries to, or a guaranty provided by a Borrower or Restricted Subsidiary to, a governmental authority, the purpose of which is to assure completion by a Borrower or such Restricted Subsidiary of the development or maintenance of land improvements.

Permitted Excess Cash Flow Investments. Investments permitted pursuant to §8.3(a)-(g), the investments permitted pursuant to §8.3(h) and (i) (regardless of whether such Investment is deposited with Agent or any other Person), and such other investments as the Agent may reasonably approve.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Personal Property. With respect to each Vertical Commercial Improvements, all materials, furnishings, fixtures, furniture, machinery, equipment and all items of tangible personal property now or hereafter owned or acquired by a Borrower, wherever located, and either (i) to be located on or incorporated into the applicable Vertical Commercial Improvements, (ii) used in connection with the construction of the applicable Vertical Commercial Improvements or (iii) to be used in connection with the operation or maintenance of the applicable Vertical Commercial Improvements.

Plan. An Employee Benefit Plan, Multiemployer Plan and/or Guaranteed Pension Plan.

Plans and Specifications. The final and/or permitted detailed architectural, structural, mechanical, electrical, landscaping, erosion control, grading, utility and other plans and specifications for the applicable Vertical Commercial Improvements prepared by the Project Architect.

Principal Financial Officer. The primary officer or the authorized agent of the Borrowers, the General Partners, the Second Tier Partners, or the Third Tier Partners responsible for the preparation and certification of financial statements.

Project Architect. With respect to each Vertical Commercial Improvements, the licensed professional architect retained by a Borrower to design such Vertical Commercial Improvements and prepare the Plans and Specifications therefor, and supervise the construction of such Vertical Commercial Improvements.

Project Budget. The budget for total estimated Project Costs for Vertical Commercial Improvements in such form as the Agent may reasonably request.

Project Consents. All approvals, consents, waivers, orders, agreements, acknowledgments, authorizations, permits and licenses required under applicable Requirements or under the terms of any agreement, restriction, covenant or easement affecting Vertical Commercial Improvements, or otherwise necessary or desirable, for the ownership and acquisition of Vertical Commercial Improvements, the construction and equipping of the Improvements, and the use, occupancy and operation of Vertical Commercial Improvements following completion of construction of the Improvements, whether obtained from a governmental authority or any other Person.

Project Contractor. With respect to each Vertical Commercial Improvements, the general contractor hired by a Borrower to construct the Vertical Commercial Improvements.

Project Costs. For each Vertical Commercial Improvements, the sum of all Direct Costs and Indirect Costs that will be incurred by a Borrower in connection with the construction, equipping and completion of the Improvements and the operation and carrying of such Vertical Commercial Improvements through stabilization.

Properties under Construction. Vertical Commercial Improvements under construction; provided that a property shall cease to be under construction and eligible for inclusion in the Borrowing Base as a Property Under Construction upon the earlier to occur of (a) eighteen months following the commencement of construction and (b) six (6) months after the issuance of a shell certificate of occupancy or an equivalent thereto for such improvements.

Property. Collectively, the Accounts Receivable, the Residential Land, the Commercial Land, the Common Area Land, the Golf Courses, the Qualifying Income Properties, the Partial Interests, the Properties under Construction, the Income Producing Properties and the Fees.

Qualifying Income Properties. Income Producing Properties that satisfy the terms of §5.2 and §7.19. The initial Qualifying Income Properties are more particularly described in Schedule 1.3 hereto. The Qualifying Income Properties may include the Conference Center to the extent the Borrowers satisfy the conditions to the inclusion of the Conference Center as a Borrowing Base Asset.

Quarterly Measurement Date. Each December 31, March 31, June 30 and September 30 during the term of the Agreement, with the first Quarterly Measurement Date occurring December 31, 2010.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrowers, any of their respective Restricted Subsidiaries, a Guarantor or any of the Partnerships.

Register. See §18.2.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. See §6.20(c) (iii).

Rent Roll. A report prepared and certified by a Borrower showing for each property its type, occupancy status, lease expiration date, lease rent and other information in substantially the form presented to the Lenders prior to the date hereof or in such other form as may have been approved by the Agent, such approval not to be unreasonably withheld.

Requirements. Any law, ordinance, code, order, rule or regulation of any governmental authority relating in any way to the acquisition, ownership, construction, use, occupancy and operation of Vertical Commercial Improvements before, during and following the completion thereof, including those relating to subdivision control, zoning, building, use and occupancy, fire prevention, health, safety, sanitation, handicapped access, historic preservation and protection, tidelands, wetlands, flood control, access and earth removal, and all Environmental Laws.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Residential Land. Collectively, the Developed Residential Land and the Undeveloped Residential Land. The Residential Land shall not include any of the Common Area Land.

Restricted Subsidiary. A Restricted Subsidiary shall mean (a) any corporation, association, partnership, limited liability company, trust, or other business entity of which the designated parent (i) shall be the general partner, managing member, controlling shareholder or similar controlling Person of such entity, (ii) shall own directly or indirectly through a Person or Persons at least fifty percent (50%) (by number of votes or controlling interests) of the outstanding Voting Interests and (iii) shall have control over all major decisions (including the decision to sell or encumber such Person’s assets) and day-to-day operations of such entity, and (b) any other entity the accounts of which are consolidated with the accounts of a Borrower in accordance with Generally Accepted Accounting Principles; provided that such Borrower has not elected that such entity be an Unrestricted Subsidiary as permitted in this Agreement. Notwithstanding the foregoing, Stewart Title of Montgomery County, Inc. shall not constitute a Restricted Subsidiary.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans to Land Company, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the aggregate Revolving Credit Commitments of all of the Revolving Credit Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.

Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, such Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, to be made by the Revolving Credit Lenders hereunder as more particularly described in §2.

Revolving Credit Note or Notes. A promissory note or notes made by the Borrowers in favor of a Revolving Credit Lender in the principal face amount equal to such Revolving Credit Lender’s Revolving Credit Commitment, or if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, in substantially the form of Exhibit A-2 hereto.

Second Tier Partners. Collectively, TWLDC Holdings and TWCPC Holdings.

Secured Term Base Rate Loans. The Secured Term Loans bearing interest by reference to the Base Rate.

Secured Term LIBOR Rate Loans. The Secured Term Loans bearing interest by reference to the LIBOR Rate.

Secured Term Loan or Secured Term Loans. An individual Secured Term Loan or the aggregate Secured Term Loans, as the case may be, in the maximum principal amount of $170,000,000.00 made by the Secured Term Loan Lenders hereunder.

Secured Term Loan Commitment. As to each Secured Term Loan Lender, the amount equal to such Secured Term Loan Lender’s percentage set forth on Schedule 1.1 of the aggregate principal amount of the Secured Term Loans from time to time outstanding.

Secured Term Loan Commitment Percentage. With respect to each Secured Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Secured Term Loan Lender’s percentage of the aggregate Secured Term Loans, as the same may be changed from time to time in accordance with the terms of this Agreement.

Secured Term Loan Lenders. Collectively, the Lenders which have a Secured Term Loan Commitment, such Secured Term Loan Lenders being identified on Schedule 1.1 hereto.

Secured Term Loan Notes. Collectively, the Commercial Company Secured Term Loan Notes and the Land Company Secured Term Loan Notes, if any.

Security Agreements. Collectively the Collateral Assignment of Documents from Commercial Company to the Agent for the benefit of the Lenders and the Collateral Assignment of Documents from Land Company to the Agents for the benefit of the Lenders, as the same may be modified or amended, pursuant to which the Accounts Receivable and the Fees have been pledged as security for the Obligations, such Security Agreements to be in form and substance satisfactory to the Agent.

Security Deeds. The Deeds of Trust from a Borrower or Stibbs (which has been assumed by Land Company pursuant to the Assumption Agreement), to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), as the same may be modified or amended, pursuant to which a Borrower has conveyed a Mortgaged Property as security for the Obligations, such Security Deeds to be in form and substance satisfactory to the Agent.

Security Documents. The Security Deeds, the Assignments of Rents and Leases, the Assignment of Management Agreements and Subordination, the Assignment of Interests, the Assignment of Project Documents, the Security Agreements, the Assignment of Hedge, the Cash Collateral Account Agreement, the Indemnity Agreement, the Guaranty, the Assumption Agreement, and any further collateral assignments to the Agent for the benefit of the Lenders, including, without limitation, UCC-1 financing statements executed and delivered in connection therewith.

Short-term Investments. Investments described in subsections (a) through (g), inclusive, of §8.3.

Speculative Development. Development of Commercial Land or Residential Land for office, retail or research/industrial use which is less than seventy percent (70%) leased (or sixty percent (60%) leased for a grocery anchored retail development) pursuant to a bona-fide arm’s length lease to third parties that are not an Affiliate of any Borrower, any of the General Partners, any Second Tier Partner, any of the Third Tier Partners, any Guarantor, or any of their Restricted Subsidiaries or Unrestricted Subsidiaries at the time construction commences. A lease shall not be deemed a lease with an Affiliated Person in the event that a Borrower, any of the General Partners, any Second Tier Partner, any of the Third Tier Partners, any Guarantor, or any of their Restricted Subsidiaries or Unrestricted Subsidiaries enters into a joint venture with a third party unaffiliated with any of such Persons which in turn leases a portion of such property to such unaffiliated Person. In the event that any of such property is to be leased to an Affiliate of a Borrower, any of the General Partners, any Second Tier Partner, any of the Third Tier Partners, any Guarantor, or any of their Restricted Subsidiaries or Unrestricted Subsidiaries, the square footage subject to such lease shall be deducted from the overall square footage of the project and excluded in calculating compliance with the foregoing tests. Once a particular development is leased at or above such level, such development shall cease to be a Speculative Development.

Stibbs. John H. Stibbs, Jr., as Trustee for a Borrower.

Stipulated Commitment Reduction Amount. See §3.6(a).

Super-Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and two-thirds percent (66 2/3%) of the total Commitments.

Survey. With respect to each Mortgaged Property, an instrument survey of such Mortgaged Property or the Land upon which Vertical Commercial Improvements are to be constructed and any improvements thereon, if any, a plat, or other description of the Mortgaged Property reasonably satisfactory to Agent.

Syndication Agent. Compass Bank.

TCI Easement Agreement. That certain Access Agreement between Woodlands and The Woodlands Communication Network pursuant to which Comcast Cable Communications, Inc., successor to The Woodlands Communication Network, operates a cable system within private easements owned by Woodlands for a period which ends on June 15, 2015.

Test Period. See §9.2.

Third Tier Partners. Collectively, TWC Commercial Properties and MS TWC, Inc. as the general partners of TWCPC Holdings, and TWC Land Development and MS TWC, Inc. as the general partners of TWLDC Holdings.

Title Insurance Company. Stewart Title Company of Montgomery County, Inc. or another title insurance company or companies or title agent approved by the Agent.

Total Debt Ratio. As of any Quarterly Measurement Date, the ratio of (a) the aggregate Total Indebtedness of the Borrowers and their respective Restricted Subsidiaries to (b) Total Market Value Capitalization of the Borrowers.

Total Indebtedness. See §9.1(a).

Total Market Value Capitalization. At any time the sum of (a) an amount equal to the total value of the Borrowing Base Assets as determined for the purposes of computing the Borrowing Base at such time (without reference to any percentage advance rate), plus (b) the Appraised Value as most recently determined hereunder (or if the Appraised Value has not been determined, the historic cost (including construction in progress and land value)) of income producing properties that are owned by Commercial Company or Land Company but do not constitute Borrowing Base Assets other than Build-To-Suit Properties (or in the event that such property is owned by a Restricted Subsidiary of Commercial Company or Land Company, then a percentage of such Appraised Value or cost, as applicable, equal to the percentage that Commercial Company’s or Land Company’s Partial Interest bears to the entire equity interest in such property), plus (c) the historic cost (including land value) of Build-To-Suit Properties owned by Commercial Company or Land Company which do not constitute Borrowing Base Assets (or in the event that such property is owned by a Restricted Subsidiary of Commercial Company or Land Company, then a percentage of such cost equal to the percentage that Commercial Company’s or Land Company’s Partial Interest bears to the entire equity interest in such property), plus (d) for each Partial Interest, an amount equal to the product obtained by multiplying (x) (i) the product obtained by multiplying (A) the sum of the historic cost of each Income Producing Property underlying the Partial Interest by (B) 0.70, by (y) the Partial Interest (expressed as a percentage) (but not less than zero). Notwithstanding the foregoing, any property described in clauses (a), (b), (c) and (d) above that is security for any Non-Recourse Indebtedness in the event that the Non-Recourse Indebtedness secured by such asset exceeds fifty-five percent (55%) of the Adjusted Value of such asset, shall be excluded for the purposes of determining Total Market Value Capitalization.

Tri-Party Agreement. An agreement among the Agent, the Borrowers and the Title Insurance Company providing for the execution by the Title Insurance Company on behalf of the Agent of releases and other consents pursuant to §5.5, as the same may be modified or amended, such agreement to be in form and substance satisfactory to Agent.

TWC Commercial Properties. TWC Commercial Properties, LP, a Delaware limited partnership.

TWC Land Development. TWC Land Development, LP, a Delaware limited partnership.

TWCPC Holdings. TWCPC Holdings, L.P., a Texas limited partnership.

TWCPC Holdings GP. TWCPC Holdings GP, L.L.C., a Texas limited liability company.

TWLDC Holdings. TWLDC Holdings, L.P., a Texas limited partnership.

TWLDC Holdings GP. TWLDC Holdings GP, L.L.C., a Texas limited liability company.

Type. As to any Revolving Credit Loan or Secured Term Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Undeveloped Commercial Land. Land designated for commercial use under the Master Plan of the Woodlands Project, but not Developed Commercial Land.

Undeveloped Residential Land. Land designated for residential or institutional use, schools, churches, nurseries or day care centers or designated for gas stations, service stations or similar retail use or apartment use and other commercial uses designated as part of the Residential Land under the applicable Master Plan of the Woodlands Project, but not Developed Residential Land.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted Cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person.

Unrestricted Subsidiaries. Any corporation, association, partnership, limited liability company, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Person or Persons an ownership interest but which is not a Restricted Subsidiary or which a Borrower elects to be an Unrestricted Subsidiary.

Vertical Commercial Improvements. Improvements to the Commercial Land or Residential Land, as applicable (which may include improvements to be used for multifamily rental housing), which are intended to be income-producing operating properties upon completion, rising vertically from such land together with any site work and grading performed on the Commercial Land or Residential Land, as applicable, in connection therewith.

Vertical Development Costs. The aggregate amount of all historic costs (including land at its Adjusted Value) of Properties under Construction, less the amount of such costs paid for through any date of determination from proceeds of any financing secured by the applicable Properties under Construction.

Voting Interests. Stock or similar ownership interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, association, trust or other business entity involved.

WECCR. WECCR General Partnership, a Texas general partnership.

Woodlands. The Woodlands Corporation.

Woodlands Operating. The Woodlands Operating Company, L.P.

Woodlands Operating Distributions. A Distribution made by The Woodlands Operating Company, L.P. to the partners or other beneficial owners of The Woodlands Operating Company, L.P.

Woodlands Operating Payments. The sum of (i) the amount of all Distributions made by Woodlands Operating to the partners or other beneficial owners of Woodlands Operating during any period plus (ii) the amount of all MS Hospitality Management Fees paid during any period.

Woodlands Project. The project commonly known as The Woodlands and described in the Master Plan.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include,” “includes” and “including” are not limiting.

(g) The words “approval” and “approved” as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by Generally Accepted Accounting Principles, which terms are defined in the Uniform Commercial Code as in effect in the State of Texas, have the meanings assigned to them therein.

(i) Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in Generally Accepted Accounting Principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower as in effect prior to such accounting change, as determined by the Majority Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Majority Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§1.3 Amendment and Restatement. In order to facilitate the amendment and restatement of the Original Credit Agreement, certain lenders a party to the Original Credit Agreement are no longer continuing as Lenders under this Agreement (the “Exiting Lenders”), and certain new lenders are becoming a party to this Agreement as Lenders. Contemporaneously with the execution of this Agreement, the Exiting Lenders shall be deemed to have assigned their Commitments under the Original Credit Agreement to the Lenders under this Agreement, and the Exiting Lenders shall be paid all principal, interest and fees due to them in connection therewith. The Revolving Credit Commitments and the Secured Term Loan Commitments shall be allocated among the Lenders a party to this Agreement in accordance with their respective Revolving Credit Commitment Percentages and their Secured Term Loan Commitment Percentages. The foregoing is done as an accommodation to the Borrowers, the Exiting Lenders and the Lenders, and shall be deemed to have occurred with the same force and effect as if such assignments were evidenced by the applicable Assignment and Acceptance Agreements (as defined in the Original Credit Agreement), and no other documents shall be, or shall be required to be, executed in connection therewith.

§2.	THE REVOLVING CREDIT FACILITY

§2.1 [Intentionally Omitted.]

§2.1A. Commitment to Lend Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to Land Company, and Land Company may borrow (and repay and reborrow) from time to time between the date hereof and the Maturity Date, upon notice by Land Company to the Agent given in accordance with §2.6, such sums as are requested by Land Company for the purposes set forth in §7.11 up to the lesser of (a) a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Revolving Credit Lender’s Revolving Credit Commitment and (b) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the sum of (i) the Borrowing Base minus (ii) the amount of all outstanding or requested Commercial Company Secured Term Loans and Land Company Secured Term Loans; provided, that, in all events no Default or Event of Default shall have occurred and be continuing and the Borrowers shall be in compliance with all covenants as required pursuant to §2.6(ii); and provided, further, that the outstanding principal amount of the

Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the total Revolving Credit Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by Land Company that all of the conditions set forth in §10 and §11, in the case of the initial Revolving Credit Loan, and §11, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Land Company in the maximum aggregate principal amount outstanding of more than the amount of its Revolving Credit Commitment.

§2.2 Unused Fee. The Borrowers agree to pay to the Agent for the accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages an unused fee calculated at the rate per annum set forth below on the average daily amount by which the Revolving Credit Commitment from time to time exceeds the outstanding principal amount of Revolving Credit Loans during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans during such quarter to (b) the Revolving Credit Commitment, and shall be payable based upon the ratios set forth below:

Ratio of Revolving Credit Loans to Revolving Credit Commitment	Unused Fee

Less than 50%	0.45%

Greater than or equal to 50%	0.35%

The unused fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, or on any earlier date on which the Revolving Credit Commitment shall terminate as provided in §2.3, with a final payment on the Maturity Date. Any payment due under this §2.2 shall be prorated for any partial calendar quarter.

§2.3 Optional Reduction of Revolving Credit Commitment. Land Company shall have the right at any time and from time to time upon three Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $500,000.00 in excess thereof (provided that in no event shall the aggregate Revolving Credit Commitment be reduced to an amount less than $25,000,000.00) or to terminate entirely the unborrowed portion of the Revolving Credit Commitment, whereupon the Revolving Credit Commitment of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such reduction to be without penalty. Promptly after receiving any notice of Land Company delivered pursuant to this §2.3, the Agent will notify the Revolving Credit Lenders of the substance thereof. Upon the effective date of any such termination in full, the Borrowers shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any unused fee under §2.2 then accrued. No reduction or termination of the

Revolving Credit Commitment may be reinstated. Any reduction of the Revolving Credit Commitment pursuant to this Agreement shall be allocated pro rata among the Revolving Credit Lenders in accordance with their Revolving Credit Commitment Percentages.

§2.4 Evidence of Debt. The indebtedness of the Borrowers resulting from the Loans made by each Lender from time to time shall be evidenced by one or more accounts or records maintained by such Lender and the Agent in the ordinary course of business, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrowers hereby irrevocably authorize Agent and the Lenders to make, or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment thereof, an appropriate notation on Agent’s and the Lender’s records reflecting the making of such Loan or (as the case may be) the receipt of such payment. The Agent shall maintain accounts or records in accordance with its usual practice in which it shall record: (i) the date and the amount of each Loan made hereunder, the Type of Loan and, if appropriate, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender’s share thereof. The accounts or records maintained by the Agent and each Lender shall be prima facie evidence of the existence and amounts of the Obligations recorded therein and shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder or under the Notes, if any, to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. The Borrowers agree that upon the request of any Lender made through the Agent (whether for purposes of pledge, enforcement or otherwise), the Borrowers shall promptly execute and deliver to such Lender (through the Agent) a Revolving Credit Note, a Commercial Company Secured Term Loan Note and/or a Land Company Secured Term Loan Note, as applicable, payable to the order of such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. By delivery of this Agreement and any Revolving Credit Note, Commercial Company Secured Term Loan Note and/or a Land Company Secured Term Loan Note, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Original Credit Agreement, the “Revolving Credit Notes” and the “Secured Term Loan Notes” described in the Original Credit Agreement, which Indebtedness is instead allocated among the Revolving Credit Lenders and the Secured Term Loan Lenders as of the date hereof in accordance with their respective Revolving Credit Commitment Percentages, Commercial Company Secured Term Loan Commitment Percentages and Land Company Secured Term Loan Commitment Percentages, and is evidenced by this Agreement and any Revolving Credit Notes, Commercial Company Secured Term Loan Notes and Land Company Secured Term Loan Notes, and the Revolving Credit Lenders and the Secured Term Loan Lenders shall as of the date hereof make such adjustments to the outstanding Revolving Credit Loans and Secured Term Loans of such Revolving Credit Lenders and Secured Term Loan Lenders so that such outstanding Revolving

Credit Loans and Secured Term Loans are consistent with their respective Revolving Credit Commitment Percentages and Secured Term Loan Commitment Percentages. By execution hereof, the Lenders waive payment of any prepayment fees payable to such Lenders, if any, under the Original Credit Agreement.

§2.4A. [Intentionally Omitted.]

§2.5 Interest on Revolving Credit Loans.

(a) Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit LIBOR Rate Loan is converted to a Revolving Credit Base Rate Loan from a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of (i) the LIBOR Rate plus (ii) four percent (4.0%).

(b) Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is converted to a Revolving Credit LIBOR Rate Loan from a Revolving Credit Base Rate Loan at a rate per annum equal to the sum of (i) the Base Rate plus (ii) two and one-half percent (2.5%).

(c) The Borrowers promise to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

§2.6 Requests for Revolving Credit Loans. Land Company (i) shall notify the Agent of a potential request for a Revolving Credit Loan as soon as possible prior to Land Company’s proposed Drawdown Date, and (ii) shall give to the Agent written notice in the form of Exhibit C-2 hereto (or telephonic notice confirmed in writing in the form of Exhibit C-2 hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) no later than 10:00 a.m. three (3) Business Days prior to the proposed Drawdown Date. The Agent shall promptly notify each of the Revolving Credit Lenders following the receipt of a Loan Request, but in any event not less than two (2) Business Days prior to the proposed Drawdown Date. Land Company shall not make a Loan Request more frequently than five (5) times each month. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount, Drawdown Date and Type (if applicable). Each such notice shall also contain (i) a statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §7.11), and (ii) a certification by the Principal Financial Officer of each Borrower that the Borrowers are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Except as provided in this §2.6, each such Loan Request shall be irrevocable and binding on Land Company and shall obligate Land Company to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date, provided that, in addition to Land Company’s other remedies against any Revolving Credit Lender which fails to advance its proportionate share of a requested Revolving Credit Loan, such Loan Request may be revoked by Land Company by notice received by the Agent no later than the Drawdown Date if any Revolving Credit Lender fails to advance its proportionate share of the requested Revolving Credit Loan in accordance with the terms of this Agreement, provided further that Land Company shall be liable in accordance with the terms of this Agreement to any Revolving Credit Lender which is prepared to advance its proportionate share of the requested Revolving Credit Loan for any costs, expenses or damages incurred by such Revolving Credit Lender as a result of Land Company’s election to revoke such Loan Request. Nothing herein shall prevent Land Company from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Land Company may without cost or penalty revoke a Loan Request by delivering notice thereof to each of the Revolving Credit Lenders no later than 10:00 a.m. two (2) Business Days prior to the Drawdown Date. Each Loan Request shall be for a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

§2.7 Funds for Revolving Credit Loans.

(a) Not later than 2:00 p.m. (Atlanta time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the requested Revolving Credit Loans which may be disbursed pursuant to §2.1. Upon receipt from each Revolving Credit Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to Land Company the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lender by promptly crediting such amount to the account of Land Company maintained at the Agent’s Head Office. The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Revolving Credit Commitment Percentage of the requested Revolving Credit Loans to the extent it is obligated to fund such Revolving Credit Loan hereunder shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Revolving Credit Lender’s Revolving Credit Commitment Percentage of any requested Revolving Credit Loans, including any additional Revolving Credit Loans that may be requested by Land Company subject to the terms and conditions hereof to provide funds to replace those not advanced by the Revolving Credit Lender so failing or refusing, provided that Land Company may by notice received by the Agent no later than the Drawdown Date refuse to accept any Revolving Credit Loan which is not fully funded in accordance with Land Company’s Loan Request subject to the terms of §2.6; provided further that no Revolving Credit Lender shall be obligated to advance any amount in excess of the limits set forth in §2.1A. In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority position as against the Revolving Credit Lender or Revolving Credit Lenders so failing or refusing for such Revolving Credit Loans as provided in §14.5.

(b) Unless Agent shall have been notified by any Revolving Credit Lender prior to the applicable Drawdown Date that such Revolving Credit Lender will not make available to Agent such Revolving Credit Lender’s pro rata share of a proposed Revolving Credit Loan, Agent may in its discretion assume that such Revolving Credit Lender has made such Revolving Credit Loan available to Agent in accordance with the provisions of this Agreement and Agent may, if it chooses, in reliance upon such assumption make such Revolving Credit Loan available to Land Company, and such Revolving Credit Lender shall be liable to the Agent for the amount of such advance. If such Revolving Credit Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrowers, and, if such amount was actually advanced to the Borrowers, the Borrowers shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Revolving Credit Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the applicable Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for such Revolving Credit Loan or (ii) from a Revolving Credit Lender at the Federal Funds Effective Rate plus one-half of one percent (0.5%).

§2A.	THE SECURED TERM LOAN FACILITY

§2A.1 Commitment to Lend Commercial Company Secured Term Loan. Subject to the terms and conditions set forth in this Agreement, each of the Secured Term Loan Lenders severally agrees to lend to Commercial Company on the Closing Date such Secured Term Loan Lender’s Commercial Company Secured Term Loan Commitment Percentage of the Commercial Company Secured Term Loan Commitment.

§2A.1A Commitment to Lend Land Company Secured Term Loan. Subject to the terms and conditions set forth in this Agreement, each of the Secured Term Loan Lenders severally agrees to lend to Land Company on the Closing Date such Secured Term Loan Lender’s Land Company Secured Term Loan Commitment Percentage of the Land Company Secured Term Loan Commitment.

§2A.2 [Intentionally Omitted.]

§2A.2A [Intentionally Omitted.]

§2A.3 Interest on Secured Term Loans.

(a) Each Secured Term LIBOR Rate Loan (whether of Commercial Company or Land Company) shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Secured Term LIBOR Rate Loan is converted to a Secured Term Base Rate Loan at a rate per annum equal to the sum of (i) the LIBOR Rate plus (ii)four percent (4.0%).

(b) Each Secured Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Secured Term Base Rate Loan is converted to a Secured Term LIBOR Rate Loan at a rate per annum equal to the sum of (i) the Base Rate plus (ii) two and one-half percent (2.5%).

(c) The Borrowers promise to pay interest on the Secured Term Loans in arrears on each Interest Payment Date with respect thereto.

§3. REPAYMENT OF THE LOANS

§3.1 Stated Maturity. The Borrowers promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments.

(a) If at any time the aggregate outstanding principal amount of the Revolving Credit Loans exceeds the total Revolving Credit Commitment, or the aggregate Secured Term Loans exceeds the total Secured Term Loan Commitment, or the aggregate outstanding principal amount of the Revolving Credit Loans and the Secured Term Loans exceeds the Borrowing Base, then the Borrowers shall immediately pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders and the Secured Term Loan Lenders for application to the Revolving Credit Loans and the Secured Term Loans.

(b) Without limiting the terms of this Agreement, in the event that a Change of Control shall occur and all of the Lenders shall not have consented in writing thereto, then the Revolving Credit Lenders shall be relieved of all obligations to make Revolving Credit Loans and the Borrowers shall immediately pay to the Agent for the respective accounts of the Revolving Credit Lenders and the Secured Term Loan Lenders for application to the Revolving Credit Loans and the Secured Term Loans all of the Revolving Credit Loans and Secured Term Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.3 Optional Prepayments. The Borrowers shall have the right, at their election, to prepay the outstanding amount of the applicable Revolving Credit Loans or Secured Term Loans, as a whole or in part, at any time without penalty or premium except as otherwise provided herein. The applicable Borrower shall give the Agent, no later than 10:00 a.m., Atlanta time, at least three (3) Business Days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of payment of applicable Revolving Credit Loans or Secured Term Loans and the principal amount to be paid.

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in the minimum amount of $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (unless the applicable Loan is being prepaid in full), and each partial prepayment of the Loans under §3.2 and §3.3 shall be applied, in the absence of instruction by the applicable Borrower, first to the principal of the Secured Term Loans and then to the principal of the Revolving Credit Loans, and within each category, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. Notwithstanding anything herein to the contrary (but subject to the terms of this sentence), all prepayments pursuant to §5.5 and §8.7 shall be applied first to the principal of the Secured Term Loans and then to the principal of the Revolving Credit Loans, and may be further allocated between the Commercial Company Secured Term Loans and the Land Company Secured Term Loans, as applicable, as specified in a notice to the Agent.

§3.5 Effect of Prepayments. Except as provided in this Agreement, amounts of the Revolving Credit Loans prepaid under §3.2, §3.3 and §3.4 prior to the Maturity Date may be reborrowed as provided in §2. Any portion of the Secured Term Loan that is prepaid may not be reborrowed. Except as otherwise expressly provided herein, all payments shall first be applied to accrued but unpaid interest and then to principal as provided above.

§3.6 Mandatory Reduction of Revolving Credit Commitments and Secured Term Loan Commitments.

(a) On each date set forth on Schedule 3.6 attached hereto, the Commercial Company Secured Term Loan Commitments, the Land Company Secured Term Loan Commitments and the Revolving Credit Commitments shall be reduced in the aggregate by the amounts set forth on Schedule 3.6 hereto corresponding to the applicable date on which such reduction is to occur (each such reduction amount is hereinafter referred to as the “Stipulated Commitment Reduction Amount”). Any payment that is due by Borrowers to maintain compliance with the provisions of this Agreement as a result of the Stipulated Commitment Reduction Amount shall be due and payable on the corresponding date on which such Commitment reduction is required pursuant to Schedule 3.6.

(b) The respective Secured Term Loan Commitments and Revolving Credit Commitments of the Borrowers shall be reduced pro rata by each Stipulated Commitment Reduction Amount (based on the amount that the Secured Term Loan Commitments and the Revolving Credit Commitments, respectively, bear to the aggregate Secured Term Loan Commitments and the Revolving Credit Commitments on each such date). As between the Commercial Company Secured Term Loan Commitments and the Land Company Secured Term Loan Commitments, the Borrowers shall be permitted to allocate such reductions resulting from the application of the Stipulated Commitment Reduction Amount between the respective Secured Term Loan Commitments as specified in a notice to the Agent (and in the absence of such instruction, shall be applied pro rata among the Commercial Company Secured Term Loan Commitments and the Land Company Secured Term Loan Commitments, respectively. The respective Loans shall be reduced as applicable so as not to exceed the applicable Commitment as provided in §3.2(a) and §3.6(a).

(c) No reduction of the Revolving Credit Commitments, the Commercial Company Secured Term Loan Commitments and the Land Company Secured Term Loan Commitments pursuant to this §3.6 may be reinstated.

§4.	CERTAIN GENERAL PROVISIONS

§4.1 Conversion Options; Number of LIBOR Contracts.

(a) The Borrowers may elect from time to time to convert any of their outstanding Secured Term Loans or Revolving Credit Loans to a Secured Term Loan or Revolving Credit Loan, respectively, of another Type and such Secured Term Loan or Revolving Credit Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrowers shall give the Agent at least three (3) Business Days’ prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrowers shall give the Agent at least three (3)

LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan; the principal amount of the Loan so converted shall be in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Secured Term Loans or Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Secured Term Base Rate Loan or Revolving Credit Base Rate Loan in an aggregate principal amount of less than $1,000,000 or a Secured Term LIBOR Rate Loan or a Revolving Credit LIBOR Rate Loan in an aggregate principal amount of less than $2,000,000 and that the aggregate principal amount of each Loan shall be an integral multiple of $100,000. On the date on which such conversion is being made, each Lender shall take, to the extent it deems it necessary to do so, such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrowers.

(b) Any Secured Term Loan or Revolving Credit Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrowers do not notify the Agent of their election hereunder with respect to any Loan, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

(d) There shall be no more than ten (10) LIBOR Rate Loans outstanding at any one time.

§4.2 Closing Fees. The Borrowers shall pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to an Agreement Regarding Fees between the Borrower and KeyBank (the “Agreement Regarding Fees”). All such fees shall be solely for the account of KeyBank as provided in such agreement.

§4.3 Agent Fee. The Borrowers shall pay to the Agent, for the Agent’s own account, a non-refundable Agent’s fee pursuant to the Agreement Regarding Fees. The Agent’s fee shall be payable quarterly in arrears on the first day of each calendar quarter for the preceding calendar quarter or portion thereof. The Agent’s fee shall also be paid upon the Maturity Date or earlier termination of the Commitment. The Agent’s fee for any partial quarter shall be prorated.

§4.4 Funds for Payments.

(a) All payments of principal, interest, unused fees, Agent’s fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, no later than 1:00 p.m. (Atlanta time) on the day when due, in each case in lawful money of the United States in immediately available funds.

(b) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without set off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

(c) Each Lender organized under the laws of a jurisdiction outside the United States, if requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide the Borrowers with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii)any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrowers of their obligations under §4.4(b). In the event that the Borrowers shall have delivered the certificates or vouchers described above for any payments made by the Borrowers and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.4(b), such Lender will pay to the Borrowers the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrowers shall promptly repay to such Lender the amount of such refund. In the event that any such Lender shall, after it becomes a Lender hereunder, become subject to withholding as described above (such Lender is hereinafter referred to as a “Withholding Lender”), then the Withholding Lender shall promptly notify the Agent and the Borrowers and the Borrowers shall have the one-time right as to such Withholding Lender, to be exercised by delivery of written notice delivered to the Agent and the Withholding Lender within thirty (30) days of receipt of such notice, to elect to cause the Withholding Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Commitment of the Withholding Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Withholding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Withholding Lender, the Withholding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Withholding Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Withholding Lender’s Commitment shall equal the principal balance of the Obligations outstanding and owed by Borrowers to the Withholding Lender, plus any and all accrued and unpaid interest and fees thereon (provided that the Borrowers may pay the amount of any interest or fees owed to such Withholding Lender).

§4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6 Inability to Determine LIBOR Rate. In the event that at any time the Agent shall determine in the exercise of its good faith business judgment that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate or the Agent shall reasonably determine that the LIBOR Rate will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (a) any Loan Request or Conversion Request then made with respect to such LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans and (b) any such LIBOR Rate Loan will automatically become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines in the exercise of its good faith business judgment that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrowers and the Lenders.

§4.7 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrowers and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender.

§4.8 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrowers will pay to the Agent upon demand for the account of the Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate the Lenders for any losses, costs or expenses which may reasonably be incurred as a result of such payment or conversion.

§4.9 Additional Costs, Etc.. Notwithstanding anything herein to the contrary, if any present or future applicable law, or any amendment or modification of present applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than franchise taxes and taxes based upon or measured by the income or profits of such Lender or the Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii) to require such Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrowers hereunder;

then, and in each such case, the Borrowers will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each

Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Lender or the Agent. Notwithstanding the foregoing, Borrowers shall not be required to compensate any Lender pursuant to this §4.9 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date of such Lender’s demand. Notwithstanding the foregoing, the Borrowers shall have the right, in lieu of making the payment referred to in this §4.9, to prepay the Loan of the applicable Lender within fifteen (15) days of such demand and avoid the payment of the amounts otherwise due under this §4.9, provided, however, that the Borrowers shall be required to pay together with such prepayment of the Loan all other costs, damages and expenses otherwise due under this Agreement as a result of such prepayment.

§4.10 Capital Adequacy. If after the date hereof any Lender reasonably determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy or any amendment or change in interpretation of any existing guideline, request or directive (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrowers thereof. The Borrowers agree to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting for the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

§4.11 Indemnity of Borrowers. THE BORROWERS AGREE TO INDEMNIFY EACH LENDER AND TO HOLD EACH LENDER HARMLESS FROM AND AGAINST ANY LOSS, COST OR EXPENSE THAT SUCH LENDER MAY SUSTAIN OR INCUR AS A CONSEQUENCE OF (A) DEFAULT BY THE BORROWERS IN PAYMENT OF THE PRINCIPAL AMOUNT OF OR ANY INTEREST ON ANY LIBOR RATE LOANS AS AND WHEN DUE AND PAYABLE, INCLUDING ANY SUCH LOSS OR EXPENSE ARISING FROM INTEREST OR FEES PAYABLE BY SUCH LENDER TO LENDERS OF FUNDS OBTAINED BY IT IN ORDER TO MAINTAIN ITS LIBOR RATE LOANS, OR (B) DEFAULT BY A BORROWER IN MAKING A BORROWING OR CONVERSION AFTER SUCH BORROWER HAS GIVEN (OR IS DEEMED TO HAVE GIVEN) A LOAN REQUEST, OR (C) DEFAULT BY THE BORROWERS IN MAKING THE PAYMENTS OR PERFORMING THEIR OBLIGATIONS UNDER §§4.9, 4.10 OR 4.12. THE BORROWERS AGREE THAT THE INDEMNIFICATION OF LENDERS BY BORROWERS SET FORTH IN THIS §4.11 INCLUDES INDEMNIFICATION IN THE EVENT OR ORDINARY NEGLIGENCE ON THE PART OF LENDER BUT DOES NOT INCLUDE INDEMNIFICATION OF LENDER FOR LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

§4.12 Interest Following Default; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2%) above the rate that would otherwise be applicable at such time (the “Default Rate”), until all Obligations shall be paid in full (after as well as before judgment), or if such rate shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrowers shall pay a late charge equal to three percent (3%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the Loan Documents, which amount is not paid within ten (10) days of the date when due (such late charge being applicable only to the amounts not paid within ten (10) days of the date when due). Borrowers acknowledge that it would be extremely difficult or impracticable to determine the Lenders’ actual damages resulting from any late payment, Event of Default or prepayment, and the late charges and Default Rate described in this Agreement are reasonable estimates of those damages and do not constitute a penalty.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrowers, shall be conclusive in the absence of manifest error.

§4.14 Limitation on Interest.

(a) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, it is the intent of the Agent, the Lenders and the Borrowers to conform to and contract in strict compliance with all applicable usury laws from time to time in effect. All agreements (including the Loan Documents) between Agent, the Lenders and the Borrowers (or any other party liable with respect to any indebtedness under the Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Agreement, any other Loan Document, or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of this Agreement, any other Loan Document, or any other document, interest would otherwise be taken, reserved, contracted for, charged or payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section and this Agreement, such other Loan Document, and such other document shall be automatically reformed and the interest taken, reserved, contracted for, charged or payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is interest or characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans to it (in inverse order of maturity) and not to the payment of interest, or refunded to the Borrowers if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of the Loans and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Agent and the Lenders do not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the Lenders on the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable law. As used in this Section, the term “applicable law” shall mean such laws as they now exist or may be changed or amended or come into effect in the future. As used in this Section, the term “interest” includes all amounts that constitute, are deemed, or are characterized as interest under applicable law.

(b) If at any time the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds or would exceed the Highest Lawful Rate, the rate at which interest shall accrue hereunder or thereunder shall automatically be limited to the Highest Lawful Rate, and shall remain at the Highest Lawful Rate until the total amount of interest accrued equals the total amount of interest which would have accrued but for the operation of this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate would again exceed the Highest Lawful Rate, in which case the immediately preceding sentence shall apply.

(c) Borrowers hereby agree that as a condition precedent to any claim seeking usury penalties against Lenders, Borrowers will provide written notice to Agent, advising Agent in reasonable detail of the nature and amount of the violation, and Lenders shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrowers or crediting such excess interest against the Loans and/or any other indebtedness then owing by Borrowers to Lenders. To the extent that Lenders are relying on Chapter 303, as amended, of the Texas Finance Code to determine the Highest Lawful Rate, Lenders will utilize the weekly rate ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits a greater amount of interest than is permitted under Texas law, Lenders will rely on United States federal law instead of such Chapter 303, as amended, for the purpose of determining the Highest Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lenders may, at Lenders’ option and from time to time, implement any other method of computing the maximum lawful rate under such Chapter 303, as amended, or under other applicable law by giving notice, if required, to Borrowers as provided by applicable law now or hereafter in effect. This §4.14 will control all agreements between Borrowers, Agents and Lenders.

(d) Borrowers and Lenders expressly agree that in no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to Revolving Credit Loans or to any advance of Revolving Credit Loans made pursuant to the terms of this Agreement.

§4.15 Extension of Maturity Date.

(a) Provided that no Default or Event of Default shall have occurred and be continuing, the Borrowers shall have the option, to be exercised by giving written notice to the Agent in the form of Exhibit D hereto not more than ninety (90) days and not less than forty-five (45) days prior to the initial scheduled Maturity Date (an “Extension Request”), subject to the terms and conditions set forth in this Agreement, to extend the Maturity Date by one (1) year to March 29, 2015. The request by the Borrowers for extension of the Maturity Date shall constitute a representation and warranty by the Borrowers that all of the conditions set forth in this Section shall have been satisfied on the date of such request.

(b) The obligations of the Agent and the Lenders to extend the Maturity Date as provided in §4.15(a) shall be subject to the satisfaction of the following conditions precedent on the then effective Maturity Date (without regard to such extension request):

(i) Payment of Extension Fee. The Borrowers shall pay to the Agent on or before the then effective Maturity Date (without regard to such extension request) for the pro rata account of the Lenders in accordance with their respective Commitment Percentages an extension fee equal to four-tenths of one percent (0.40%) of the total Commitment, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(ii) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iii) Representations and Warranties. The representations and warranties made by the Borrowers, the Restricted Subsidiaries and the Guarantors in the Loan Documents or otherwise made by or on behalf of such Persons in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Maturity Date (as determined without regard to such extension) other than for changes in the ordinary course of business permitted by this Agreement that have not had any materially adverse affect on the business of any of such Persons.

(iv) Extension of Interest Cap. The Interest Cap required under §7.24 shall be extended to a date not earlier than the Maturity Date (as extended) at the strike rate and for the notional amount required pursuant to §7.24.

(c) The Agent shall notify each of the Lenders in the event that the Maturity Date is extended as provided in this §4.15.

§5.	COLLATERAL SECURITY AND GUARANTY

§5.1 Collateral. The Obligations shall be secured by (i) a perfected first priority lien or security title and security interest to be held by the Agent for the benefit of the Lenders in the Mortgaged Property and certain personal property of Borrowers related to the Mortgaged Property, pursuant to the terms of the Security Deeds, (ii) a perfected first priority security interest to be held by the Agent for the benefit of the Lenders in leases, rents and profits pursuant to the Assignment of Rents and Leases, in the Management Agreements pursuant to the Assignment of Management Agreements and Subordination and in the Construction Contracts, Architect’s Contracts and other items pursuant to the Assignment of Project Documents, (iii) the Indemnity Agreement, (iv) a perfected first priority lien to be held by the Agent for the benefit of the Lenders in the interest of the Borrowers in the Fees and the Accounts Receivable pursuant to the Security Agreements, (v) a perfected first priority security interest to be held by the Agent for the benefit of the Lenders in the interest of Borrowers in certain of the Partnerships pursuant to the Assignment of Interests, (vi) the Cash Collateral Account Agreement, and (vii) such additional collateral, if any, as the Agent for the benefit of the Lenders from time to time may accept as security for the Obligations with the consent of the Majority Lenders, which consent may be given or withheld in the sole discretion of the Majority Lenders. The Obligations shall also be guaranteed pursuant to the terms of the Guaranty.

§5.2 Appraisals; Adjusted Value.

(a) The Appraised Value for the Borrowing Base as of the date hereof shall be as set forth on Schedule 1.2 hereto. With respect to Land Assets, the Adjusted Value may be determined as provided herein on a per lot or per acre basis and then multiplied by the number of lots or acres.

(b) The Borrowers acknowledge that the Borrowers shall make such quarterly adjustments to the Adjusted Value of the Borrowing Base Assets and the Borrowing Base as may be required by the Agent in the exercise of its good faith business judgment to account for the effects of development costs, sales of land and other assets, new debt, defaults under Indebtedness, or other circumstances, as reflected in the quarterly Compliance Certificate and the attached Borrowing Base worksheet, a form of which is attached hereto as Exhibit E.

(c) In addition to such quarterly adjustments as may be necessary, the Agent shall order an Appraisal or a thorough update revising a prior Appraisal each year with the as-is value of the Borrowing Base Assets (other than the Eligible Accounts Receivable, Properties under Construction and Qualifying Income Properties) to be determined as of year end, and request that such Appraisal or update be provided to Agent on or prior to March 31 of each year during the term of the Loans for the purpose of determining the Appraised Value thereof. From time to time, but provided there is no existing Event of Default, not more frequently than once in any twelve (12) month period, Agent may in its discretion order an Appraisal or a thorough update revising a prior Appraisal of the as-is value of the Qualifying Income Properties commonly known as 20 Waterway, 4 Waterway and any new Qualifying Income Properties after the date of this Agreement as selected by Agent. The Appraisal or update shall be reviewed by the appraisal department of the Agent to determine the Appraised Value of such Borrowing Base Assets. The Appraised Values of the Borrowing Base Assets (other than the Eligible Accounts Receivable, Properties under Construction and Qualifying Income Properties) and of the Qualifying Income Properties commonly known as 20 Waterway, 4 Waterway and any new Qualifying Income Properties after the date of this Agreement as selected by Agent determined therefrom shall be the Appraised Value for such Borrowing Base Assets for the purposes of this Agreement until such time as such Appraised Value is required hereunder to be redetermined. Borrowers shall have the right to request that Agent select a different appraiser to perform the Appraisals or updates, but any selection of an appraiser shall be in accordance with the legal requirements applicable to Agent. The Borrowers shall pay the Agent within thirty (30) days of demand from Agent all reasonable costs of such appraisals. During such valuation process, the prior Appraised Value (as the same may have been adjusted to reflect changes in the Borrowing Base Assets) shall continue to be in effect until the new Appraised Value is determined hereunder.

(d) [Intentionally omitted.]

(e) Notwithstanding the other provisions of this §5.2, the Agent may, for the purpose of determining the current Appraised Value of the Borrowing Base Assets (other than the Eligible Accounts Receivable and Properties under Construction) and Borrowing Base, obtain thorough interim Appraisals updating and revising prior Appraisals with respect to the Borrowing Base Assets or such portion thereof as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (ii) at any time following a condemnation of more than an immaterial portion of an asset within a category of Borrowing Base Assets (as determined by the Agent) or any material adverse change with respect to a Borrowing Base Asset (provided that such Appraisal shall be limited to the affected Borrowing Base Asset), or (iii) at the request of the Majority Lenders. The expense of such Appraisals and updates performed pursuant to this §5.2(e) shall be borne by the Borrowers. Copies of any Appraisals or updates revising prior Appraisals obtained pursuant to this §5.2 shall be promptly delivered to each of the Lenders (and for the purposes hereof any Related Funds shall be considered a single Lender).

(f) In the event that the Agent shall advise the Borrowers, on the basis of any Appraisal, update or other valuation pursuant to this §5.2, that the Borrowing Base is insufficient to comply with the requirements of §9.3, then until the Borrowing Base shall be restored to compliance with §9.3 the Revolving Credit Lenders shall not be required to make advances under §§2.1 or 2.1A.

(g) The Borrowers acknowledge that the Agent may make changes or adjustments to the value set forth in any Appraisal as may be required by the appraisal department of the Agent in the exercise of its good faith business judgment, and that the Agent is not bound by the value set forth in any Appraisal performed pursuant to this Agreement and does not make any representations or warranties with respect to any such Appraisal. The Borrowers further agree that the Lenders and Agent shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrowers’ idea of the value of such property.

§5.3 [Intentionally Omitted.]

§5.4 Releases of Certain Liens. The Borrowers shall have the right to obtain the release of the interests described in the Assignment of Interests and the Note Receivables pursuant to the cash sale of same for fair market value to third parties unaffiliated with any Borrower and their respective Restricted Subsidiaries and Unrestricted Subsidiaries; provided, however, that all net proceeds from any such sales shall be deposited by the Borrowers in such Borrower’s Disbursement Account; and provided further that a Borrower may obtain a release of the Municipal Utility District Contracts upon a transfer of such Municipal Utility District Contracts to an Unrestricted Subsidiary of such Borrower pursuant to §8.8, provided that no Default or Event of Default exists or would be created as a result of such transfer. Notice of each such proposed sale together with a request for release by the Agent must be received by the Agent at least five (5) Business Days prior to the date the release shall be required by the Borrowers. The Borrowers shall reimburse the Agent for all costs and expenses incurred in granting such release as provided in §15.

§5.5 Release of Mortgaged Property; Consent to Easements.

(a) Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.5), the Agent shall release one or more individual properties included in the Mortgaged Property or Developed Commercial Land, Developed Residential Land, Undeveloped Commercial Land or Undeveloped Residential Land from the lien or security title of the Security Documents encumbering the same upon the request of the Borrowers subject to and upon the following terms and conditions as applicable:

(i) Except as set forth in §5.5(a)(v) and (vi) below or in §8.8 as to sales by a Borrower, such release shall be for fair market value as a result of an arms-length sale of such Mortgaged Property in the ordinary course of such Borrower’s business to a party that is not an Affiliate of any Borrower, any General Partner, any Second Tier Partner, any Third Tier Partner or any Guarantor; and provided that the applicable Borrower shall have delivered to the Agent a certificate pursuant to §7.4(g) from the Principal Financial Officer of such Borrower to such effect for all such sales and releases the preceding calendar month, a Borrower shall be entitled to obtain releases of Undeveloped Residential Land, Developed Residential Land, Undeveloped Commercial Land and Developed Commercial Land on which there are no Vertical Commercial Improvements from the Title Insurance Company pursuant to the Tri-Party Agreement without further certification to the Agent or the Title Insurance Company; provided, further, that in the event that such sale is of any other Mortgaged Property, the applicable Borrower shall deliver to Agent and the Title Insurance Company a certificate from an Authorized Officer of such Borrower to the effect that such sale is in compliance with the terms of this §5.5(a)(i);

(ii) In the event that such sale is to an Affiliate of any Borrower, any General Partner, any Second Tier Partner, any Third Tier Partner or any Guarantor (including a Restricted Subsidiary or Unrestricted Subsidiary), Agent shall have confirmed that such sale is in accordance with the requirements of §8.8 (and if the Title Insurance Company is executing releases pursuant to the Tri-Party Agreement, Agent shall send to the Title Insurance Company written notice of such confirmation). In the event such transfer is from a Borrower to the other Borrower, such release shall be conditioned upon the delivery to Agent by the transferee Borrower of an amendment of such Borrower’s Security Documents to include such property as additional property encumbered thereby;

(iii) The applicable Borrower shall cause the Title Insurance Company to pay or cause to be deposited contemporaneously with each sale of all excess net sales proceeds, if any, into the Disbursement Account of the applicable Borrower maintained pursuant to the Cash Collateral Account Agreement;

(iv) In the event that Agent is required to execute the release or confirmation documents, Agent shall provide such release or confirmation to the Title Insurance Company within four (4) Business Days of receipt of Borrower’s request to have such property released, and any release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(v) Releases of Mortgaged Property may be made by Agent or the Title Insurance Company pursuant to the Tri-Party Agreement of parcels consistent with good land development practices contributed, donated or sold at a reduced price by a Borrower to non-profits and other like entities, and to public agencies, such as The Woodlands Town Center Improvement District, The Woodlands Association, Municipal Utility Districts, Property Owners’ Associations or Harris County Park Authority, for the development of churches, public facilities, parks or for other public or community purposes; and

(vi) Agent may consent or subordinate to (and the Title Insurance Company may pursuant to the Tri-Party Agreement do so on behalf of Agent), easements, subdivision plats, road dedications, restrictions or similar agreements provided that the applicable Borrower shall have delivered to Agent the certificate required by §7.4(g) as to such agreements or matters for the preceding calendar month.

(b) Notwithstanding the foregoing, the Agent shall delegate the release of Mortgaged Property from the lien of the Security Documents and consents to easements, subdivision plats, road dedications, restrictions and similar agreements to the Title Insurance Company pursuant to the Tri-Party Agreement. Such releases will be administered by the Title Insurance Company in accordance with the terms of the Tri-Party Agreement, and Agent shall have the right to revoke the authority of any such Title Insurance Company to execute such releases at any time as provided in the Tri-Party Agreement; provided, that so long as no Event of Default has occurred and is continuing, Agent shall enter into another Tri-Party Agreement with another Title Insurance Company approved by Agent. The Borrowers shall pay all fees, costs and expenses of each such Title Insurance Company. Upon an Event of Default, Agent may revoke the authority of the Title Insurance Company under the Tri-Party Agreement and at its option either execute such releases and consents itself or designate another Title Insurance Company to execute such releases and consents pursuant to a Tri-Party Agreement.

(c) As a result of the frequency and volume of sales of property by the Borrowers, it is possible that the title information provided by the Title Insurance Company to the Agent may not reflect all sales that have occurred to date. In the event that Agent shall receive evidence satisfactory to it that the Security Documents encumber property not owned by or on behalf of a Borrower, Agent shall be authorized to release such property from the lien of the Security Documents. Borrower shall be permitted to submit such evidence to Agent.

§5.6 Additional Guarantors. In the event that either of the Borrowers shall form a Restricted Subsidiary, the Borrowers shall cause such Restricted Subsidiary to become a Guarantor promptly following its formation. Such Restricted Subsidiary shall execute and deliver to Agent a Joinder Agreement, and shall cause all of the conditions set forth in §10 applicable to Guarantors or Loan Documents executed by Guarantors to be satisfied. The organizational agreements of such Restricted Subsidiary or such other resolutions or consents satisfactory to Agent shall specifically authorize such Restricted Subsidiary to guaranty the Obligations and the Borrower shall certify to the Agent that applicable law does not preclude such Subsidiary from executing the Joinder Agreement. Borrowers shall further cause all representations in the Loan Documents made by or with respect to Guarantors and their Subsidiaries in the Loan Documents to be true and correct with respect to such additional Guarantor, and no Default or Event of Default shall exist or might exist in the event that such Restricted Subsidiary becomes a Guarantor.

§5.7 Release of Collateral. Upon the refinancing or repayment of the Obligations, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and release the Guarantors, provided that Agent has not received a notice from the “Representative” (as defined in §14.11) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6.	REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Agent and the Lenders as follows:

§6.1 Corporate Authority, Etc.

(a) Organization; Good Standing. Each Borrower is a Texas limited partnership duly organized and is validly existing under the laws of Texas. Each Second Tier Partner is a Texas limited partnership duly organized and validly existing under the laws of the State of Texas. Each General Partner is a Texas limited liability company duly organized and validly existing and in good standing under the laws of the State of Texas. Woodlands Operating is a Texas limited partnership duly organized and validly existing under the laws of Texas. Each of the Borrowers and the Guarantors (i) has all requisite power to own its respective properties and conduct its respective business as now conducted and as presently contemplated, and (ii) as to each of such Persons, is duly authorized to do business in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a materially adverse effect on the business, assets or financial condition of such Person.

(b) Subsidiaries. Each of the Restricted Subsidiaries of the Borrowers (i) is a corporation, limited partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a failure to be so qualified could have a materially adverse effect on the business, assets or financial condition of such Borrower or such Restricted Subsidiary.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrowers, the General Partners, Woodlands Operating or the Guarantors are or are to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii)have been duly authorized by all necessary proceedings on the part of such Person, (iii)do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv)do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, partnership agreement, declaration of trust or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, and (v)do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Borrowers, Woodlands Operating or the Guarantors are or are to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrowers, the General Partners, Woodlands Operating or the Guarantors are or are to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.

§6.3 Title to Properties; Leases. Except as set forth on Schedule 6.3 hereto, each Borrower and its Restricted Subsidiaries owns all of the assets reflected in the consolidated balance sheet of the applicable Borrower as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens. Without limiting the foregoing, each Borrower and its Restricted Subsidiaries has good and indefeasible fee simple title to all real property reasonably necessary for the operation of its business, free from all liens or encumbrances of any nature whatsoever, except for Permitted Liens (provided that Borrowers lease their headquarters building).

§6.4 Financial Statements. The Borrowers have furnished or caused to be furnished to each of the Lenders: (a) the consolidated balance sheet of each Borrower and its subsidiaries as of the Balance Sheet Date certified by each Borrower’s Principal Financial Officer as fairly presenting the balance sheet of such Persons for such period, and (b) certain other financial information. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles (other than the inclusion of footnotes) and fairly present the financial condition of such Borrower and its subsidiaries as of such dates and the results of the operations of such Borrower and its subsidiaries for such periods. There are no liabilities, contingent or otherwise, of any Borrower or any of its subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5 No Material Changes. Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of either Borrower, or their respective subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of such Borrower as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of such Person. There has been no materially adverse change to the physical condition of any of the Borrowing Base Assets since the last Appraisal thereof (or if no Appraisal has been performed under this Agreement with respect thereto, then since the last Compliance Certificate and accompanying Borrowing Base Worksheet). There has occurred no materially adverse change in the financial condition or business of any of the Borrowing Base Assets from the condition shown on the statements delivered to the Lenders pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrowing Base Assets.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrowers and their respective Restricted Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, servicemarks, licenses, liquor licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known violation of any rights of others, except where a failure to possess such rights could not have a materially adverse effect on the business, assets or financial condition of such Person.

§6.7 Litigation. Except as stated on Schedule 6.7 there are no actions, suits, proceedings or investigations of any kind pending or to the best of the Borrowers’ knowledge and belief, threatened against any Borrower, any Guarantor, any of the Restricted Subsidiaries of a Borrower or any of the Associations before any court, arbitrator, mediator, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of such Person (in the case of the Associations, which materially adversely affects a Borrower) or materially impair the right of such Person to carry on business substantially as now conducted by it, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien or security interest created or intended to be created pursuant hereto or thereto, or which will adversely affect the ability of such Person to pay and perform the Obligations in the manner contemplated by this Agreement and the other Loan Documents. There are no judgments or awards outstanding against or effecting any Borrower, any Guarantor, any of the Restricted Subsidiaries of a Borrower, or any of the Collateral.

§6.8 No Materially Adverse Contracts, Etc. None of the Borrowers, the Guarantors nor any of the Restricted Subsidiaries of a Borrower is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of such Person. None of the Borrowers, the Guarantors nor any of the Restricted Subsidiaries of a Borrower is a party to any contract or agreement that has or is expected, in the judgment of the partners or officers of such Person, to have any materially adverse effect on the business of any of them.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrowers, the Guarantors nor any of the Restricted Subsidiaries of a Borrower is in violation of any provision of its partnership agreement, charter or other organizational documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of such Person.

§6.10 Tax Status. The Borrowers, the Guarantors and each of the Restricted Subsidiaries of a Borrower (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, if applicable or required, except to the extent such Person has obtained an extension of the deadline to file such return, (b) has paid all taxes and other private or governmental assessments and charges shown or determined to be due on such returns, reports and declarations, if applicable or required, except those being contested in good faith and by appropriate proceedings or where a failure to so pay could not have a materially adverse effect on the business, assets or financial condition of such Person and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, if applicable or required. There are no unpaid taxes or assessments in any material amount claimed to be due by the taxing authority of any jurisdiction or pursuant to any private agreement except for those that are being contested as permitted in this Agreement, and the partners or officers of such Person know of no basis for any such claim.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrowers, the Guarantors nor any of the Restricted Subsidiaries of a Borrower is an “investment company,” or an “affiliated company” or a “principal underwriter” of an “investment company,” as such terms are defined in the Investment Company Act of 1940.

§6.13 Absence of UCC Financing Statements, Etc. Except with respect to Liens permitted by §8.2, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, the Collateral (excluding any such items in favor of Agent) or any other property of a Borrower or its Restricted Subsidiaries or rights thereunder.

§6.14 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrowers are the owners of the Collateral free from any lien, security interest, encumbrance or other claim or demand, except those encumbrances permitted in the Security Deeds or permitted by §8.2.

§6.15 Certain Transactions. Except as set forth in Schedule 6.15 hereto, none of the partners, officers, trustees, directors, or employees of the Borrowers, the General Partners, the Second Tier Partners, the Third Tier Partners, the Guarantors or any of the Restricted

Subsidiaries of a Borrower is a party to any material transaction with either of the Borrowers or any of their respective Restricted Subsidiaries (other than employment and severance agreements relating to services as partners, employees, officers, trustees and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, unless such contract, agreement or other arrangement is an arm’s-length arrangement with terms comparable to those which would be obtained from an unaffiliated Person or as otherwise approved by the Agent. For the purposes of this §6.15, a transaction shall be deemed “material” to the extent such transaction would be required to be disclosed to the shareholders pursuant to applicable securities laws (including, without limitation, Item 404 of Regulation SK promulgated by the Securities and Exchange Commission).

§6.16 Employee Benefit Plans. Except as set forth on Schedule 6.16, each Borrower is in compliance in all material respects with ERISA. There has been no ERISA Reportable Event with respect to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. There has been no institution of proceedings or any other action by PBGC, any Borrower or any ERISA Affiliate to terminate or withdraw or partially withdraw from any such Plan under any circumstances which could lead to material liabilities to PBGC or, with respect to a Multiemployer Plan, the “Reorganization” or “Insolvency” (as each such term is defined in ERISA) of any such Plan. No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any such Plan, and the consummation of the transactions provided for in this Agreement and compliance by the Borrowers with the provisions hereof and the other Loan Documents will not involve any prohibited transaction. None of the Borrowing Base Assets constitutes a “plan asset” (within the meaning of ERISA and the Code) of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17 ERISA Taxes. None of the Borrowers or any ERISA Affiliate thereof is currently and the Borrowers have no reason to believe that any Borrower or any ERISA Affiliate thereof will become subject to any liability (other than routine expenses or contributions relating to the Plans set forth on Schedule 6.17, if timely paid), tax or penalty whatsoever to any person whomsoever, which liability, tax or penalty is directly or indirectly related to any Plans set forth on Schedule 6.17 including, but not limited to, any penalty or liability arising under Title I or Title IV of ERISA, any tax or penalty resulting from a loss of deduction under Sections 404 and 419 of the Code, or any tax or penalty under Chapter 43 of the Code, except such liabilities, taxes or penalties (when taken as a whole) as will not have a material adverse effect on such Borrowers or upon their financial condition, assets, business, operations, liabilities or prospects.

§6.18 Plan Payments. Each Borrower and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan set forth on Schedule 6.17 and applicable law and (ii) required to be paid as expenses of each Plan set forth on Schedule 6.17. No Plan set forth on Schedule 6.17 would have an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) if such Plan were terminated as of the date on which this representation and warranty is made.

§6.19 Regulations U and X. No portion of any Loan is to be used by any Borrower for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224. Neither Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance. The Borrowers have taken all commercially reasonable steps necessary to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, based upon such investigation, make the following representations and warranties.

(a) To the best of the Borrowers’ knowledge, none of the Borrowers, the Guarantors nor the Restricted Subsidiaries of any Borrower or any operator of the Real Estate, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”), which violation involves the Real Estate and would have a material adverse effect on the environment or the business, assets or financial condition of either Borrower, any Guarantor or any of a Borrower’s Restricted Subsidiaries.

(b) Except as set forth on Schedule 6.20, none of the Borrowers, the Guarantors nor any of the Restricted Subsidiaries of any Borrower has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at, on or under the Real Estate for which a federal, state or local agency or other third party has conducted or has ordered that any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of any Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

(c) To the best of the Borrowers’ knowledge, except as set forth on Schedule 6.20: (i) no portion of the Real Estate has been used as a landfill or for dumping or for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate that is not in compliance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrowers, the Guarantors, the Restricted Subsidiaries of any Borrower or the operators of any of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of business and in accordance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, which Release would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off site only by carriers having an identification number issued by the EPA or approved by a state or local environmental regulatory authority having jurisdiction regarding the transportation of such substance and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under all applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws.

(d) None of the Borrowers, the Guarantors, the Restricted Subsidiaries of any Borrower, nor any Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Security Deed or to the effectiveness of any other transactions contemplated hereby.

§6.21 Subsidiaries. Schedule 6.21 sets forth, as of the date hereof, all of the Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrowers, the form and jurisdiction of organization of each of such Subsidiaries, and the Borrowers’ ownership interest therein.

§6.22 Loan Documents. All of the representations and warranties made by or on behalf of the Borrowers, Woodlands Operating, the Guarantors and the Restricted Subsidiaries of any Borrower made in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither of the Borrowers nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. There is no material fact or circumstance that has not been disclosed to the Agent and the Lenders, and the written information, reports and other papers and data with respect to the Borrowers and the Property (other than projections and estimates) furnished to the Agent or the Lender in connection with this Agreement or the obtaining of the commitments of the Lenders hereunder was, at the time so furnished and when considered as a whole, complete and correct in all material respects, or has been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrowers’ counsel (although Borrowers have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof), (b) misstatements or omissions actually known as such to the loan officer of the Agent or a Lender responsible for the Loans prior to the execution and delivery of the Loan Documents, or (c) budgets, projections and other forward-looking speculative information prepared in good faith by Borrowers (except to the extent the related assumptions are manifestly unreasonable).

§6.23 Property. All of the Borrowers’ and their respective Restricted Subsidiaries’ and the Guarantors’ improved Real Estate are in good condition and working order subject to ordinary wear and tear, other than with respect to deferred maintenance existing as of the date of acquisition of such property which is being corrected or repaired in the ordinary course of business and certain deminimis known and unknown repairs, none of which may have a materially adverse effect on the business or financial condition of the Borrowers. Except as disclosed to Agent in writing as of the Closing Date, there are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrowers or any of their respective Restricted Subsidiaries or of Guarantors which are payable by such Persons (except only real estate or other taxes or assessments, that are not yet due and payable or are being protested as permitted by this Agreement). Except as disclosed to Agent in writing, there are no pending eminent domain proceedings against any property of the Borrowers or their respective Restricted Subsidiaries or the Guarantors or any part thereof, and, to the knowledge of the Borrowers, no such proceedings are presently threatened or contemplated by any taking authority which in either case may individually or in the aggregate have any materially adverse effect on the business or financial condition of either Borrower. None of the property of Borrowers or their respective Restricted Subsidiaries or the Guarantors is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have any materially adverse effect on the business or financial condition as a whole of either Borrower.

§6.24 Material Agreements. Borrowers have delivered or made available to Agent true, correct and complete copies of the Material Agreements. To the best knowledge of the Borrowers, each of the Material Agreements is in full force and effect in accordance with their respective terms, and except as disclosed to the Agent in writing there are no material claims or any basis for material claims by any party to any Material Agreement.

§6.25 Brokers. None of the Borrowers nor any of their respective Restricted Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.26 Partners. As of the date hereof, (a) TWC Commercial Properties and MS TWC, Inc. are the sole general partners of TWCPC Holdings and together own a two percent (2%) general partner interest in TWCPC Holdings, (b) TWCPC Holdings is the sole member of TWCPC Holdings GP, (c) TWCPC Holdings and TWCPC Holdings GP are the sole partners of Commercial Company, (d) TWC Land Development and MS TWC, Inc. are the sole general partners of TWLDC Holdings and together own a forty-three and one-half percent (43.5%)

general partner interest in TWLDC Holdings, (e) TWLDC Holdings is the sole member of TWLDC Holdings GP, and (f) TWLDC Holdings and TWLDC Holdings GP are the sole partners of Land Company. Each of the Howard Hughes Group and the MSREF Group are in control of at least 50% of the voting rights in each Borrower and not less than 37.5% of the ownership interests in each Borrower as of the date hereof.

§6.27 Options to Acquire; Restrictions on Development. None of the Borrowing Base Assets are subject to any right of first refusal, right of first offer or other options to purchase except as set forth on Schedule 6.27 hereto or except such rights of first refusal, rights of first offer or other options to purchase that constitute arm’s-length agreements entered into in the ordinary course of business which individually or in the aggregate do not have a material adverse affect on the Collateral as a whole or restrict, limit or materially adversely affect the ability to develop or the marketability or financeability of the Borrowing Base Assets subject thereto. None of the Undeveloped Residential Land or the Undeveloped Commercial Land is subject to any material agreement restricting or limiting its development except as set forth on Schedule 6.27.

§6.28 [Intentionally omitted.]

§6.29 Fair Consideration. The Borrowers and the Guarantors, by receiving the benefits under this Agreement, are receiving “reasonably equivalent value” within the meaning of Section 548 of the Bankruptcy Code, Title 11, U.S.C.A., in exchange for the delivery of the Security Documents to Agent. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrowers and the Guarantors and the creditors of the Borrowers and the Guarantors.

§6.30 Solvency. As of the Closing Date and after giving affect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, none of the Borrowers nor any of their respective Restricted Subsidiaries nor any Guarantor is insolvent on a balance sheet basis, the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each of the Borrowers and their respective Restricted Subsidiaries and the Guarantors is able to pay its debts as they become due, and each of the Borrowers and their respective Restricted Subsidiaries and the Guarantors has sufficient capital to carry on its business. Neither the Borrowers nor any Guarantor has entered into the Loan or any Loan Document with the actual intent to hinder, delay or defraud any creditor.

§6.31 No Bankruptcy Filing. None of the Borrowers, the Guarantors nor any of the Restricted Subsidiaries of any Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither Borrower has any knowledge of any Person contemplating the filing of any such petition against it or any of such other Persons.

§6.32 Other Debt. None of the Borrowers, the Guarantors nor any of their respective Restricted Subsidiaries is in default (after giving effect to applicable grace periods) in the payment of any Indebtedness or the terms of any agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or other lease to which any of them is a party which relates to Indebtedness or other obligations which individually or in the aggregate exceed

$5,000,000.00. None of the Borrowers, the Guarantors nor the Restricted Subsidiaries of any Borrower is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any Borrower or any Guarantor. The Borrowers have provided to the Agent copies of or access to all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon Borrowers, their respective Restricted Subsidiaries, the Guarantors or their respective properties and entered into by such Person as of the date of this Agreement with respect to any Indebtedness of such Person.

§6.33 OFAC. None of the Borrowers or Guarantors are (and none of the Borrowers or Guarantors will be) a Person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrowers hereby agree to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.34 Additional Land. Except for the Conference Center and any Real Estate which is encumbered by a Lien securing Indebtedness permitted by §8.1(a)(viii) or §8.1(a)(xvi), Borrowers do not own any other Real Estate or rights or privileges within or with respect to the Woodlands Project other than that which is included within the Collateral. Stibbs has conveyed to Land Company all real estate owned by Stibbs in his capacity as trustee for the benefit of Land Company.

§6.35 WECCR Leases; Management Agreements. None of the Mortgaged Property is leased to WECCR or any other Affiliate of a Borrower or Woodlands Operating except for such Leases with respect to which a subordination agreement acceptable to Agent has been executed and delivered to Agent by the applicable Borrower and WECCR or such Affiliate and except for (a) the Lease Agreement, dated March 26, 2001, between Land Company, as landlord, and Beverage Operations, Inc., as tenant, pertaining to the provision of alcoholic beverage services at The Club at Carlton Woods, as amended June 6, 2005 to include The Club at Carlton Woods Creekside, and (b) the Sub-Lease Agreement, dated August 21, 2002, between WECCR, as landlord, and Beverage Operations, Inc., as tenant, pertaining to the provision of alcoholic beverage services at the Conference Center, the Gary Player golf course, the East golf course, the Arnold Palmer golf course and The Woodlands Country Club, as amended July 31, 2007 to delete the Gary Player golf course, the Arnold Palmer golf course and The Woodlands Country Club. None of the Mortgaged Property is subject to any Management Agreement with MS Hospitality, L.P. or any other Affiliate of a Borrower except for such Management Agreements with respect to which an Assignment of Management Agreement and Subordination has been executed and delivered to Agent and except for (x) the Management Service Agreement, dated March 26, 2001, between Beverage Operations, Inc. and Land Company, as amended June 4, 2001, pertaining to the service of alcoholic beverages at The Club at Carlton Woods, and amended June 6, 2005 to add The Club at Carlton Woods Creekside, and further amended October 4, 2005 to include the words “mixed beverages,” and (y) the Management Service

Agreement, dated August 21, 2002, between Beverage Operations, Inc. and MS Hospitality, L.P., pertaining to the service of alcoholic beverages at the Conference Center, the Gary Player golf course, the East golf course, the Arnold Palmer golf course and The Woodlands Country Club, amended July 31, 2004 to delete the Gary Player golf course, the East golf course, and the Arnold Palmer golf course, and further amended May 31, 2007 and July 31, 2007 to delete The Woodlands Country Club.

§6.36 Guarantor Contribution Agreement. The Borrowers and the Guarantors have executed and delivered the Guarantor Contribution Agreement, and the Guarantor Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§7.	AFFIRMATIVE COVENANTS OF THE BORROWERS

The Borrowers covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§7.1 Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. Borrowers will maintain their chief executive offices at c/o The Woodlands Operating Company, L.P., 24 Waterway Avenue, Suite 1100, The Woodlands, Texas 77380, or at such other place in the United States of America as such Borrower shall designate upon prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon each Borrower in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrowers will (a) keep, and cause each of their respective Restricted Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles, as revised from time to time, and (b) maintain reasonably adequate accounts and reserves for all taxes against their respective Real Estate and depreciation and amortization of its properties and the properties of their respective Restricted Subsidiaries, contingencies and other reserves. Except as required by Generally Accepted Accounting Principles and with prior written notice to Agent, none of the Borrowers nor any of their respective Restricted Subsidiaries shall, without the prior written consent of the Agent, make any material change to the accounting procedures used by such Person in preparing the financial statements and other information described in §6.4. The Borrowers shall not, without the prior written consent of the Agent, change their fiscal year which ends on December 31 of each year.

§7.4 Financial Statements, Certificates and Information. The Borrowers will deliver to the Agent with sufficient copies for each of the Lenders:

(a) as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of each Borrower, the audited consolidated balance sheet of each Borrower and its subsidiaries and of the Borrowers collectively and their subsidiaries on a combined basis at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, and accompanied by an auditor’s report prepared without qualification by a nationally recognized accounting firm reasonably acceptable to the Agent, and any other information the Agent may reasonably require to complete a financial analysis of the Borrowers, together with a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Agent or the Lenders for failure to obtain knowledge of any Default or Event of Default;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of the Borrowers (including the fourth fiscal quarter in each year), copies of the unaudited consolidated balance sheet of each Borrower and its Consolidated subsidiaries and of the Borrowers collectively and their Consolidated subsidiaries on a combined basis as of the end of such quarter, and the related unaudited consolidated statements of income, changes in capital and cash flows for the portion of the Borrowers’ fiscal year then elapsed, all prepared in accordance with Generally Accepted Accounting Principles (other than the inclusion of footnotes) and in addition a calculation of Operating Cash Flow, Excess Cash Flow, Total Debt Ratio, Woodlands Operating Payments, Woodlands Operating Distributions, Net Income of Woodlands Operating, Partner Subordinated Debt Payments and the Distributions to be made to the parties or other beneficial owners of the Borrowers for such period (or if such amounts relate to a prior period as permitted by §8.7(i)) and any other terms defined in this Agreement, and showing any variations for such quarter and the year-to-date of actual operations from the Budget, together with a certification by the Principal Financial Officer of each Borrower that the information contained in such financial statements fairly presents the financial position of the Borrowers and their respective Consolidated subsidiaries on the date thereof (subject to year end adjustments);

(c) contemporaneously with the delivery of the financial statements referred to in clause (a) above, a statement of all contingent liabilities in excess of $100,000.00 of each Borrower and their respective Restricted Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guarantees, endorsements and other contingent obligations in respect of indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(d) [Intentionally omitted].

(e) not later than sixty (60) days after the end of the first three fiscal quarters of the Borrowers and not later than one hundred twenty (120) days after the end of each fiscal year of the Borrowers, a statement (a “Compliance Certificate”) certified by the Principal Financial Officer of each Borrower in the form of Exhibit E hereto setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and the other covenants described therein, and (if applicable) reconciliations to reflect changes in Generally Accepted Accounting Principles since the Balance Sheet Date;

(f) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above and the Compliance Certificate referred to in subsection (e) above, a spreadsheet listing each parcel of income-producing Real Estate and its location, whether such Real Estate is owned by a Borrower or one of their respective Restricted Subsidiaries, its size (square footage for office and retail assets; number of apartments for multifamily; number of rooms for hotel/lodging/resort assets), occupancy level as of the quarter most recently ended, current quarter net income and partnership distributions and such other information as Agent may reasonably request, a specific listing of any new Eligible Accounts Receivable proposed to be included in the Borrowing Base, a listing of each Vertical Commercial Improvements project under construction or development, the budgeted cost of completing such project (on a fully developed basis including land) of Commercial Company, Land Company and their respective Restricted Subsidiaries and Unrestricted Subsidiaries, the amount expended and the remaining costs to be incurred, whether each such project constitutes a Speculative Development, the status of completion, the estimated completion date, the status of leasing and the summary and breakdown of the sources of capital for such construction and development;

(g) not later than five (5) days after the end of each calendar month, a statement certified by an Authorized Officer of each Borrower that each sale of Undeveloped Residential Land or Developed Residential Land for the preceding calendar month was for fair market value as a result of an arm’s-length sale of such Property in the ordinary course of such Borrower’s business to a party that was not an Affiliate of any Borrower, any General Partner, any Second Tier Partner, any Third Tier Partner or any Guarantor, and that any easements, subdivision plats, road dedications, restrictions or similar agreements consented or subordinated to by the Title Insurance Company pursuant to the Tri-Party Agreement during the preceding calendar month shall not have any material negative impact to the Collateral;

(h) if requested by the Agent, copies of all annual federal income tax returns and amendments thereto of the Borrowers;

(i) [Intentionally omitted];

(j) not later than forty-five (45) days after the end of each fiscal quarter of the Borrowers (including the fourth fiscal quarter in each year), a statement, certified as true and correct by the Principal Financial Officer of each Borrower, of all recourse and Non-Recourse Indebtedness of each Borrower and their respective Restricted Subsidiaries as of the end of such fiscal quarter, including, with respect to each such Indebtedness, the outstanding principal amount as of the end of such fiscal quarter, the amount remaining undisbursed, if any, the maturity date and any extension options, the required monthly payments of principal and interest, the identity of the lender, the interest rate, the collateral for such Indebtedness and whether such Indebtedness is recourse or non-recourse;

(k) not later than ten (10) days after approval by each Borrower’s executive committee, the Budget for the next calendar year. Such Budget shall be in form reasonably satisfactory to the Agent and shall be submitted to the Agent together with a narrative description of the assumptions upon which the Budget is based and such other information as the Agent may request;

(l) at such times as Agent shall determine in its discretion (but, so long as no Event of Default has occurred and is continuing, not more frequently than once each calendar year), Borrower shall deliver to Agent such title updates, UCC searches or other evidence as Agent may reasonably require to show that the Security Documents create a first lien and security interest in the Collateral; and

(m) from time to time such other financial data and information in the possession of the Borrowers, their respective Restricted Subsidiaries or their respective Unrestricted Subsidiaries (including without limitation auditors’ management letters, market comparable studies, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrowers or their respective Subsidiaries) as the Agent may reasonably request.

§7.5 Notices.

(a) Defaults. The Borrowers will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, obligation or other evidence of indebtedness to which or with respect to which any of the Borrowers, the Guarantors or any of the Borrowers’ Restricted Subsidiaries or Unrestricted Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on any of such Persons or constitute a Default or Event of Default, the Borrowers shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrowers will promptly give notice to the Agent (i) upon either of the Borrowers obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substances at or from any Real Estate, other than a deminimis Release that is not reportable to any federal, state or local environmental agency; (ii) of any violation of any Environmental Law that either of the Borrowers or any of their respective Restricted Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency; and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case involves the Real Estate or has the potential to materially affect the assets, liabilities, financial conditions or operations of either of the Borrowers or any Restricted Subsidiary or the Agent’s liens on the Collateral pursuant to the Security Documents.

(c) Notification of Claims Against Collateral. The Borrowers will, promptly upon becoming aware thereof, notify the Agent in writing of any material setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d) Notice of Litigation and Judgments. The Borrowers will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Borrowers, the Guarantors or any of the Restricted Subsidiaries of any Borrower or to which any of such persons is or is to become a party involving an uninsured claim against any of such Persons that could reasonably be expected to have a materially adverse effect on such Person and stating the nature and status of such litigation or proceedings. The Borrowers will give notice to the Agent, in writing, in form and detail satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any of the Borrowers, the Guarantors or any of the Restricted Subsidiaries of any Borrower in an amount in excess of $1,000,000.00.

(e) [Intentionally omitted].

(f) Notice of Material Adverse Effect. The Borrowers will give notice to the Agent in writing within fifteen (15) days of becoming aware of the occurrence of any event or circumstance which might have a material adverse effect on the business, assets or financial condition of either of the Borrowers or any Guarantor.

(g) Notice of Designation of Restricted and Unrestricted Subsidiaries. The Borrowers will promptly give notice to the Agent of any designation by a Borrower of Restricted Subsidiaries or Unrestricted Subsidiaries as provided in the definition of same. No designation of a Restricted Subsidiary may be made unless a Borrower has sufficient interests and other rights with respect to such Person to satisfy the requirements set forth in the definition of Restricted Subsidiary to be a Restricted Subsidiary. Any such designation of a Restricted Subsidiary or Unrestricted Subsidiary may not be changed. Notwithstanding anything in this Agreement to the contrary, prior to a Borrower designating a Person as an Unrestricted Subsidiary, the Borrower shall deliver to the Agent a certificate showing pro forma compliance with §9.3 (Borrowing Base) after giving effect to such designation.

§7.6 Existence; Maintenance of Properties.

(a) The Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect their existence as Texas limited partnerships. Each Borrower will cause each of its Restricted Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence. The Borrowers will do or cause to be done all things necessary to preserve and keep in full force all of their material rights and franchises and those of their respective Restricted Subsidiaries. The Borrowers will, and will cause each of their respective Restricted Subsidiaries to, continue to engage primarily in the businesses now conducted by it and in related businesses.

(b) Irrespective of whether proceeds of the Loans are available for such purpose, the Borrowers (i) will cause all of their respective properties and those of their respective Restricted Subsidiaries used or useful in the conduct of its business or the business of their respective Restricted Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of its properties or on the financial condition, assets or operations of the Borrowers and their respective Restricted Subsidiaries.

§7.7 Insurance.

(a) The Borrowers will, at their expense, procure and maintain or cause to be procured and maintained for the benefit of the Borrowers, the Agent and the Lenders, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are acceptable to the Agent, providing the following types of insurance covering the Mortgaged Property:

(i) “All Risks” property insurance (including broad form flood, broad form earthquake and comprehensive boiler and machinery coverages) on the Buildings and the Golf Courses and the contents therein in an amount not less than one hundred percent (100%) of the full replacement cost of the improvements on the Mortgaged Property and the contents therein of the Borrowers, with deductibles not to exceed $500,000 for any one occurrence and with a replacement cost coverage endorsement or an agreed amount endorsement. Full replacement cost as used herein means the cost of replacing the improvements (exclusive of the cost of excavations, foundations and footings below the lowest grade) and the contents therein of the Borrowers without deduction for physical depreciation thereof;

(ii) During the course of construction or repair of any Buildings, the insurance required by clause (i) above shall be written on a builders risk, completed value, non-reporting form, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Mortgaged Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii) Flood insurance if at any time any Buildings are located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, AI-30, A99, AH, VO, VI-30, VE, V, M or E) and the broad form flood coverage required by clause (i) above is not available, in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv) Rent loss and/or business interruption insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income and income from the use or occupancy of rooms or other facilities, for the Mortgaged Property for a twelve month period;

(v) Commercial general liability insurance against claims for personal injury (to include, without limitation, bodily injury and personal and advertising injury) and property damage liability, all on an occurrence basis, if commercially available, with such coverages as the Agent may reasonably request (including, without limitation, contractual liability coverage and completed operations coverage, and coverages equivalent to an ISO broad form endorsement), with a general aggregate limit of not less than $2,000,000, a completed operations aggregate limit of not less than $2,000,000, and a combined single “per occurrence” limit of not less than $1,000,000 for bodily injury, property damage and medical payments;

(vi) During the course of construction or repair of any Buildings on the Mortgaged Property, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance required by clause (v) above;

(vii) Umbrella liability insurance with limits of not less than $25,000,000 to be in excess of the limits of the insurance required by clauses (v) and (vi) above, with coverage at least as broad as the primary coverages of the insurance required by clauses (v) and (vi) above, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall be endorsed to provide defense coverage obligations;

(viii) Automobile liability in such amounts as Agent may reasonably require, and if any of the Mortgaged Property is a hotel, innkeeper’s legal liability, liquor liability, safe deposit box liability, automobile liability and garagekeeper liability in such amounts as Agent may reasonably require;

(ix) Workers’ compensation insurance (including employer’s liability insurance) for all employees of the Borrowers engaged on or with respect to the Mortgaged Property; and

(x) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Mortgaged Property.

The Borrowers shall pay or cause to be paid all premiums on insurance policies. The insurance policies with respect to the Mortgaged Property provided for in clauses (v), (vi), (vii) and (viii) above with respect to the Mortgaged Property shall name the Agent and each Lender as an additional insured and shall contain a cross liability/severability endorsement. The insurance policies provided for in clauses (i), (ii), (iii) and (iv) above shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrowers shall promptly furnish to the Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least thirty (30) days prior to the expiration date of the policies, the Borrowers shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to the Agent.

(b) All policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of either Borrower or anyone acting for a Borrower (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Mortgaged Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Mortgaged Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent or the Lenders are concerned, (ii) the insurer waives any right of setoff, counterclaim, subrogation, or any deduction in respect of any liability of the Borrowers, the Agent and the Lenders, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, cancelled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least 30 days’ prior written notice to the Agent by certified or registered mail, and (v) that the Agent and the Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability.

(c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrowers and other Persons not included in the Mortgaged Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a priority claim provision with respect to property insurance and an aggregate limits of insurance endorsement in the case of liability insurance.

(d) All policies of insurance required by this Agreement shall be issued by companies licensed to do business in the state where the policy is issued to the extent so required by state law and also in the states where the Mortgaged Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “VIII”.

(e) The Borrowers shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f) In the event of any loss or damage to any Building or other improvements covered by casualty insurance in excess of the applicable deductible, the Borrowers shall give immediate written notice to the insurance carrier and the Agent, or in the case of any loss or damage in excess of $200,000.00, to the Agent, and the Agent shall furnish a copy of such notice promptly to each of the Lenders. The applicable Borrowers may make proof of loss and adjust and compromise any claim under insurance policies which is of an amount not more than $2,000,000.00 so long as no Event of Default has occurred and is continuing and so long as such Borrower shall in good faith diligently pursue such claim. The Borrowers hereby irrevocably authorize and empower the Agent, at the Agent’s option in the Agent’s sole discretion, as attorney in fact for the Borrowers to make proof of any loss except as provided in the preceding sentence, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such proceeds. If a Mortgaged Property is acquired by the Agent or any nominee through foreclosure, deed in lieu of foreclosure or otherwise is acquired from a Borrower, all right, title and interest of such Borrower in and to any insurance policies and unearned premiums thereon and in and to the proceeds thereof resulting from loss or damage to the Mortgaged Property prior to such sale or acquisition shall pass to the Agent or any other successor in interest to such Borrower or purchaser or grantee of the Mortgaged Property.

(g) Subject to the terms of the following sentence, the Borrowers authorize the Agent, at the Agent’s option, in its sole discretion, to (i) apply the balance of such proceeds to the payment of the Obligations whether or not then due in accordance with the terms of this Agreement, or (ii) if the Agent shall require the reconstruction or repair of the Mortgaged Property, to hold the balance of such proceeds to be used to pay all taxes, charges, sewer use fees, water rates and assessments which may be imposed upon the Mortgaged Property and the Obligations as they become due during the course of reconstruction or repair of the Mortgaged Property and to reimburse the applicable Borrower, in accordance with such terms and conditions as Agent may prescribe, for the cost of such reconstruction or repair of the Mortgaged Property, and on completion of such reconstruction or repair to apply any of the excess to the payment of the Obligations. Notwithstanding the foregoing, the Agent shall make such net proceeds available to the applicable Borrower to reconstruct and repair the Mortgaged Property, in accordance with such terms and conditions as the Agent may prescribe for the disbursement of such proceeds to assure completion of such reconstruction or repair provided that (A) the cost of such reconstruction or repair is not estimated by the Agent to exceed fifty percent (50%) of the fair market value of the specific building, structure or improvement or such portion of the Mortgaged Property which is in need of repair or reconstruction as determined by Agent, (B) no Default or Event of Default shall have occurred and be continuing, (C) the applicable Borrower shall have provided to Agent additional cash security (other than from proceeds of the Loan) in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such proceeds which will be required to complete such repair or restoration, (D) the Agent shall have approved the plans and specifications for such repair or restoration and determined that the repaired or restored Mortgaged Property will provide the Lenders with adequate security applicable for the Obligations at least substantially identical in nature, quality and value to the security for the Obligations existing prior to such casualty, (E) the applicable Borrower shall have delivered to the Agent written agreements binding upon all tenants or other parties having present or future rights to possession of any portion of the Mortgaged Property or having any right to require repair, restoration or completion of the Mortgaged Property or any portion thereof or having any right to terminate any management agreement, franchise agreement or other agreement relating to or affecting the Mortgaged Property, agreeing upon a date for delivery of possession of the Mortgaged Property or their respective portions thereof, or for such required repair, restoration or completion, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases or other agreements affecting or relating to the Mortgaged Property as a result of such casualty or have a right to approve the plans and specifications for such repair or restoration, and (F) the Agent shall determine that such repair or reconstruction can be completed prior to the Maturity Date. Any excess of net proceeds over the amount necessary to complete such repair and restoration may, so long as no Default or Event of Default is continuing, be retained by the applicable Borrower or if a Default or Event of Default is continuing be applied, at the Agent’s option, in its sole discretion, to the payment of the Obligations, whether or not due, in accordance with the terms of the Loan Agreement.

(h) The Borrowers will procure and maintain or cause to be procured and maintained such other insurance covering the Borrowers and the Guarantors and the Restricted Subsidiaries of the Borrowers and their respective properties (the cost of such insurance to be borne by the insured thereunder) in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

§7.8 Taxes. The Borrowers and each Restricted Subsidiary and Guarantor will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other private or governmental charges imposed upon it and upon the Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if a Borrower or such Restricted Subsidiary or Guarantor shall have set aside on its books reasonably adequate reserves with respect thereto; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrowers and each Restricted Subsidiary of the Borrowers or Guarantor either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim.

§7.9 Inspection of Properties and Books. The Borrowers shall permit the Lenders to visit and inspect any of the properties of the Borrowers or any of their respective Restricted Subsidiaries, to examine the books of account of the Borrowers and their respective Restricted Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers and their respective Restricted Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that the Borrowers shall only be responsible for the expense of the Agent or any representative designated by the Agent. The Agent shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrowers’ normal business operations and the expense to the Borrowers thereof.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrowers will comply with, and will cause each of their respective Restricted Subsidiaries and each Guarantor to comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii)all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv)all applicable decrees, orders, and judgments, and (v)all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except when a failure to so comply with the foregoing (i)-(v) would not have a material adverse effect on the business, assets or financial condition of such Borrower, such Restricted Subsidiary or such Guarantor (provided, further, that the foregoing shall not limit any obligation to comply with terms of the Loan Documents). If at any time while any Loan or Note is outstanding or the Lenders have any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or any Guarantor may fulfill any of their obligations hereunder, the Borrowers will, and will cause the Guarantors to, immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license.

§7.11 Use of Proceeds. The Borrowers will use the proceeds of the Loans solely (a) for working capital purposes in the operation and development of the Real Estate within the Woodlands Project, (b) for the payment of closing costs in connection with the Loans, and (c) for such other purposes as the Majority Lenders in their discretion from time to time may agree to in writing.

§7.12 Further Assurances. The Borrowers will cooperate with, and will cause each of their respective Restricted Subsidiaries to cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.13 Management. The Borrowers shall not, nor shall the Borrowers permit WECCR or any other Person to, enter into any Management Agreement relating to all or any portion of the Conference Center without the prior written consent of the Agent, such consent not to be unreasonably withheld. Any such consent shall be conditioned upon the delivery to Agent of an Assignment of Management Agreement and Subordination. Any management of the Conference Center shall be by either: (a) Commercial Company or an entity affiliated with Commercial Company approved by Agent for so long as Commercial Company or said affiliated entity is managing the Conference Center in a manner consistent with the operation of a first-class hotel and resort; or (b) a professional property management company approved by Agent, such approval not to be unreasonably withheld. MS Hospitality, L.P. is approved as the current manager of the Conference Center. Neither of the Borrowers shall terminate or replace the management agreement with MS Hospitality, L.P. or any successor management agreement approved by the Agent without the prior consent of the Agent, such consent not to be unreasonably withheld (provided that if such agreement is to be replaced by an agreement with an Affiliate of either Borrower, the Agent may require that any payments to such party be treated as “Woodlands Operating Payments” under this Agreement). The provisions of this §7.13 shall only apply in the event that the Conference Center is a Borrowing Base Asset.

§7.14 Leases; Development. The Borrowers will take or cause to be taken all reasonable steps within the power of the Borrowers to market and lease the saleable and leaseable area of the Real Estate in accordance with sound and customary development, leasing and management practices for similar properties. Borrowers shall be permitted to enter into Leases without the approval of the Agent to the extent provided in the Security Deeds.

§7.15 ERISA Compliance. Neither of the Borrowers will permit the present value of all employee benefits vested in all Employee Benefit Plans, Multiemployer Plans and Guaranteed Pension Plans maintained by such Person and any ERISA Affiliate thereof to exceed the present value of the assets allocable to such vested benefits by an amount greater than $500,000.00 in the aggregate. Neither of the Borrowers nor any ERISA Affiliate thereof will at any time permit any such Plan maintained by it to engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA, whether or not waived, or terminate any such Plan in any manner which could result in the imposition of a lien on the property of such Borrower or any Guarantor pursuant to Section 4068 of ERISA. Neither of the Borrowers will permit any of the Borrowing Base Assets to be “plan assets” within the meaning of ERISA or the Code.

§7.16 Interest Cap. From and after the date hereof, the Borrowers shall at all times own and maintain in full force and effect the Interest Cap as required by this Agreement. The Borrowers shall upon the request of the Agent provide to the Agent evidence that the Interest Cap is in effect.

§7.17 Partnership Pledge; Assignment of Notes; Additional Real Estate.

(a) In the event that after the date hereof a Borrower acquires or forms an interest in a Restricted Subsidiary, Borrower shall execute and deliver to the Agent on behalf of the Lenders a collateral assignment of all of such Borrower’s right, title and interest in such Restricted Subsidiary, such assignment to be substantially in the form of the Assignment of Interests, with such other changes thereto as may be reasonably required by the Agent.

(b) In the event that a Borrower shall have any Investments of the type described in §8.3(k), then as a condition to a Borrower having such Investment such Borrower shall execute and deliver to the Agent on behalf of the Lenders a collateral assignment of all of such Borrower’s right, title and interest in and to the loan documents and other rights and privileges relating thereto, such assignment to be substantially in the form of the Security Agreements, with such other changes thereto as may be reasonably required by the Agent.

(c) In the event that after the date hereof a Borrower shall acquire any Real Estate or other Real Estate owned by it becomes unencumbered, such Borrower shall within thirty (30) days of such acquisition deliver to Agent the Collateral Qualification Documents with respect to such Real Estate unless and for so long as such Real Estate is collateral for other Indebtedness permitted pursuant to §8.1(a)(viii) or §8.1(a)(xvi).

(d) The Borrowers shall be permitted to acquire additional Real Estate through a trustee or nominee acting on its behalf. Any indebtedness of such trustee or nominee, shall constitute Indebtedness of the Borrowers for the purposes of §8.1(a). Notwithstanding the foregoing, any such Real Estate which is not collateral for other indebtedness permitted pursuant to §8.1(a)(viii) or §8.1(a)(xvi) shall be required to be pledged as Collateral as provided in §7.17(c) above and shall be subject to the limitations of §7.19(b). If a Borrower shall desire to include within the Borrowing Base any Real Estate owned by a trustee or nominee for such Borrower, such trustee or nominee shall be required to become a Guarantor hereunder. In such event, Borrowers shall also enter into such amendments to the Loan Documents as Agent may reasonably require to reflect the inclusion of such nominee or trustee as a Guarantor and as a party to the applicable Security Documents.

§7.18 Business Operations. The Borrowers, the Guarantors and the Borrowers’ Restricted Subsidiaries shall operate their respective businesses generally in the same manner as operated since January 1, 2004 and in compliance with the terms and conditions of this Agreement and the Loan Documents.

§7.19 Borrowing Base Assets.

(a) Each of the Borrowing Base Assets shall be owned one hundred percent (100%) by a Borrower (in fee simple as to Real Estate) and shall satisfy all of the following conditions:

(i) each of the Borrowing Base Assets shall be free and clear of all Liens other than the Liens permitted in §8.2(i), (iii), (iv) and (v);

(ii) each of the Borrowing Base Assets shall be encumbered by the Security Documents which shall be a first priority perfected lien and security interest in such Borrowing Base Assets subject to the Liens permitted by §7.19(a)(i);

(iii) to the best of the Borrowers’ knowledge and belief, none of the Borrowing Base Assets shall have any material title, survey, environmental or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property;

(iv) [Intentionally Omitted];

(v) the Borrowing Base Assets (including Properties Under Construction) which are derived from or are intended to become Income Producing Properties shall be utilized (or with respect to Properties Under Construction upon completion will be utilized) principally for office, retail, hotel or lodging facilities, research/industrial, office/warehouse, warehouse/distribution or multifamily rental housing;

(vi) the Borrowing Base Assets (other than Properties Under Construction) which are or derive from Income Producing Properties shall be (1) fully operational; and (2) properties for which valid certificates of occupancy or the equivalent for all buildings thereon have been issued and are in full force and effect;

(vii) with respect to Properties Under Construction, in the event that the aggregate estimated Project Costs for all Properties Under Construction is at any time greater than $15,000,000.00, the Borrowers shall have delivered to the Agent the Collateral Qualification Documents relating to each of such Properties Under Construction (provided that in any event for any Properties Under Construction with respect to which the aggregate estimated Project Costs do not exceed $15,000,000.00 the Borrowers shall deliver the Collateral Qualification Documents described in clauses(a), (b), (c), (d), (e), (h) and (i) of the definition of Collateral Qualification Documents); and

(viii) each of such Borrowing Base Assets shall satisfy each other condition in this Agreement and the other Loan Documents applicable thereto.

For the avoidance of doubt, no assets of Restricted Subsidiaries or Unrestricted Subsidiaries shall be included in Borrowing Base Assets.

(b) Notwithstanding the terms of §7.19(a), Undeveloped Residential Land or Undeveloped Commercial Land may be owned by a trustee or nominee for a Borrower approved by Agent, provided that the Real Estate owned by such trustee or nominee included in the Borrowing Base shall not exceed 375 acres in the aggregate or contribute more than $10,000,000.00 to the Borrowing Base.

(c) The Borrowers shall provide to the Agent as of the date hereof and concurrently with the delivery of the financial statements described in §7.4(a) or 7.4(b) (i)a list of the Borrowing Base Assets, (ii)the certification of the Principal Financial Officer of each Borrower of the Adjusted Values and that such properties are in compliance with this §7.19 and §9.3, and (iii)that the Borrowing Base Assets comply with the terms of §§6.20 and 6.23. In the event that all or any material portion of a property within the Borrowing Base Assets shall be damaged or taken by condemnation, then such property shall no longer be a part of the Borrowing Base Assets unless and until any damage to such asset is repaired or restored, such asset becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the Appraised Value of such asset following such repair or restoration.

§7.20 [Intentionally Omitted.]

§7.21 Distribution of Income to the Borrowers. The Borrowers shall use reasonable and diligent efforts to cause all of their respective Restricted Subsidiaries to, and shall use reasonable efforts to cause their respective Unrestricted Subsidiaries to, promptly distribute to the Borrowers (but not less frequently than once each fiscal quarter of the Borrowers), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Person’s use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a)the payment by each Person of its operating expenses and scheduled debt service for such quarter and (b)the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Person’s assets and properties approved by such Person in the ordinary course of business consistent with its past practices.

§7.22 More Restrictive Agreements. Without limiting the terms of §8.1, should a Borrower or a Guarantor enter into or modify any agreements or documents pertaining to any existing or future Indebtedness or Equity Offering, which agreements or documents include covenants (whether affirmative or negative) which are individually or in the aggregate more restrictive against a Borrower, a Guarantor or the Restricted Subsidiaries of any Borrower than those set forth in §9, the Borrowers shall promptly notify the Agent and, if requested by the Majority Lenders, the Borrowers, the Agent, and the Majority Lenders shall (and if applicable, the Borrowers shall cause the Guarantors to) promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Majority Lenders in their sole discretion; provided that from and after the satisfaction of any such Indebtedness the agreements for which may have contained a more restrictive covenant as provided herein, the Agreement shall no longer be modified as a result of such covenant contained in the agreement relating to such Indebtedness.

§7.23 Associations. The Borrowers will comply in all respects with the terms of all declarations, agreements and other instruments with respect to the Associations, the failure to comply with would have a material adverse effect on either Borrower, and will cause the Associations to do all things necessary to preserve and keep in full force their respective rights under such declarations, agreements and instruments. Either or both of the Borrowers will at all times maintain a controlling interest in the Associations.

§7.24 Acquisition of Interest Rate Protection. The Borrowers shall acquire and at all times maintain an interest rate cap, swap, collar or other interest rate protection reasonably acceptable to Agent providing to the Borrowers a cap on one month LIBOR Rate on a notional amount of not less than $100,000,000.00, at a rate not to exceed six and one-half percent (6.5%) per annum, and following the expiration of the currently existing interest cap on August 30, 2011, at a rate not to exceed five percent (5.0%) per annum (the “Interest Cap”). The term of the Interest Cap shall not expire before the Maturity Date (without regard to any extension thereof); provided that with the approval of Agent the maturity of the Interest Cap may expire prior to the Maturity Date, and provided further that a replacement Interest Cap satisfying the requirements of this Agreement is delivered to Agent at least fifteen (15) days prior to the termination of the existing Interest Cap, and Borrower further delivers to Agent such amendments to the Assignment of Hedge and consents to and acknowledgments of such pledge by the provider of the Interest Cap as Agent may reasonably require. The Interest Cap shall be provided by any bank which is a party to this Credit Agreement or a bank or other financial institution that has unsecured, uninsured and unguaranteed long-term debt which is rated at least A-3 by Moody’s Investor Service, Inc. or at least A- by Standard & Poor’s Corporation. In connection with the Interest Cap, the Borrowers shall execute and deliver to Agent for the benefit of the Lenders the Assignment of Hedge.

§7.25 Condemnation. If any Mortgaged Property or any portion thereof shall be damaged or taken through condemnation (which term, when used in this Agreement, shall include any damage or taking by any governmental authority, quasi-governmental authority, any party having the power of condemnation, or any transfer by private sale in lieu thereof), either temporarily or permanently, then Borrowers promptly upon obtaining knowledge of the institution of any proceeding therefor, shall notify Agent of the pendency of such proceeding. Borrowers authorize Agent at Agent’s option (but in no event shall Agent be obligated to), as attorney in fact for Borrowers to commence, appear in and prosecute, in Agent’s or a Borrower’s name, any action or proceeding relating to any condemnation or other taking of the Mortgaged Property and to settle or compromise any claim in connection with such condemnation or other taking. Except for condemnation proceeds which are designated by a condemning authority or court of competent jurisdiction as payable to a tenant of any portion of a Mortgaged Property (other than WECCR) or an owner of any easement encumbering a Mortgaged Property, the proceeds of any award or claim for damages, direct or consequential, in connection with any condemnation, or other taking of a Mortgaged Property, or part thereof, or for conveyances in lieu of condemnation, are hereby assigned and shall be paid to Agent. Borrowers authorize Agent to apply such awards, proceeds or damages, after the deduction of Agent’s expenses incurred in the collection of such amounts, at Agent’s option, to restoration or repair of the Mortgaged Property or to payment of the Obligations, whether or not then due (and in such order as Agent may determine), with the balance (subject to the terms of this §7.25), if any, to the applicable Borrower. Notwithstanding anything in this §7.25 to the contrary, (a) if the Mortgaged Property subject to such condemnation is Undeveloped Residential Land or Undeveloped Commercial Land, then the applicable Borrower, so long as no Default or Event of Default shall have occurred or be continuing, shall be entitled to settle or compromise any claim in connection with such condemnation or other taking provided further that the aggregate amount involved in such claim is not excess of $5,000,000.00 and that any award from such condemnation or other taking is deposited in the Disbursement Account of the applicable Borrower. Notwithstanding anything in this §7.25 to the contrary, Agent shall make the net condemnation award available to the applicable Borrower to restore and repair a Mortgaged Property containing one or more Buildings, in accordance with such terms and conditions as Agent may prescribe for the disbursement of the condemnation award to assure completion of such restoration or repair, provided that (a) no Default or Event of Default shall have occurred and be continuing, (b) the applicable Borrower shall have provided to Agent additional cash security (other than from proceeds of a Loan) in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of such award which would be required to complete such repair or restoration, (c) Agent shall have approved the plans and specifications for such repair or restoration, (d) the applicable Borrower shall have delivered to Agent written agreements binding upon all tenants or other parties having present or future rights to possession of any portion of such Mortgaged Property in excess of 1,000 square feet or having any right to require repair, restoration or completion of the Property or any portion thereof or having any right to terminate any management agreement, franchise agreement or other agreement relating to or affecting such Mortgaged Property, agreeing upon a date for delivery of possession of such Mortgaged Property or their respective portions thereof, or for such required repair, restoration or completion, to permit time which is sufficient in the judgment of Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to Agent that none of such tenants or other parties may terminate their leases or other agreements affecting or relating to such Mortgaged Property as a result of such condemnation or taking or have a right to approve the plans and specifications for such repair or restoration, (e) Agent shall determine that following such repair or restoration there shall be no more than a ten percent (10%) reduction in occupancy or in rental income or revenues (excluding any proceeds from rental loss or business interruption insurance or proceeds for such award allocable to rent or revenues from such Mortgaged Property), (f) Agent shall determine that such repair or reconstruction can be completed prior to the Maturity Date, and (g) Agent in its sole discretion shall have determined that such Mortgaged Property can be restored to (i) not less than the fair market value of such Mortgaged Property immediately prior to such taking as determined by Agent and (ii) the utility and substantially similar condition existing immediately prior to such taking, and any excess award may be applied by Agent in its discretion to the Obligations in such order as Agent may determine. Borrowers agree to execute such further assignment of any awards, proceeds, damages or claims arising in connection with such condemnation or injury that Agent may reasonably require.

§8.	CERTAIN NEGATIVE COVENANTS OF THE BORROWERS

The Borrowers covenant and agree that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loans:

§8.1 Restrictions on Indebtedness.

(a) Subject to the provisions of §9, the Borrowers will not, and will not permit any of their respective Restricted Subsidiaries or any of the Guarantors to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i) Indebtedness to the Lenders arising under any of the Loan Documents and the Hedge Obligations;

(ii) [Intentionally omitted];

(iii) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(iv) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the applicable Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(v) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vi) [Intentionally Omitted];

(vii) Indebtedness in respect of reverse repurchase agreements having a term of not more than one hundred eighty (180) days with respect to Investments described in §8.3(a), (b) or (e);

(viii) recourse Indebtedness of Borrowers and Guarantors not to exceed $100,000,000.00 in the aggregate (excluding the Loans, the Hedge Obligations, the Performance Obligations and Indebtedness under §§8.1(a)(i) and the Conference Center Loan pursuant to §8.1(a)(xiv)(A) (but not exceeding $36,100,000.00 with respect to the Conference Center Loan), but including, without limitation, recourse Indebtedness incurred pursuant to §8.1(a)(xiv)(B), §8.1(a)(xv) or §8.1(a)(xvi) (to the extent a claim has been made pursuant to any guaranty or indemnity described therein)), provided that such Indebtedness does not cause the Borrowers to fail to comply with the financial covenants contained in §9.2 and §9.5 below after recalculating the interest coverage ratio and Fixed Charge Coverage Ratio for the most recent Quarterly Measurement Date on a pro forma basis to give effect to such Indebtedness, and the maximum Total Debt Ratio permitted by §9.1 is not exceeded;

(ix) [Intentionally omitted];

(x) unsecured Indebtedness in respect of the Partner Subordinated Debt, which is subordinate to the repayment of the Obligations pursuant to the Partner Subordination and Standstill Agreement;

(xi) [Intentionally omitted];

(xii) [Intentionally omitted];

(xiii) unsecured Indebtedness between Commercial Company and Land Company pursuant to the Funding Agreement, which is subordinate to the Obligations pursuant to the Funding Subordination and Standstill Agreement;

(xiv) Indebtedness secured solely by the Conference Center (A) which, in connection with the Conference Center Loan may be recourse to Borrowers and Guarantors and shall not, up to a maximum principal amount of not more than $36,100,000.00, be included as recourse Indebtedness for the purposes of §8.1(a)(viii) above; provided that (B) any readvance, increase or refinancing of the Conference Center Loan that is recourse to either of Borrowers or Guarantors in excess of $36,100,000.00 in principal amount shall be included as recourse Indebtedness for the purposes of §8.1(a)(viii) above;

(xv) Indebtedness of Borrowers under guarantees or indemnities with respect to customary non-recourse carve outs approved by Agent relating to Indebtedness of its Unrestricted Subsidiaries permitted pursuant to §8.1(b)(v); and

(xvi) Indebtedness of the Borrowers and their Restricted Subsidiaries (including without limitation obligations under completion guaranties), provided such Indebtedness:

(A) does not exceed $225,000,000.00 in the aggregate (which for the purposes hereof shall also include any Indebtedness under §8.1(a)(viii) and §8.1(b)(v));

(B) except with respect to any Indebtedness otherwise permitted under §8.1(a)(viii), is incurred solely to finance (1) the acquisition of additional undeveloped residential land or undeveloped commercial land to be added to the Woodlands Project or (2) the construction by a Borrower or such Restricted Subsidiary of Vertical Commercial Improvements to the Commercial Land or Residential Land, if applicable, or permanent refinancing thereof (it being agreed that the proceeds of a permanent refinancing of such improvements may exceed the amount of the applicable construction loan) or (3) Municipal Utility District Contracts of such Borrower or Restricted Subsidiary; and

(C) except with respect to any Indebtedness otherwise permitted under §8.1(a)(viii), with respect to any property on which Vertical Commercial Improvements are constructed, does not exceed seventy percent (70%) of the fair market value of such property; provided that (1) with respect to the Speculative Development of Vertical Commercial Improvements on any single parcel of Commercial Land or Residential Land, if applicable, such Indebtedness incurred for the construction of such Vertical Commercial

Improvements does not exceed sixty-five percent (65%) of the costs for such development (including the Appraised Value of the subject Commercial Land or Residential Land, if applicable) (in each instance the balance of the acquisition and development costs to be covered by equity), and (2) with respect to the development of Build-To-Suit Properties, such Indebtedness does not exceed ninety percent (90%) of the costs for such development (including the cost of the subject Commercial Land or Residential Land, if applicable) (in each instance the balance of the acquisition and development costs to be covered by equity).

(b) The Borrowers will not permit any of their respective Unrestricted Subsidiaries to create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8 (assuming for the purposes hereof that §7.8 is applicable to Unrestricted Subsidiaries);

(ii) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the applicable Unrestricted Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(iii) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(iv) Indebtedness in respect of reverse repurchase agreements having a term of not more than one hundred eighty (180) days with respect to Investments described in §8.3(a), (b) or (e); and

(v) Indebtedness of Unrestricted Subsidiaries (including without limitation obligations under completion guaranties), provided such Indebtedness:

(A) does not exceed $225,000,000.00 in the aggregate (which for the purposes hereof shall also include any Indebtedness under §8.1(a)(xvi));

(B) [Intentionally omitted];

(C) is incurred solely to finance (1) the acquisition of additional undeveloped residential land or undeveloped commercial land to be added to the Woodlands Project or (2) the construction by such Unrestricted Subsidiary of Vertical Commercial Improvements to the Commercial Land or Residential Land, if applicable, or permanent refinancing thereof (it being agreed that the proceeds of a permanent refinancing of such improvements may exceed the amount of the applicable construction loan) or (3) Municipal Utility District Contracts of such Unrestricted Subsidiary; and

(D) with respect to any property on which Vertical Commercial Improvements are constructed, does not exceed seventy percent (70%) of the fair market value of such property; provided that (1) with respect to the Speculative Development of Vertical Commercial Improvements on any single parcel of Commercial Land or Residential Land, if applicable, such Indebtedness incurred for the construction of such Vertical Commercial Improvements does not exceed sixty-five percent (65%) of the costs for such development (including the Appraised Value of the subject Commercial Land or Residential Land, if applicable) (in each instance the balance of the acquisition and development costs to be covered by equity), and (2) with respect to the development of Build-To-Suit Properties, such Indebtedness does not exceed ninety percent (90%) of the costs for such development (including the cost of the subject Commercial Land or Residential Land, if applicable) (in each instance the balance of the acquisition and development costs to be covered by equity).

§8.2 Restrictions on Liens, Etc. Each of the Borrowers will not, and will not permit any of its Restricted Subsidiaries or Guarantors to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d)suffer to exist for a period of more than sixty (60) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) pledge or otherwise encumber any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of such Borrowers or such Restricted Subsidiary or Guarantor which prohibits the creation or maintenance of any lien securing the Obligations (collectively the “Liens”); provided that a Borrower and any Restricted Subsidiary of a Borrower may create or incur or suffer to be created or incurred or to exist:

(i) liens on properties to secure taxes, assessments and other governmental and owner association charges and assessments or claims for labor, material or supplies in respect of obligations not overdue or which are being contested pursuant to §7.8;

(ii) liens on properties other than the Mortgaged Property or any interest therein (including the rents, issues, income and profits therefrom) or any other Collateral in respect of judgments, awards or indebtedness, the Indebtedness with respect to which is permitted by §8.1(a)(iv), §8.1(a)(viii), §8.1(a)(xiv) or §8.1(a)(xvi);

(iii) encumbrances on properties consisting of easements, rights of way, zoning restrictions, mineral rights reservations, restrictions on the use of real property, landlord’s or lessor’s liens under leases to which a Borrower or a Restricted Subsidiary of a Borrower is a party, rights of first refusal or rights of first offer consistent with §6.27, and other minor non-monetary liens or encumbrances none of which interferes materially with the use, marketability or development of the property affected in the ordinary conduct of the business of such Borrower and its Restricted Subsidiaries, which encumbrances or liens do not individually or in the aggregate have a materially adverse effect on the business of a Borrower individually or of such Borrower and its Restricted Subsidiaries on a consolidated basis;

(iv) liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations; and

(v) liens and encumbrances on a Mortgaged Property expressly permitted under the terms of the Security Deed relating thereto.

§8.3 Restrictions on Investments. Each of the Borrowers will not, and will not permit any of its Restricted Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower or its Restricted Subsidiary;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d) [Intentionally Omitted];

(e) [Intentionally Omitted];

(f) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g) shares of so called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;

(h) Investments in the Property (excluding Partial Interests) and Restricted Subsidiaries of a Borrower. With the approval of the Majority Lenders, such Investments may be located other than in the Woodlands Project;

(i) Investments in Unrestricted Subsidiaries of a Borrower, provided the aggregate book value of such Investments does not exceed $35,000,000.00 at any time;

(j) Subject to the terms of this Agreement, Investments in the construction by Commercial Company or Land Company of new Income Producing Properties; and

(k) Investments in note receivables evidencing seller financing provided by a Borrower in connection with the sale of Land Assets; provided that in no event shall the aggregate principal amount of such note receivables exceed $10,000,000.00.

§8.4 Merger, Consolidation. Each of the Borrowers will not, and will not permit any of its Restricted Subsidiaries to, become a party to any merger, consolidation or other business combination except (i) the merger or consolidation of one or more of the Restricted Subsidiaries of a Borrower with and into such Borrower and (ii) the merger or consolidation of two or more Restricted Subsidiaries of a Borrower.

§8.5 Sale and Leaseback. Borrowers will not, and will not permit any of their Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrowers or any Restricted Subsidiary of a Borrower shall sell or transfer any Real Estate owned by it individually or in the aggregate in excess of $12,500,000.00 in order that then or thereafter a Borrower or any Restricted Subsidiary of a Borrower shall lease back such Real Estate.

§8.6 Compliance with Environmental Laws. Each of the Borrowers will not, and will not permit any of its Restricted Subsidiaries or any tenants or other occupants of any of the Real Estate, to do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for small quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e)directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws).

The Borrowers shall:

(i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, which change would lead a prudent lender to require additional testing to avail itself of any statutory insurance or limited liability, take all action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrowers) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Real Estate; and

(ii) if any Release or disposal of Hazardous Substances shall occur or shall have occurred on the Real Estate (including without limitation any such Release or disposal occurring prior to the acquisition of such Real Estate by a Borrower or its Restricted Subsidiary), cause the prompt containment and removal of such Hazardous Substances and remediation of the Real Estate in full compliance with all applicable laws and regulations and to the satisfaction of the Majority Lenders; provided, that the Borrowers shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Majority Lenders and no action shall have been commenced by any enforcement agency. The Majority Lenders may engage their own Environmental Engineer to review the environmental assessments and the Borrowers’ compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder, or, whether or not an Event of Default shall have occurred, at any time that the Agent or the Majority Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred, relating to any Real Estate, or that any of the Real Estate is not in compliance with the Environmental Laws, the Agent may at its election (and will at the request of the Majority Lenders) obtain such environmental assessments of such Real Estate prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Real Estate and (ii) whether the use and operation of such Real Estate comply with all Environmental Laws. Environmental assessments may include detailed visual inspections of such Real Estate including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are necessary or appropriate for a complete determination of the compliance of such Real Estate and the use and operation thereof with all applicable Environmental Laws. All such environmental assessments shall be at the sole cost and expense of the Borrowers.

The Agent may, but shall never be obligated to remove or cause the removal of any Hazardous Substances from the Real Estate (or if removal is prohibited by any Environmental Law, take or cause the taking of such other action as is required by any Environmental Law) if the Borrowers fail to comply with their obligation hereunder with respect thereto (without limitation of the Agent’s or the Majority Lenders rights to declare a default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof); and the Agent and its designees are hereby granted access to the Real Estate at any time or times, upon reasonable notice, and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action. All costs, including, without limitation, the reasonable costs incurred by the Agent in taking the foregoing action, damages, liabilities, losses, claims, expenses (including attorneys’ fees and disbursements) which are incurred by the Agent, as the result of the Borrowers’ failure to comply with the provisions of this §8.6, shall be paid by the Borrowers to the Agent upon demand by the Agent and shall be additional obligations secured by the Security Documents.

§8.7 Distributions; Payment of Subordinated Debt.

(a) Neither of the Borrowers shall pay any Distributions to the partners or other beneficial owners of such Borrower, and no payments of Woodlands Operating Distributions or Partner Subordinated Debt Payments shall be made, except as permitted in this §8.7.

(b) Neither of the Borrowers shall pay any Distribution, nor shall any Woodlands Operating Distributions or Partner Subordinated Debt Payments be made, unless and until Agent shall have received and approved the Compliance Certificate for such period and the calculation of Excess Cash Flow for such period (which Compliance Certificate, for the purposes of this §8.7, shall set forth the amount of the proposed Distribution, Woodlands Operating Distributions and/or Partner Subordinated Debt Payments to be paid and also demonstrate compliance with the terms of §8.7(c) and pro forma compliance with the terms of §8.7(c) after giving effect to such Distributions, Woodlands Operating Distributions and/or Partner Subordinated Debt Payments). Agent shall be deemed to have approved such statement in the event that Agent does not respond within five (5) Business Days of confirmed receipt of such statement.

(c) Notwithstanding the foregoing, no Distributions may be made to any of the partners or other beneficial owners of a Borrower, nor shall any Woodlands Operating Distributions or Partner Subordinated Debt Payments be made, unless (i) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Distribution, Woodlands Operating Distribution or Partner Subordinated Debt Payment, as applicable, and (ii) the conditions for either Distribution Level 1 or Distribution Level 2 exist. If the foregoing conditions are satisfied and Distribution Level 1 exists, then Borrowers shall be permitted to make Distributions, and Woodlands Operating Distributions or Partner Subordinated Debt Payments may be made, provided that the aggregate amount of such Distributions, Woodlands Operating Distributions and/or Partner Subordinated Debt Payments shall not exceed 50% of Excess Cash Flow for such prior quarterly period provided that simultaneously with any such Distribution, Woodlands Operating Distribution and/or Partner Subordinated Debt Payment, Borrowers shall permanently reduce and prepay the Secured Term Loan by an equal dollar-for-dollar amount of the amount so distributed or paid (which payment shall be in addition to the Stipulated Commitment Reduction Amount). If the foregoing conditions are satisfied and Distribution Level 2 exists, then Borrowers shall be permitted to make such Distributions, and/or Woodlands Operating Distributions and/or Partner Subordinated Debt Payments may be made, in an amount not to exceed 100% of the Excess Cash Flow for such prior quarterly period, provided that after giving effect to any such Distribution, Woodlands Operating Distribution or Partner Subordinated Debt Payment, the Liquidity is greater than the sum of (x) the remaining Project Costs of all Properties under Construction not available from Indebtedness permitted pursuant to §8.1 (other than the Loans) plus (y) $35,000,000.00.

(d) [Intentionally Omitted.]

(e) [Intentionally Omitted.]

(f) [Intentionally omitted.]

(g) Notwithstanding the terms of §8.7, the amounts available to be a Distribution to the partners or other beneficial owners of the Borrowers during any period pursuant to §8.7 shall be reduced on a dollar-for-dollar basis by the amount of the Woodlands Operating Payments during such period.

(h) The Agent acknowledges that Land Company shall have the right to request a Revolving Credit Loan in accordance with the terms of §2.6 to fund the Distributions permitted by §8.7(c) above. In addition, the Agent acknowledges and agrees that any funds retained by Borrowers pursuant to this §8.7 may be used to repay any Secured Term Loan or Revolving Credit Loan.

(i) Any amounts available for Distribution to a Borrower’s partners or other beneficial owners pursuant to this §8.7 may be distributed within eighteen (18) months following a Quarterly Measurement Date as provided herein, provided that the conditions in this Agreement to the making of Distributions (including, without limitation, the terms of §8.7(c) which require a simultaneous prepayment of the Secured Term Loans) continue to be satisfied at such time. Any amounts available for Distribution to a Borrower’s partners or other beneficial owners which are not distributed within eighteen (18) months following a Quarterly Measurement Date as provided herein shall be retained by such Borrower either in the Disbursement Account of such Borrower or in a Permitted Excess Cash Flow Investment and not used for a Distribution to a Borrower’s partners or other beneficial owners, and such amounts shall be available for any other use permitted under the terms of this Agreement.

(j) Amounts retained by the Borrowers pursuant to this Section may be applied by such Borrower toward the payment of any Borrower expenditures permitted under the terms of this Agreement; provided, however, that to the extent that any such expenditures so paid qualify as Operating Expenses, such expenditures shall be deducted when computing Operating Cash Flow for the period in which such expenditures were incurred.

(k) Amounts paid under the Funding Agreement as Distributions shall not be counted against the Distributions permitted by this Agreement provided that such amounts are contributed to the other Borrower and are deposited in the Disbursement Account of the Borrower receiving the same or are invested in the Borrower receiving the same in Investments permitted pursuant to §8.3(a)-(g) under the control of the Agent.

(l) Borrowers shall cause any trustee or nominee acting on behalf of such Borrower to deposit all income of such trustee or nominee into a Disbursement Account of a Borrower.

§8.8 Asset Sales. None of the Borrowers or any of the Restricted Subsidiaries of a Borrower or a Guarantor shall sell, transfer or otherwise dispose of any asset (other than as the result of a condemnation or casualty, the granting of Permitted Liens or the sale of lots for cash in the ordinary course of business to parties other than any other Borrower, the General Partners, the Second Tier Partners, the Third Tier Partners, a Guarantor, any Restricted Subsidiary of any Borrower or any Affiliate of any of such Persons) except as follows:

(a) any of such Persons may sell any asset in the ordinary course of business for all cash and for fair market value, except that to the extent permitted by §8.3(k), Land Assets may be seller-financed in lieu of a sale for all cash;

(b) Commercial Company, Land Company or a Guarantor may sell, transfer or otherwise dispose of Commercial Land or Residential Land to Restricted Subsidiaries of a Borrower for the construction of Vertical Commercial Improvements, provided such sales are (i) for all cash and for fair market value or (ii)an equivalent equity interest in such Restricted Subsidiary; and

(c) Commercial Company, Land Company or a Guarantor may sell or transfer Commercial Land or Residential Land to Unrestricted Subsidiaries of a Borrower and Affiliates for the construction of Vertical Commercial Improvements, provided the aggregate amount of such sales do not exceed $30,000,000.00 in the aggregate in any fiscal year, such sales are for (i) all cash and for fair market value or (ii)an equivalent equity interest in such Unrestricted Subsidiary; and

(d) the Borrowers may sell or transfer Income Producing Property to their respective Restricted Subsidiaries or Unrestricted Subsidiaries or Municipal Utility District Contracts to their respective Unrestricted Subsidiaries, provided that such sales are (i) for all cash and for fair market value or (ii) subject to §8.3(i), an equivalent equity interest in such Person; and

(e) the Borrowers may sell Property other than Commercial Land, Residential Land, Income Producing Property or Municipal Utility District Contracts to their respective Restricted Subsidiaries or Unrestricted Subsidiaries, provided that such sales are for all cash and for fair market value; and

(f) transfers of assets for all cash and for fair market value between the Borrowers or by Guarantors to Borrowers; provided that the Golf Courses may be transferred between the Borrowers other than for cash or for fair market value (provided further that such transfer shall not entitle Borrowers to a release of such Golf Course from the lien of the Security Documents).

Notwithstanding the foregoing, none of such Persons may sell, transfer or dispose or permit the sale, transfer or disposition of any Material Asset or such Person’s interest therein without the prior written consent of the Majority Lenders.

§8.9 Development. Without the approval of the Majority Lenders, none of the Borrowers nor any of their respective Restricted Subsidiaries or Unrestricted Subsidiaries nor any Guarantor shall engage, directly or indirectly, in the development or construction of real estate other than (a) land development and the construction by Commercial Company or Land Company of golf courses and (b) the construction by Commercial Company or Land Company and their respective Restricted Subsidiaries and Unrestricted Subsidiaries of Vertical Commercial Improvements as to which costs of completing such Vertical Commercial Improvements on a fully developed basis including land (from borrowings and equity), does not exceed $125,000,000 in the aggregate at any time (provided that Vertical Commercial

Improvements that are Build-To-Suit Properties which are 100% pre-leased shall not count towards the foregoing $125,000,000 limitation). Notwithstanding the foregoing, without the approval of the Agent, neither Commercial Company nor Land Company, nor any of their respective Restricted Subsidiaries or Unrestricted Subsidiaries, shall engage directly or indirectly in any Vertical Commercial Improvements that would constitute a Speculative Development; provided further, without the approval of the Majority Lenders, neither Commercial Company nor Land Company nor any of their respective Restricted Subsidiaries or Unrestricted Subsidiaries shall engage directly or indirectly in any Vertical Commercial Improvements that would constitute a Speculative Development which causes at any time the cost of completing such development, on a fully developed basis including land (from borrowings and equity), to exceed $15,000,000 in the aggregate at any time. In addition, without the approval of the Majority Lenders, neither of the Borrowers nor any of their Restricted Subsidiaries or Unrestricted Subsidiaries shall engage directly or indirectly in any Vertical Commercial Improvements of hotel or lodging facilities. Neither of the Borrowers nor any of their Restricted Subsidiaries or Unrestricted Subsidiaries shall engage directly or indirectly in the development of golf courses without the prior written consent of Agent.

§8.10 Sources of Capital. The Borrowers shall, at all times that a Borrower or any of their respective Restricted Subsidiaries or Unrestricted Subsidiaries is engaging in any development as provided in §8.9 or has entered into any agreement to provide funds with respect to a development, maintain or have identified available sources of capital from the Borrowers’ Cash, the amount of Revolving Credit Loans available to be borrowed by Land Company, and funds available under construction loans for such purpose equal to the total cost to acquire and complete such developments and to satisfy such funding obligations reasonably acceptable to Agent.

§8.11 Restriction on Prepayment of Indebtedness. None of the Borrowers shall prepay the principal amount, in whole or in part, of any Indebtedness other than the Obligations and the Hedge Obligations after the occurrence of any Event of Default; provided, however, that this §8.11 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1.

§8.12 Restrictions on Amendments; Transfers. None of the Borrowers shall (a) sell, convey, assign, option, mortgage, pledge, hypothecate, encumber or dispose of any of the Material Agreements (except as permitted in §5.4), except for Liens in favor of the Agent and the Lenders to secure the Obligations, or (b) make a material modification or amendment to or terminate prior to maturity any of the Material Agreements. None of the Borrowers shall amend or terminate the Trust Agreement for the Purchase of Real Property dated to be effective May 1, 2000, as amended September 28, 2000 and November 18, 2004, without the written consent of Agent.

§8.13 Transfers. None of the Borrowers shall consent to or otherwise permit any pledge, mortgage, hypothecation or encumbering of any direct or indirect interest in such Borrower except for such transfers or pledges that (until foreclosed or transferred in lieu thereof) do not result in a Change of Control.

§8.14 Subordinated Debt. Land Company shall be permitted to pay only accrued but unpaid interest on the Partner Subordinated Debt and only at such times and to the extent that the Borrowers are permitted to make Distributions. Without the prior written consent of the Majority Lenders, which consent may be withheld by the Majority Lenders in their sole and absolute discretion, the Borrowers shall not (i) modify or amend any Partner Subordinated Debt, (ii) prepay, amortize, purchase, retire, redeem or otherwise acquire any Partner Subordinated Debt, or (iii) make any payments on any Partner Subordinated Debt except as permitted in this §8.14. Provided that no Default or Event of Default exists under §8.7 or this §8.14 and no default, material misrepresentation or breach of warranty has occurred under the Partner Subordination and Standstill Agreement, the Partner Subordinated Debt shall not constitute Indebtedness and payments or accruals of interest thereon shall not constitute Interest Expense.

§9.	FINANCIAL COVENANTS OF THE BORROWERS

The Borrowers covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans it will comply with the following:

§9.1 Liabilities to Market Value Capitalization Ratio. The Borrowers will not, as of each Quarterly Measurement Date occurring on or after the date hereof, permit the ratio of (a) the sum of (i) the aggregate amount of Indebtedness of the Borrowers and their Restricted Subsidiaries (limited to each Borrowers’ allocable share thereof) outstanding under notes, bonds, debentures or similar debt instruments plus all guarantees, endorsements or similar contingent obligations individually or in the aggregate in excess of $25,000,000.00 with respect to Indebtedness of other Persons (excluding obligations under completion guaranties, Non-Recourse Indebtedness that is secured by an asset in the event that the Non-Recourse Indebtedness exceeds fifty-five percent (55%) of the Adjusted Value thereof (or if the Adjusted Value of such asset is not determined under this Agreement, then its historic cost (including land value)), Indebtedness permitted under §8.1(a)(x) and §8.1(a)(xiii) and operating leases that will be treated as capital leases under the proposed guidelines of FASB and the International Accounting Standards Board as described in Exposure Draft: Leases (Topic 840)) (the aggregate amount of Indebtedness described by this clause (a) being referred to collectively as the “Total Indebtedness”) minus (ii) the amount of Unrestricted Cash and Cash Equivalents in excess of $10,000,000.00 reported in accordance with the terms of this Agreement as of such Quarterly Measurement Date to (b)Total Market Value Capitalization of the Borrowers to exceed the following percentages:

Fiscal Quarter Ending on or before:	Percentage

December 31, 2011	55%

Thereafter	50%

§9.2 Interest Coverage. The Borrowers will not, as of any Quarterly Measurement Date, permit the sum of (a) the Operating Cash Flow of the Borrowers minus (b) the Non-Recurring Amount for any period of four consecutive fiscal quarters ending on a Quarterly Measurement Date (treated as a single accounting period) (the “Test Period”) to be less than 2.25 times the Interest Expense for the Test Period.

§9.3 Borrowing Base. The Borrowers will not at any time permit (a) the outstanding principal balance of the Revolving Credit Loans and the Secured Term Loans as of the date of determination to be greater than (b) the Borrowing Base as determined as of the same date.

§9.4 Market Value Net Worth. Borrowers will not, as of each Quarterly Measurement Date occurring on or after the date hereof, permit their aggregate Market Value Net Worth to be less than $125,000,000.00.

§9.5 Fixed Charge Coverage Ratio. The Borrowers will not, as of each Quarterly Measurement Date, permit the Fixed Charge Coverage Ratio to be less than 1.50.

§10.	CLOSING CONDITIONS

The obligations of the Agent and the Lenders to make the initial Loans shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

§10.1 Loan Documents. Each of the Loan Documents (including any amendments to agreements securing or relating to the Original Credit Agreement) shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Agent. The Agent shall have received a fully executed copy of each such document, except that each Lender requesting a Note shall have received a fully executed counterpart of its Note or Notes. The Agent is authorized on behalf of the Lenders and Agent, as applicable, to execute any amendments to agreements securing or relating to the Original Credit Agreement as Agent deems appropriate.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from the Borrowers a copy, certified as of a recent date by the appropriate officer of each State in which each Borrower, the General Partners, the Second Tier Partners, Woodlands Operating or the Guarantors, as applicable, is organized or in which the Real Estate is located and a duly authorized partner or officer of such Borrower, the General Partners, the Second Tier Partners, Woodlands Operating and the Guarantors, as applicable, to be true and complete, of the partnership agreement, corporate charter or other organizational documents of such Borrower, the General Partners, the Second Tier Partners, Woodlands Operating and the Guarantors, as applicable (or a certification satisfactory to Agent that there have been no changes to the foregoing items from those provided to the Agent in connection with the execution of the Original Credit Agreement), or its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Bylaws; Resolutions. All action on the part of the Borrowers, the General Partners, Woodlands Operating, and the Guarantors necessary for the valid execution, delivery and performance by the Borrowers, Woodlands Operating and the Guarantors of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from the General Partners and the Guarantors true copies of their respective bylaws (or a certification satisfactory to Agent that there have been no changes to the foregoing items from those provided to the Agent in connection with the execution of the Original Credit Agreement) and the resolutions adopted by their respective board of directors authorizing the transactions described herein, each certified by its secretary as of a recent date to be true and complete.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from the General Partners, Woodlands Operating and the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer or partner of the General Partners, Woodlands Operating and the Guarantors and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the General Partners, Woodlands Operating and the Guarantors, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrowers a certificate, dated as of the Closing Date, signed by a duly authorized partner of each Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan Requests, and give notices and to take other action on behalf of such Borrower under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received a favorable opinion addressed to the Lenders and the Agent and dated as of the Closing Date, in form and substance reasonably satisfactory to the Agent, from counsel of the Borrowers, the General Partners, Woodlands Operating and the Guarantors, and counsel in such other states as may be required by the Agent, as to such matters as the Agent shall reasonably request.

§10.6 Payment of Fees. The Borrowers shall have paid to the Agent the closing fee pursuant to §4.2.

§10.7 [Intentionally omitted.]

§10.8 [Intentionally Omitted.]

§10.9 Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as loss payee and additional insured on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.10 Performance; No Default. The Borrowers shall have performed and complied with all terms and conditions herein required to be performed or complied with by any of them on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.11 Representations and Warranties. The representations and warranties made by the Borrowers and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrowers, the Guarantors or the Restricted Subsidiaries of the Borrowers in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.12 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Agent and the Agent’s Special Counsel may reasonably require. No proceeding challenging or seeking to enjoin any of the transactions contemplated by the Loan Documents shall be pending or shall have been threatened.

§10.13 Collateral Qualification Documents. The Collateral Qualification Documents for each parcel of Mortgaged Property to be included in the Collateral as of the Closing Date which is not collateral for the Original Credit Agreement shall have been delivered to the Agent at the Borrowers’ expense. Borrowers shall deliver to Agent such updated title reports as Agent may reasonably request, but Borrowers shall not be required to deliver any current surveys (as-built or otherwise) or title policies with respect to the Mortgaged Property included in the Collateral as of the Closing Date.

§10.14 Compliance Certificate. A Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein.

§10.15 Consents. The Agent shall have received evidence satisfactory to the Agent that all necessary partner consents and other consents required in connection with the pledge of the Collateral to the Agent for the benefit of the Lenders have been obtained.

§10.16 Other Documents. To the extent requested by the Agent, the Agent shall have received executed copies of all material agreements of any nature whatsoever to which the Borrowers or any of their respective Restricted Subsidiaries is a party affecting or relating to the use, operation, development, construction or management of the Real Estate.

§10.17 No Condemnation/Taking. The Agent shall have received written confirmation from the Borrowers that no material condemnation proceedings are pending or to the Borrowers’ knowledge threatened against any Real Estate or, if any such material proceedings are pending or threatened, identifying the same and the Real Estate affected thereby and the Agent shall have determined that none of such proceedings is or will be material to the Real Estate affected thereby.

§10.18 Interest Cap. The Agent shall have received evidence satisfactory to Agent that the Borrowers have acquired the Interest Cap.

§10.19 Conference Center Loan. The Conference Center Loan shall be extended to October 30, 2012 under terms satisfactory to the Agent.

§10.20 [Intentionally Omitted.]

§10.21 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.	CONDITIONS TO ALL BORROWINGS

The obligations of the Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrowers, the Guarantors and the Borrowers’ Restricted Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Agent shall have received a certificate of the Borrowers signed by an authorized officer of each Borrower to such effect.

§11.3 No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.

§11.4 Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

§11.5 Proceedings and Documents. All proceedings in connection with the Loan shall be satisfactory in substance and in form to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

§11.6 Borrowing Documents. In the case of any request for a Loan, the Agent shall have received a copy of the request for a Loan required by §2.6 in the form of Exhibit C-1 or Exhibit C-2 hereto, as applicable, fully completed.

§11.7 Future Advances Tax Payment. As a condition precedent to any Lender’s obligations to make any Revolving Credit Loans in excess of an aggregate amount of $100,000,000 (calculated as the sum of all Revolving Credit Loans advanced hereunder without deduction for any repayments of such Revolving Credit Loans and regardless of whether such Revolving Credit Loans are outstanding at the time of reference hereto), the Borrowers will pay to the Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Revolving Credit Loan to any state or any county or municipality thereof in which the Mortgaged Property is located and deliver to the Agent such affidavits or other information which the Agent reasonably determines to be necessary in connection with the payment of such tax, in order to insure that the Security Deed secures the Borrowers’ obligation with respect to the Revolving Credit Loans then being requested. The provisions of this §11.7 shall be without limitation of the Borrowers’ obligations under other provisions of the Loan Documents, including without limitation §15 hereof.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) either of the Borrowers shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) either of the Borrowers shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) either of the Borrowers shall fail to comply with any covenant contained in §7.13, §8.1, §8.2, §8.3, §8.7 and §8.14;

(d) either of the Borrowers shall fail to comply with any covenant contained in §9, and such failure shall continue for twenty (20) days after written notice thereof shall have been given to the Borrowers by the Agent (provided that with respect to any failure to comply with §9.2 or §9.5, such failure shall be cured by Borrowers prepaying the Loans as provided in §3.3 to an amount which would have resulted in compliance on a proforma basis with the applicable covenant based on actual Operating Cash Flow for the Test Period and the average interest payable with respect to the Loans during the Test Period);

(e) either of the Borrowers or any of their respective Restricted Subsidiaries or any Guarantor shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified above in this §12);

(f) any representation or warranty made by or on behalf of any Borrower, any Guarantor or any of the Restricted Subsidiaries of a Borrower in this Agreement or any other Loan Document, or in any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g) any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; provided that the events described in this §12.1(g) shall not constitute an Event of Default unless such failure to pay or perform, together with other failures to pay or perform, involve singly or in the aggregate recourse obligations for borrowed money or credit received or other Indebtedness totaling in excess of $5,000,000.00 or, with respect to non-recourse obligations for borrowed money or credit received or other Indebtedness totaling in excess of $15,000,000.00 (except that with respect to Non-Recourse Indebtedness of a Restricted Subsidiary of a Borrower it shall not be an Event of Default hereunder unless the Borrowers’ aggregate equity Investment in all of such Restricted Subsidiaries exceeds $15,000,000.00);

(h) any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower, (1)shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower or of any substantial part of the assets of any thereof, (2) shall commence any case or other proceeding relating to any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (3)shall take any action to authorize or in furtherance of any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower, in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any uninsured final judgment against any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower that, with other outstanding uninsured final judgments, undischarged, against any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower exceeds in the aggregate $5,000,000.00;

(l) if (i) any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or (ii) any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Borrowers, any Guarantor or any of their respective stockholders, partners or beneficiaries, or (iii) any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof and, with respect to Defaults under this clause (iii) Borrowers do not cure such illegality, invalidity or unenforceability in a manner satisfactory to Agent within ten (10) days of such determination, judgment, order, decree or ruling, as applicable;

(m) any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Borrowers or any Guarantor, or any sale, transfer or other disposition of the assets of any of the Borrowers or any Guarantor, other than as permitted under the terms of this Agreement or the other Loan Documents;

(n) any suit or proceeding shall be filed against any of the Borrowers, any Guarantor or any of their respective assets which in the good faith business judgment of the Majority Lenders after giving consideration to the likelihood of success of such suit or proceeding and the availability of insurance to cover any judgment with respect thereto and based on the information available to them, if adversely determined, would have a materially adverse affect on the ability of any of the Borrowers or any Guarantor to perform its obligations under and by virtue of the Loan Documents;

(o) any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Person included in the Collateral or the Property;

(p) (i) an ERISA Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Employee Benefit Plan, which ERISA Reportable Event or institution of proceedings is, in the opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of an ERISA Reportable Event, the continuance of such ERISA Reportable Event unremedied for thirty (30) days after notice of such ERISA Reportable Event pursuant to Section 4043 of ERISA is given or, in the case of institution of proceedings, the continuance of such proceedings for thirty (30) days after commencement thereof, (ii) any Employee Benefit Plan shall terminate for purposes of Title IV of ERISA, or (iii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could subject any of the Borrowers or any of their respective Restricted Subsidiaries or any Guarantor to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of any of the Borrowers, any Guarantor or of a Borrower and its Restricted Subsidiaries taken as a whole;

(q) any Guarantor denies that such Guarantor has any liability or obligation under the Guaranty or the Guarantor Contribution Agreement, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or the Guarantor Contribution Agreement, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty or the Guarantor Contribution Agreement;

(r) a Change of Control shall occur without the prior written approval of all of the Lenders (which consent may be withheld by the Lenders in their sole and absolute discretion); or

(s) any Event of Default, as defined in any of the other Loan Documents, shall occur;

then, and in any such event, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Lenders or the Agent.

Notwithstanding the foregoing, it shall not be an Event of Default upon the occurrence of any of the events described under §12.1(f), (h), (i) or (j) with respect to a Restricted Subsidiary or Unrestricted Subsidiary unless the Borrowers’ aggregate equity Investment in all of such Restricted Subsidiaries or Unrestricted Subsidiaries exceeds $15,000,000.00.

§12.lA Limitation of Cure Periods.

(a) Notwithstanding anything contained in §12.1 to the contrary, (i)no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(a) or §12.1(b) in the event that the Borrowers cure such Default within five (5) days following receipt of written notice of such Default, provided, however, that Borrowers shall not be entitled to receive more than two (2) notices in the aggregate pursuant to this clause (i) in any period of three hundred sixty-five (365) days ending on the date of any such occurrence of Default, and provided further that no such cure period shall apply to any payments due upon the maturity of any of the Obligations, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) or §12.1(f) in the event that the Borrowers cure such Default within thirty (30) days following receipt of written notice of such Default, or if such Default is of such a nature that it cannot be cured within such thirty (30) day period, in the event that Borrowers commence such cure within such thirty (30) day period and thereafter diligently, continuously and in good faith prosecute such cure to completion, and in any event cure such Default within one hundred twenty (120) days following receipt of such written notice of Default. The provisions of clause (ii) shall not pertain to Defaults consisting of a failure to provide insurance as required by §7.7, to any Default consisting of a failure to comply with §7.4(e), to any Default under §§7.13, 8.1, 8.2, 8.3 8.7 and 8.14, or to any Default excluded from any provision of cure of Defaults contained in any other of the Loan Documents.

(b) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any reference in this Agreement or any other Loan Document to “the continuance of a default” or “the continuance of an Event of Default” or any similar phrase shall not create or be deemed to create any right on the part of Borrowers or any other party to cure any default following the expiration of any applicable grace or notice and cure period.

(c) In the event that a Borrower obtains any knowledge that any representation or warranty made by or on behalf of the Borrowers, the Guarantors or any Restricted Subsidiaries of a Borrower in this Agreement or any of the other Loan Documents to its knowledge and belief shall be untrue or misleading, the Borrowers shall promptly notify the Agent in writing of the same and shall, within thirty (30) days after learning such representation or warranty is untrue or misleading, take such actions as are required to cause such warranty or representation to be correct.

§12.2 Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Revolving Credit Loans to Land Company. If any other Event of Default shall have occurred, the Agent, upon the election of the Majority Lenders, may by notice to the Borrowers terminate the obligation to make Revolving Credit Loans to Land Company. No termination under this §12.2 shall relieve the Borrowers of their obligations to the Lenders arising under this Agreement or the other Loan Documents. Nothing in this §12.2 shall limit or impair the terms of this Agreement (including §2.1) which provide that the Lenders shall have no obligation to make Revolving Credit Loans upon the occurrence of a Default or Event of Default.

§12.3 Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Majority Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right. No remedy herein conferred upon the Agent or the holder of any Note or Obligation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrowers shall pay all reasonable costs of collection including, but not limited to, reasonable attorney’s fees. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. In the event an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated, Agent may require that Borrowers obtain a mortgagee’s title insurance policy in the amount of the Outstanding Loans and in such form as the Agent may reasonably require insuring the first priority of the Security Deeds and that a Borrower holds good and indefeasible fee simple title to such parcel, subject only to such encumbrances as shall be approved by the

Agent and containing such endorsements and reinsurance or co-insurance agreements as Agent may require, and Borrowers shall pay upon demand all premiums and other charges reasonably necessary in connection with the issuance of such title policy or policies. In the event that Borrowers shall fail to pay such amount, Agent or the Lenders may advance such amount on behalf of the Borrowers and such amount shall become a part of the Obligations, shall bear interest at the Default Rate and shall be due and payable upon demand.

§12.4 Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent to protect or preserve the collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b) Second, to all other Obligations in such order or preference as the Majority Lenders shall determine; provided, however, that (i) distributions in respect of such other Obligations shall be made pari passu among Obligations with respect to the Agent’s fee payable pursuant to §4.3 and all other Obligations, (ii) in the event that any Revolving Credit Lender or Secured Term Loan Lender shall have wrongfully failed or refused to make an advance under §2.7 and such failure or refusal shall be continuing, advances made by other Revolving Credit Lenders or Secured Term Loan Lenders, respectively, during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (iii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders, pro rata; and provided further that the Majority Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, to the Hedge Obligations; and

(d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

§13.	SETOFF

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Lenders to any of the Borrowers or any Guarantor and any securities or other property of any of the Borrowers or any Guarantor in the possession of such Lender may be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from any of the Borrowers or any Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Obligations owed to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Obligations held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Obligations held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.	THE AGENT

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create any agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent,” it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrowers and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Obligations, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any of the Borrowers, any of the General Partners, any of the Second Tier Partners, any of the Third Tier Partners, any of the Restricted Subsidiaries of a Borrower or any Guarantor, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any of the Borrowers or any Guarantor or any of the Restricted Subsidiaries of a Borrower or any holder of any of the Obligations shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of any of the Borrowers or any of their respective Restricted Subsidiaries or Unrestricted Subsidiaries or any Guarantor. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney-client relationship is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5 Payments.

(a) A payment by the Borrowers or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers and the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans in accordance with the terms of this Agreement. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans in accordance with the terms of this Agreement. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders or as a result of other payments by the Delinquent Lenders to the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Majority Lenders, Super-Majority Lenders or any matter requiring approval of all of the Lenders, shall be suspended while such Lender is a Delinquent Lender. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrowers as to its desired application of payments. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Lender any amounts to be paid to such Delinquent Lender under this Agreement, (ii) to collect interest from such Lender for the period from the date on which the payment was due at the Federal Funds Effective Fate, for each day during such period, and (iii) bring an action or suit against such Delinquent Lender in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Lender and, to the extent such recovery would not fully compensate the Lenders for the Delinquent Lender’s breach of this Agreement, to collect damages. In addition, the Delinquent Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Delinquent Lender or any other damages such Persons may sustain or incur by reason of or as a direct consequence of the Delinquent Lender’s failure or refusal to abide by its obligations under this Agreement.

§14.6 Holders of Notes. Subject to the terms of Article 18, the Agent may deem and treat the payee of any Obligation and any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. THE LENDERS RATABLY AGREE HEREBY TO INDEMNIFY AND HOLD HARMLESS THE AGENT FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS AND SUITS (WHETHER GROUNDLESS OR OTHERWISE), LOSSES, DAMAGES, COSTS, EXPENSES (INCLUDING ANY EXPENSES FOR WHICH THE AGENT HAS NOT BEEN REIMBURSED BY THE BORROWERS AS REQUIRED BY §15), AND LIABILITIES OF EVERY NATURE AND CHARACTER ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED OR EVIDENCED HEREBY OR THEREBY, OR THE AGENT’S ACTIONS TAKEN HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT THAT ANY OF THE SAME SHALL BE DIRECTLY CAUSED BY THE AGENT’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. LENDERS AGREE THAT THE INDEMNIFICATION OF AGENT BY LENDERS SET FORTH IN THIS §14.7 INCLUDES INDEMNIFICATION IN THE EVENT OF ORDINARY NEGLIGENCE ON THE PART OF AGENT BUT DOES NOT INCLUDE INDEMNIFICATION OF AGENT FOR AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

§14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Obligations and Notes, if any, as it would have were it not also the Agent.

§14.9 Resignation; Removal. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrowers; provided, however, that unless a Default or Event of Default shall have occurred and be continuing, no such resignation shall be permitted without Borrowers’ consent, such consent not to be unreasonably conditioned, withheld or delayed. The Majority Lenders may remove the Agent in the event of the Agent’s gross negligence or willful misconduct. Upon any such resignation or removal, the Majority Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent any Lender or any bank whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s Investors Service, Inc. or not less than “A-” or its equivalent by Standard & Poor’s corporation and which has a net worth of not less than $500,000,000. Any such resignation or removal shall be effective upon appointment and acceptance of a successor agent selected by the Majority Lenders. If no successor Agent shall have been appointed and shall have accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank whose debt obligations are rated not less than “A3” or its equivalent by Moody’s Investors Service, Inc. or not less than “A-” or its equivalent by Standard & Poor’s Corporation and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation or the removal of any Agent, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and shall, if so requested by the Majority Lenders and the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to exercise all or any legal and equitable and other rights or remedies as it may have. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

§14.11 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.4, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§14.12 Co-Agents. The Lead Arranger and Syndication Agent shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§14.13 Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Borrowers, (a)Borrowers may enter into leases covering the Collateral that may require the execution of a subordination, attornment and non-disturbance agreement in favor of the tenant thereunder, (b)the Collateral may be subject to a condemnation or other taking, (c)Borrower may desire to enter into easements or other agreements affecting the Collateral, record a subdivision plat, dedicate roads or utilities, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w)execute and deliver to the Borrower subordination, attornment and non-disturbance agreements with any tenant under a lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable lease to control over the applicable provisions of the Loan Documents), (x)execute releases of liens of Mortgaged Property as permitted in this Agreement or in connection with any condemnation or other taking, (y)execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements, agreements, plats, dedications or similar matters affecting the Collateral, or (z)execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrowers’ business. Without limiting the foregoing, the Agent may delegate to the Title Insurance Company pursuant to the Tri-Party Agreement the right to execute certain consents on behalf of Agent and the Lenders as described in §5.5.

§14.14 [Intentionally omitted.]

§14.15 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Borrower or Guarantor, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings.

§14.16 Lender Intercreditor Agreement. The Agent and the Lenders acknowledge and agree that the Intercreditor Agreement (Senior Loan) dated November 30, 2004 among Agent and the lenders a party thereto continues in effect and that this Agreement constitutes the “Credit Agreement” referenced therein. To the extent there is any Lender which is not a party to such Intercreditor Agreement, such Lender joins therein as a party thereto and assumes all obligations of a Lender thereunder and confirms the representations and warranties of a Lender thereunder.

§15.	EXPENSES

The Borrowers agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders, including any recording, mortgage, documentary or intangibles taxes in connection with the Security Deeds and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement (other than taxes based upon the Agent’s or any Lender’s gross or net income, except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Mortgaged Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrowers hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all appraisal fees, engineer’s fees, charges for commercial finance exams and engineering and environmental reviews (provided that to the extent permitted under applicable laws and regulations, the Lenders shall rely upon reports of engineering and environmental consultants previously retained by Borrowers so that duplication of consultant’s expenses is avoided where possible) and the reasonable fees, expenses and disbursements of the counsel to the Agent, counsel for KeyBank and any local counsel to the Agent incurred in connection with the performance of due diligence and the preparation, negotiation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the performance of due diligence, underwriting analysis, credit reviews, executing releases and consents, and the preparation, negotiation, administration or interpretation of the Loan Documents and other instruments mentioned herein, credit and collateral evaluations, and the making of each advance hereunder, (e) all reasonable out of pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against any of the Borrowers, any Guarantor or any other Person or the administration thereof after the occurrence of a Default or Event of Default, (ii) the sale of, collection from or other realization upon any of the Collateral, (iii) the failure of any of the Borrowers or any Guarantor to perform or observe any provision of the Loan Documents, and (iv) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lender’s relationship with any of the Borrowers or any Guarantor, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, and (g) all reasonable attorneys’ fees and costs which may be incurred by KeyBank in connection with each and every assignment of interests in the Loans pursuant to §18.1 or sale of participations pursuant to §18.4. The covenants of this §15 shall survive payment or satisfaction of payment of the Obligations.

§16.	INDEMNIFICATION

THE BORROWERS AGREE TO INDEMNIFY AND HOLD HARMLESS THE AGENT AND THE LENDERS AND EACH DIRECTOR, OFFICER, EMPLOYEE, AGENT AND PERSON WHO CONTROLS THE AGENT OR ANY LENDER FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS AND SUITS, WHETHER GROUNDLESS OR OTHERWISE, AND FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES AND EXPENSES OF EVERY NATURE AND CHARACTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY INCLUDING, WITHOUT LIMITATION, (A) ANY LEASING FEES AND ANY BROKERAGE, FINDERS OR SIMILAR FEES ASSERTED AGAINST ANY PERSON INDEMNIFIED UNDER THIS §16 BASED UPON ANY AGREEMENT, ARRANGEMENT OR ACTION MADE OR TAKEN, OR ALLEGED TO HAVE BEEN MADE OR TAKEN, BY ANY OF THE BORROWERS, ANY OF THE GENERAL PARTNERS, ANY OF THE SECOND TIER PARTNERS, ANY OF THE THIRD TIER PARTNERS, ANY GUARANTOR OR ANY OF THE RESTRICTED SUBSIDIARIES OF A BORROWER, (B) ANY CONDITION, USE, OPERATION OR OCCUPANCY OF THE MORTGAGED PROPERTY OR OTHER COLLATERAL FIRST OCCURRING PRIOR TO THE AGENT OR THE LENDERS OR THEIR NOMINEE ACQUIRING TITLE TO THE MORTGAGED PROPERTY OR OTHER COLLATERAL BY THE EXERCISE OF ITS FORECLOSURE REMEDIES OR BY DEED IN LIEU OF FORECLOSURE, (C)ANY ACTUAL OR PROPOSED USE BY A BORROWER OF THE PROCEEDS OF ANY OF THE LOANS, (D) ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK OR SIMILAR RIGHT OF ANY OF THE BORROWERS, ANY OF THE GENERAL PARTNERS, ANY OF THE SECOND TIER PARTNERS, ANY OF THE THIRD TIER PARTNERS, ANY GUARANTOR OR ANY OF THE RESTRICTED

SUBSIDIARIES OF A BORROWER COMPRISED IN THE COLLATERAL, (E) THE BORROWERS AND THE GUARANTORS ENTERING INTO OR PERFORMING THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, (F)ANY ACTUAL OR ALLEGED VIOLATION OF ANY LAW, ORDINANCE, CODE, ORDER, RULE, REGULATION, APPROVAL, CONSENT, PERMIT OR LICENSE RELATING TO THE MORTGAGED PROPERTY OR THE OTHER COLLATERAL WHICH VIOLATION FIRST OCCURRED PRIOR TO THE AGENT OR THE LENDERS OR THEIR NOMINEE ACQUIRING TITLE TO THE MORTGAGED PROPERTY OR APPLICABLE COLLATERAL BY THE EXERCISE OF ITS FORECLOSURE REMEDIES OR BY DEED IN LIEU OF FORECLOSURE, (G) ANY USE OF SYNDTRAK, INTRALINKS OR OTHER SERVICE FOR THE DISSEMINATION OF DOCUMENTS OR INFORMATION, OR (H) WITH RESPECT TO EACH OF THE BORROWERS, EACH OF THE GENERAL PARTNERS, EACH OF THE SECOND TIER PARTNERS, EACH OF THE THIRD TIER PARTNERS, EACH OF THE GUARANTORS AND THE RESTRICTED SUBSIDIARIES OF EACH BORROWER AND THEIR RESPECTIVE PROPERTIES AND ASSETS, THE VIOLATION OF ANY ENVIRONMENTAL LAW, THE RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS SUBSTANCES OR ANY ACTION, SUIT, PROCEEDING OR INVESTIGATION BROUGHT OR THREATENED WITH RESPECT TO ANY HAZARDOUS SUBSTANCES (INCLUDING, BUT NOT LIMITED TO CLAIMS WITH RESPECT TO WRONGFUL DEATH, PERSONAL INJURY OR DAMAGE TO PROPERTY), FIRST OCCURRING PRIOR TO THE AGENT OR THE LENDERS OR THEIR NOMINEE ACQUIRING TITLE TO THE MORTGAGED PROPERTY BY THE EXERCISE OF ITS FORECLOSURE REMEDIES OR BY DEED IN LIEU OF FORECLOSURE, IN EACH CASE INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALLOCATED COSTS OF INTERNAL COUNSEL INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; PROVIDED, HOWEVER, THAT THE BORROWERS SHALL NOT BE OBLIGATED UNDER THIS §16 TO INDEMNIFY ANY PERSON FOR LIABILITIES ARISING FROM SUCH PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN LITIGATION, OR THE PREPARATION THEREFOR, THE LENDERS AND THE AGENT SHALL BE ENTITLED TO SELECT A SINGLE LAW FIRM AS THEIR OWN COUNSEL AND, IN ADDITION TO THE FOREGOING INDEMNITY, THE BORROWERS AGREE TO PAY PROMPTLY THE REASONABLE FEES AND EXPENSES OF SUCH COUNSEL. IF, AND TO THE EXTENT THAT THE OBLIGATIONS OF THE BORROWERS UNDER THIS §16 ARE UNENFORCEABLE FOR ANY REASON, THE BORROWERS HEREBY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT IN SATISFACTION OF SUCH OBLIGATIONS WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. THE PROVISIONS OF THIS §16 SHALL SURVIVE THE REPAYMENT OF THE LOANS AND THE TERMINATION OF THE OBLIGATIONS OF THE LENDERS HEREUNDER. BORROWERS AGREE THAT THE INDEMNIFICATION OF AGENT AND THE LENDERS BY BORROWERS SET FORTH IN THIS §16 INCLUDES INDEMNIFICATION IN THE EVENT OF ORDINARY NEGLIGENCE ON THE PART OF AGENT AND THE LENDERS BUT DOES NOT INCLUDE INDEMNIFICATION OF

AGENT AND THE LENDERS FOR AGENT’S OR SUCH LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR AGENT’S OR LENDER’S BREACH OF THE TERMS OF THE LOAN DOCUMENTS.

§17.	SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Borrowers, any Guarantor or any of the Restricted Subsidiaries of a Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans. The indemnification obligations of the Borrowers provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of any of the Borrowers or any Guarantor or any of the Restricted Subsidiaries of a Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers, the Guarantors or such Restricted Subsidiary hereunder.

§18.	ASSIGNMENT AND PARTICIPATION

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes, if any, held by it); provided that (a) the Agent and the Borrowers shall have given their prior written consent to such assignment, which consent shall not be unreasonably withheld (provided that such consent shall not be required for any assignment to another Lender, to the parent of such Lender, to a wholly-owned subsidiary of such Lender, or to a Related Fund of such Lender, provided that such assignee shall remain a parent, a wholly-owned subsidiary or Related Fund of such Lender, as applicable, and provided further Borrowers shall be deemed to have consented thereto unless they shall have objected in writing thereto no later than five (5) Business Days after notice thereof, and provided further that the consent of Borrowers shall not be required if a Default or Event of Default has occurred and is continuing), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), a notice of such assignment, together with any Notes subject to such assignment, (d) such assignee shall be an Eligible Assignee, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded capital commitments as of the date of such assignment of not less than $200,000,000.00 unless such requirement is waived in writing by the Borrowers and the Agent, (f) such assignment is subject to the terms of any intercreditor agreement among the Lenders and the Agent, (g) such assignee shall acquire an interest in the Revolving Credit Loans of not less than $5,000,000.00 or in the

Secured Term Loans of not less than $5,000,000.00, as applicable unless such assignment is to another Lender or a Related Fund of such Lender or, if less, such assignment represents the entire remaining Revolving Credit Commitment or Secured Term Loan Commitment, as applicable, of the assigning Lender, or unless such requirement is waived by the Borrowers and Agent, (h) such assignment shall be of an equal percentage of such assignee’s Revolving Credit Commitment, in the event an interest in the Revolving Credit Loans is assigned, and an equal percentage of such assignee’s Commercial Company Secured Term Loan Commitment and Land Company Secured Term Loan Commitment, in the event an interest in the Secured Term Loans is assigned, and (i)the assignee and assignor execute and deliver to Agent an Assignment and Acceptance Agreement in the form of Exhibit F attached hereto and made a part hereof. The Lenders shall endeavor to assign Commitments only to Lenders that are not subject to withholding as provided in §4.4(b). Upon such execution, delivery, acceptance and recording, of such notice of assignment, (i)the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such assignment, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is an Eligible Assignee. Notwithstanding anything herein to the contrary, in the event that any Lender acting as Agent shall assign all or any portion of its Commitment and as a result thereof its Commitment is less than $15,000,000.00, then such Lender shall promptly provide written notice thereof to the Lenders and the Majority Lenders (excluding the Lender acting as Agent) shall have the right, to be exercised within fifteen (15) days of delivery of such notice by such Lender acting as Agent, to elect to remove such Lender as Agent and replace such Lender as Agent, subject to the terms of §14.9.

§18.2 Register. The Agent for itself and on behalf of the Borrowers shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of, and principal amount of the Loans owing to the Lenders from time to time. Transfers of any Commitment shall be effective upon recording in the Register. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00. Contemporaneous assignments by a Lender to multiple assignees will be treated as a single assignment for the purposes of such registration fee.

§18.3 New Notes. Upon its receipt of an assignment executed by the parties to such assignment, together with each Note, if any, subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall, if requested by the assignee or assignor as provided below, execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes, if any, shall be canceled and returned to the Borrowers.

§18.4 Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a)any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers, (b)such participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents, including, without limitation, the right to approve waivers, amendments or modifications, (c)such participant shall have no direct rights against any of the Borrowers or any Guarantor except the rights granted to the Lenders pursuant to §13, (d)such sale is effected in accordance with all applicable laws, and (e)such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any of the Borrowers or any Guarantor.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to any Federal Home Loan Bank. Any Secured Term Loan Lender may with the consent of the Agent pledge all or any portion of its interests and rights under this Agreement (including all or any portion of its Note) to a Person approved by the Agent. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by Borrowers. Neither of the Borrowers shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

§18.7 Cooperation; Disclosure. The Borrowers agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrowers agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, provided that any potential assignee or participant hereunder shall execute and deliver to Agent and the Borrowers a confidentiality agreement in substantially the form of Exhibit G hereto as a condition to the receipt of any financial statements or other reports delivered by the Borrowers to the Agent hereunder. In addition, the Lenders may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors to such contractual counterparty agree to be bound by the provisions of this §18.7).

§18.8 Mandatory Assignment. In the event Borrowers request that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) days after Borrowers’ receipt of notice of such disapproval by such Non-Consenting Lender, Borrowers shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an assignment and acceptance agreement in the form attached hereto as Exhibit F and such Non-Consenting Lender’s original Note, if any. The purchase price to be paid by the acquiring Lenders for the Non-Consenting Lender’s Commitment shall equal the principal owed to such Non-Consenting Lender, and the Borrowers shall pay to such Non-Consenting Lender in addition thereto and as a condition to such sale any and all other amounts outstanding and owed by Borrowers to the Non-Consenting Lender, including all accrued and unpaid interest or fees, which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrowers may pay such interest, fees and other amounts (other than principal)). No registration fee under §18.2 shall be required in connection with such assignment.

§19.	NOTICES

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or by sending same by facsimile with receipt by the party giving the Notice of an acknowledgment generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number, in each case addressed as follows:

If to the Agent or any Lender, at the address set forth on the signature page for the Agent or such Lender; and

If to the Borrowers:

The Woodlands Commercial Properties Company, L.P.

The Woodlands Land Development Company, L.P.

c/o The Woodlands Operating Company, L.P.

24 Waterway Avenue, Suite 1100

The Woodlands, Texas 77380

Attn: President

Facsimile: (281) 719-7388

With a copy to:

The Woodlands Commercial Properties Company, L.P.

The Woodlands Land Development Company, L.P.

c/o The Woodlands Operating Company, L.P.

24 Waterway Avenue, Suite 1100

The Woodlands, Texas 77380

Attn: Chief Financial Officer

Facsimile: (281) 719-7331

and to:

The Morgan Stanley Real Estate Fund II, L.P.

US RE Investing Division

555 California Street, Suite 2200

San Francisco, California 94104

Attn: Randy Koss

Facsimile: (415) 576-2673

and to:

The Howard Hughes Corporation

13355 Noel Road, Suite 950

Dallas, Texas 75240

Attn: President

Facsimile: (214) 741-3021

and to:

The Howard Hughes Corporation

13355 Noel Road, Suite 950

Dallas, Texas 75240

Attn: General Counsel

Facsimile: (214) 741-3021

and to each other Lender which may hereafter become a party to this Agreement at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by facsimile, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier or facsimile (or if sent by facsimile, next Business Day if received after 5:00 p.m. (Atlanta time) or on a day that is not a Business Day), or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, a Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.	RELATIONSHIP

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any of the Borrowers arising out of or in connection with the Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and each Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §19. THE BORROWERS HEREBY WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§22.	HEADINGS

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS

EACH OF THE BORROWERS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF THE BORROWERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWERS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.

§26.	DEALINGS WITH THE BORROWERS

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the each Borrower, their respective Restricted Subsidiaries or Unrestricted Subsidiaries or any of their affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to the Lenders.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrowers of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of the Super-Majority Lenders: a modification or waiver of any of the covenants set forth in §8.7, §9.1, §9.2, §9.3, §9.4, §9.5 or with respect to the Borrowing Base (including any definitions relating to such provisions). Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: a decrease in the rate of interest on any Loan (but excluding interest at the default rate); an increase in the amount of the Commitments of the Lenders; a reduction or waiver of the principal of any unpaid Loan or any interest thereon; a change in the amount of any fee payable to a Lender hereunder; any extension, postponement or waiver of the date on which any fees are payable to a Lender hereunder; except as provided in §4.15 an extension of the Maturity Date; the release of the Borrowers or the Guarantor which has executed any of the Loan Documents or any of the Collateral except as otherwise provided herein; any modification to require a Lender to fund a pro rata share of a request for an advance of the Loans made by the Borrowers other than based on its Commitment Percentage; a change to this §27; any postponement of any date fixed for any payment of principal of or interest on the Loan; any change in the manner of distribution of any payments to the Lenders or Agent; or an amendment of the definition of Majority Lenders or Super-Majority Lenders or of any requirement for consent by all of the Lenders. The amount of the Agent’s fee payable for the Agent’s account and the provisions of §14 may not be amended without the written consent of the Agent. The provisions of §14 may not be amended nor any change made in the amount of any fee payable to the Agent without the written consent of the Agent. The Borrowers agree to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank in connection with the assignment of Commitments provided that no such amendment or modification materially affects or increases any of the obligations of the Borrowers hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

§28.	SEVERABILITY

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	[INTENTIONALLY OMITTED.]

§30.	REPLACEMENT OF NOTES

Upon receipt of evidence reasonably satisfactory to a Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to such Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, such Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§31.	TIME OF THE ESSENCE

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrowers under this Agreement and the other Loan Documents.

§32.	NONRECOURSE OBLIGATIONS

Anything contained in this Agreement or the other Loan Documents to the contrary notwithstanding (except as provided below), Agent’s and the Lenders’ recourse against Borrowers for the payment and performance of all of the Obligations of Borrowers under this Agreement or the other Loan Documents shall be limited solely to the interest of Borrowers in the Collateral and all of the other assets, whether now owned or hereafter acquired, of any of the Borrowers, and no partner of any of the Borrowers shall be personally liable for the performance of any of the Obligations; provided, however, that (a) the foregoing limitation on the personal liability of the General Partners described above shall not impair the validity of any lien, pledge, security interest or other encumbrance created by the Loan Documents, or the right of Agent to foreclose and/or enforce any of its rights or remedies against a Guarantor, in and to the Collateral or any other assets of any Borrower or a Guarantor upon the occurrence of an Event of Default as provided in this Agreement or the other Loan Documents or be deemed to be a release or impairment of the Obligations, and (b)the foregoing limitation shall not limit Agent and Lenders, in the case of actual fraud, misapplication or misappropriation of insurance proceeds, condemnation proceeds, tenant security deposits, rents, issues, profits, accounts, revenues, payments and any other funds which are not applied in accordance with the terms of the Loan Documents, or intentional misrepresentation committed against, or made to, the Agent or any Lender by any of the Borrowers, any of their respective Restricted Subsidiaries, any Guarantor or any of its members, partners, officers, agents, employees or other person authorized or apparently authorized to make statements or representations on behalf of such Person, from instituting any proceeding or making any claim they may otherwise have against Borrowers, but not against any direct or indirect owner of Borrowers, in respect thereof. Nothing herein shall be deemed to be a waiver of any right which Agent may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any successor thereto or similar provisions under applicable state law to file a claim for the full amount of the Obligations or to require that all the Collateral shall continue to secure all of the Obligations in accordance with this Agreement and the other Loan Documents. Nothing herein shall relieve, reduce or impair any obligation of Guarantors under the Guaranty.

§33.	JOINT AND SEVERAL LIABILITY

Each of the Borrowers covenants and agrees that each and every covenant and obligation of any Borrower hereunder and under the other Loan Documents shall be the joint and several obligations of each Borrower.

§34.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWERS

§34.1 Waiver of Automatic or Supplemental Stay. Each of the Borrowers represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of the Borrowers at any time following the execution and delivery of this Agreement, neither of the Borrowers shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Borrower or against any property owned by such other Borrower.

§34.2 Consideration. The Borrowers hereby represent and warrant to the Lenders and Agent that each of them has received good and valuable consideration for the division of the assets described in the Division Agreement, and the Borrowers hereby acknowledge the adequacy and sufficiency of such consideration.

§34.3 Waiver of Defenses. Each of the Borrowers hereby waives and agrees not to assert or take advantage of any defense based upon: (a) any incapacity, lack of authority, death or disability of the other Borrower or any other Person; (b) any failure of the Lenders or Agent to commence an action against the other Borrower or any other Person or to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of the other Borrower or any other Person, whether or not demand is made upon the Lenders or Agent to file or enforce such claim; (c) any failure of the Lenders or Agent to give notice of the existence, creation or incurring of any new or additional indebtedness or other obligation or of any action or nonaction on the part of any other Person in connection with the Loan Documents, including the waiver of any conditions to the making of any advance of proceeds of any Loan; (d) any failure on the part of the Lenders or Agent to ascertain the extent or nature of the Collateral or any insurance or other rights with respect thereto, or the liability of any party liable for the Loan Documents or the obligations evidenced or secured thereby, or any failure on the part of the Lenders or Agent to disclose to the Borrowers any facts any of them may now or hereafter know regarding the Borrowers, the Collateral, or such other parties; (e) except as specifically required in the Loan Documents, any notice of intention to accelerate any of the Obligations or any notice of acceleration of the Obligations; (f) any lack of acceptance or notice of acceptance of this Agreement by Lenders or Agent; (g) except as specifically required in the Loan Documents, any lack of presentment, demand, protest, or notice of demand, protest or nonpayment with respect to any indebtedness or obligations under any of the Loan Documents; (h) any lack of notice of disposition or of manner of disposition of any Collateral; (i) except as specifically required in the Loan Documents, any lack of other notices to which the Borrowers, or either of them, might otherwise be entitled; (j) failure to properly record any document or any other lack of due diligence by the Lenders or Agent in creating or perfecting a security interest in or collection, protection or realization upon any Collateral or in obtaining reimbursement or performance from any person or entity now or hereafter liable for the Loan Documents or any obligation secured thereby; (k) any invalidity or irregularity, in whole or in part, of any one or more of the Loan Documents; (l) the inaccuracy of any representation or other provision contained in any Loan Document; (m) any sale or assignment of the Loan Documents, in whole or in part; (n) any sale or assignment by any of the Borrowers of the Collateral, or any portion thereof, whether or not consented to by the Lenders or Agent; and (o) any lack of commercial reasonableness in dealing with any of the Collateral now or hereafter owned by the other of the Borrowers.

§34.4 Waiver. Each of the Borrowers waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Borrowers may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other of the Borrowers) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Borrowers further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Borrowers further agrees that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either of the Borrowers except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Borrowers or any other person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Borrower or its assets under the Loan Documents.

§34.5 Subordination. Each of the Borrowers hereby expressly waives any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and each of the Borrowers acknowledges that it has no right whatsoever to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Borrowers expressly waives any and all rights of subrogation to the Lenders or Agent against the other of the Borrowers, and each of the Borrowers hereby waives any rights to enforce any remedy which the Lenders or Agent may have against the other of the Borrowers and any rights to participate in any Collateral or any other assets of the other Borrower. Notwithstanding the foregoing, the Borrowers shall be entitled to the rights and benefits set forth in the Contribution Agreement and the Funding Agreement. In addition to and without in any way limiting the foregoing, each of the Borrowers hereby subordinates any and all indebtedness it may now or hereafter owe to such other Borrower to all indebtedness of the Borrowers to the Lenders and Agent, and agrees with the Lenders and Agent that neither of the Borrowers shall claim any offset or other reduction of such Borrower’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other Borrower.

§35.	RIGHTS OF THIRD PARTIES

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Agent and the holders of the Hedge Obligations, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrowers or any of their Restricted Subsidiaries or Unrestricted Subsidiaries, as applicable, of the Vertical Commercial Improvements or other development or the absence therefrom of defects.

§36.	PATRIOT ACT

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument the date first set forth above.

BORROWERS:

THE WOODLANDS COMMERCIAL
PROPERTIES COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

	By:	/s/ G. Randy Davis

	Name:	G. Randy Davis
	Title:	Chief Financial Officer

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:	/s/ G. Randy Davis

Name:	G. Randy Davis
Title:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Eric Hafertepen

Its:	Vice President

KeyBank National Association

1200 Abernathy Road, N.E.

Suite 1550

Atlanta, Georgia 30328

Attn: Dan Silbert

Facsimile: 770-510-2195

and

KeyBank National Association

1200 Abernathy Road, N.E.

Suite 1550

Atlanta, Georgia 30328

Attn: Oved Amram

Facsimile: 770-510-2195

COMPASS BANK, individually and as Syndication Agent

By:	/s/ Todd M. Fuller

Name:	Todd Fuller
Title:	Senior Vice President

Compass Bank

8333 Douglas Avenue

Suite 505

Dallas, Texas 75225

Attn: Todd Fuller

Facsimile: (713) 993-8524

JPMORGAN CHASE BANK, N.A.

By:	/s/ Laurie Funk

Name:	Laurie Funk
Title:	Credit Banker

JPMorgan Chase Bank, N.A.

707 Travis, 6N

Houston, Texas 77002

Attn: Laurie Funk

Facsimile: (713) 216-2391

ATLAS VENTURE I, LLC

By:	/s/ Paul E. Rowsey, III

Name:	Paul E. Rowsey, III
Title:	President

Atlas Venture I, LLC

3401 Armstrong Avenue

Dallas, Texas 75205

Attn: Sarah Hipp

Facsimile: (214) 443-1911

AMEGY MORTGAGE COMPANY, L.L.C., a Texas limited liability company

By:	/s/ Don Hickey

Name:	Don Hickey
Title:	Senior Vice President

Amegy Mortgage Company, L.L.C.

4576 Research Forest Drive

The Woodlands, Texas 77381

Attn: Don Hickey

Facsimile: (713) 571-5083

TEXAS CAPITAL BANK, N.A., a national banking association

By:	/s/ Elaine A. Opper

Name:	Elaine A. Opper
Title:	Executive Vice President

Texas Capital Bank, N.A.

One Riverway

Suite 2100

Houston, Texas 77019

Attn: Angie Hill

Facsimile: (832) 308-7042

WOODFOREST NATIONAL BANK

By:	/s/ Dan E. Hauser

Name:	Dan E. Hauser
Title:	Regional President

Woodforest National Bank

1330 Lake Robbins Drive

Suite 100

The Woodlands, Texas 77380

Attn: Scott Bilinski

Facsimile: (832) 375-3396

CAPITAL ONE, N.A.

By:	/s/ Jason Reeves

Name:	Jason Reeves
Title:	Vice President

Capital One, N.A.

5718 Westheimer

Suite 600

Houston, Texas 77057

Attn: Ryan Matthews

Facsimile: (713) 435-5117

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Luis Donoso

Name:	Luis Donoso
Title:	Vice President

PNC Bank, National Association

Two Tower Center

18th Floor

E. Brunswick, New Jersey 08816

Attn: Luis Donoso

Facsimile: (732) 220-3744

GREEN BANK, N.A.

By:	/s/ J. Cory LeBouf

Name:	J. Cory LeBouf
Title:	Senior Vice President

Green Bank, N.A.

4000 Greenbriar

Suite 200

Houston, Texas 77098

Attn: J. Cory LeBouf

Facsimile: (713) 275-8259

TRUSTMARK NATIONAL BANK

By:	/s/ Amy Walp

Name:	Amy Walp
Title:	Loan Officer

Trustmark National Bank

10497 Town & Country Way

Suite 860

Houston, Texas 77024

Attn: Amy Walp

Facsimile: (713) 365-0890

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWERS:

THE WOODLANDS COMMERCIAL
PROPERTIES COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

	By:	/s/ G. Randy Davis

Name:	G. Randy Davis
Title:	Chief Financial Officer

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

	By:	/s/ G. Randy Davis

Name:	G. Randy Davis
Title:	Chief Financial Officer

EXHIBIT A-1

[RESERVED]

EXHIBIT A-1 – Page 1

EXHIBIT A-2

FORM OF REVOLVING CREDIT NOTE

$	, 2011

FOR VALUE RECEIVED, the undersigned THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership, and THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P., a Texas limited partnership, hereby jointly and severally promise to pay to                                          or order, in accordance with the terms of that certain Second Amended and Restated Master Credit Agreement dated March 29, 2011 (the “Credit Agreement”), as from time to time in effect, among the undersigned, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein, to the extent not sooner paid, on or before the Maturity Date, the principal sum of                                          DOLLARS ($            ), or such amount as may be advanced by the payee hereof to Land Company under the Credit Agreement as Revolving Credit Loans with daily interest from the date hereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to KeyBank National Association, as Agent for the payee hereof, at 127 Public Square, Cleveland, Ohio 44114-1306 or at such other address as Agent may designate.

This Note is one of one or more Revolving Credit Notes evidencing borrowings by Land Company under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the maturity date stated above and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note or the other Loan Documents to the contrary, it is the intent of the Agent, the Lenders and the Borrowers to conform to and contract in strict compliance with all applicable usury laws from time to time in effect. All agreements (including the Loan Documents) between Agent, the Lenders and the Borrowers (or any other party liable with respect to any indebtedness under the Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Note, any other Loan Document, or otherwise, exceed the

EXHIBIT A-2 – Page 1

maximum nonusurious amount permissible under applicable law. If, from any possible construction of this Note, any other Loan Document, or any other document, interest would otherwise be taken, reserved, contracted for, charged or payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section and this Note, such other Loan Document, and such other document shall be automatically reformed and the interest taken, reserved, contracted for, charged or payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is interest or characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans to it (in inverse order of maturity) and not to the payment of interest, or refunded to the Borrowers if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of the Loans and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Agent and the Lenders do not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the Lenders on the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable law. As used in this Section, the term “applicable law” shall mean such laws as they now exist or may be changed or amended or come into effect in the future. As used in this Section, the term “interest” includes all amounts that constitute, are deemed, or are characterized as interest under applicable law.

If at any time the interest rate (the “Stated Rate”) called for under this Note or any other Loan Document exceeds or would exceed the Highest Lawful Rate, the rate at which interest shall accrue hereunder or thereunder shall automatically be limited to the Highest Lawful Rate, and shall remain at the Highest Lawful Rate until the total amount of interest accrued equals the total amount of interest which would have accrued but for the operation of this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate would again exceed the Highest Lawful Rate, in which case the immediately preceding sentence shall apply.

Borrowers hereby agree that as a condition precedent to any claim seeking usury penalties against a Lender, Borrowers will provide written notice to Agent, advising Agent in reasonable detail of the nature and amount of the violation, and such Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrowers or crediting such excess interest against the Loans and/or any other indebtedness then owing by Borrowers to such Lender. To the extent that Lenders are relying on Chapter 303, as amended, of the Texas Finance Code to determine the Highest Lawful Rate, Lenders will utilize the weekly rate ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits a greater amount of interest than is permitted under Texas law, Lenders will rely on United States federal law instead of such Chapter 303, as amended, for the purpose of determining the Highest Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lenders may, at Lenders’ option and from time to time, implement any other method of

EXHIBIT A-2 – Page 2

computing the maximum lawful rate under such Chapter 303, as amended, or under other applicable law by giving notice, if required, to Borrowers as provided by applicable law now or hereafter in effect. These provisions will control all agreements between Borrowers, Agents and Lenders.

The undersigned and Lenders expressly agree that in no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note or to any advance made pursuant to the terms of this Note.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the conflict of laws rules of any jurisdiction).

The undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note, together with the other Revolving Credit Notes executed pursuant to the Credit Agreement contemporaneously with the execution hereof, are executed in amendment and restatement of the “Revolving Credit Notes” under the Original Credit Agreement.

IN WITNESS WHEREOF the undersigned have by their duly authorized officers, executed this Note under seal as of the day and year first above written.

THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

[CONTINUED ON NEXT PAGE]

EXHIBIT A-2 – Page 3

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

EXHIBIT A-2 – Page 4

EXHIBIT B-1

FORM OF COMMERCIAL COMPANY SECURED TERM LOAN NOTE

$	, 2011

FOR VALUE RECEIVED, the undersigned THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P., a Texas limited partnership, and THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership, hereby jointly and severally promise to pay to                                          or order, in accordance with the terms of that certain Second Amended and Restated Master Credit Agreement dated March 29, 2011 (the “Credit Agreement”), as from time to time in effect, among the undersigned, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein, to the extent not sooner paid, on or before the Maturity Date, the principal sum of                                          DOLLARS ($            ), with daily interest from the date hereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to KeyBank National Association, as Agent for the payee hereof, at 127 Public Square, Cleveland, Ohio 44114-1306 or at such other address as Agent may designate.

This Note is one of one or more Commercial Company Secured Term Loan Notes evidencing borrowings by Commercial Company under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the maturity date stated above and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note or the other Loan Documents to the contrary, it is the intent of the Agent, the Lenders and the Borrowers to conform to and contract in strict compliance with all applicable usury laws from time to time in effect. All agreements (including the Loan Documents) between Agent, the Lenders and the Borrowers (or any other party liable with respect to any indebtedness under the Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Note, any other Loan Document, or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible

EXHIBIT B-1– Page 1

construction of this Note, any other Loan Document, or any other document, interest would otherwise be taken, reserved, contracted for, charged or payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section and this Note, such other Loan Document, and such other document shall be automatically reformed and the interest taken, reserved, contracted for, charged or payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is interest or characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans to it (in inverse order of maturity) and not to the payment of interest, or refunded to the Borrowers if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of the Loans and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Agent and the Lenders do not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the Lenders on the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable law. As used in this Section, the term “applicable law” shall mean such laws as they now exist or may be changed or amended or come into effect in the future. As used in this Section, the term “interest” includes all amounts that constitute, are deemed, or are characterized as interest under applicable law.

If at any time the interest rate (the “Stated Rate”) called for under this Note or any other Loan Document exceeds or would exceed the Highest Lawful Rate, the rate at which interest shall accrue hereunder or thereunder shall automatically be limited to the Highest Lawful Rate, and shall remain at the Highest Lawful Rate until the total amount of interest accrued equals the total amount of interest which would have accrued but for the operation of this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate would again exceed the Highest Lawful Rate, in which case the immediately preceding sentence shall apply.

Borrowers hereby agree that as a condition precedent to any claim seeking usury penalties against a Lender, Borrowers will provide written notice to Agent, advising Agent in reasonable detail of the nature and amount of the violation, and such Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrowers or crediting such excess interest against the Loans and/or any other indebtedness then owing by Borrowers to such Lender. To the extent that Lenders are relying on Chapter 303, as amended, of the Texas Finance Code to determine the Highest Lawful Rate, Lenders will utilize the weekly rate ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits a greater amount of interest than is permitted under Texas law, Lenders will rely on United States federal law instead of such Chapter 303, as amended, for the purpose of determining the Highest Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lenders may, at Lenders’ option and from time to time, implement any other method of computing the maximum lawful rate under such Chapter 303, as amended, or under other

EXHIBIT B-1– Page 2

applicable law by giving notice, if required, to Borrowers as provided by applicable law now or hereafter in effect. These provisions will control all agreements between Borrowers, Agents and Lenders.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the conflict of laws rules of any jurisdiction).

The undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note, together with the other Commercial Company Secured Term Loan Notes executed pursuant to the Credit Agreement contemporaneously with the execution hereof, are executed in amendment and restatement of the “Commercial Company Secured Term Loan Notes” under the Original Credit Agreement.

IN WITNESS WHEREOF the undersigned has by its duly authorized officers, executed this Note under seal as of the day and year first above written.

THE WOODLANDS COMMERCIAL
PROPERTIES COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

[CONTINUED ON NEXT PAGE]

EXHIBIT B-1– Page 3

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

EXHIBIT B-1– Page 4

EXHIBIT B-2

FORM OF LAND COMPANY SECURED TERM LOAN NOTE

$	, 2011

FOR VALUE RECEIVED, the undersigned THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership, and THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P., a Texas limited partnership, hereby jointly and severally promise to pay to                                          or order, in accordance with the terms of that certain Second Amended and Restated Master Credit Agreement dated March 29, 2011 (the “Credit Agreement”), as from time to time in effect, among the undersigned, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein, to the extent not sooner paid, on or before the Maturity Date, the principal sum of                                          DOLLARS ($            ), with daily interest from the date hereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to KeyBank National Association, as Agent for the payee hereof, at 127 Public Square, Cleveland, Ohio 44114-1306 or at such other address as Agent may designate.

This Note is one of one or more Land Company Secured Term Loan Notes evidencing borrowings by Land Company under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the maturity date stated above and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note or the other Loan Documents to the contrary, it is the intent of the Agent, the Lenders and the Borrowers to conform to and contract in strict compliance with all applicable usury laws from time to time in effect. All agreements (including the Loan Documents) between Agent, the Lenders and the Borrowers (or any other party liable with respect to any indebtedness under the Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Note, any other Loan Document, or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible

EXHIBIT B-2– Page 1

construction of this Note, any other Loan Document, or any other document, interest would otherwise be taken, reserved, contracted for, charged or payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section and this Note, such other Loan Document, and such other document shall be automatically reformed and the interest taken, reserved, contracted for, charged or payable shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is interest or characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans to it (in inverse order of maturity) and not to the payment of interest, or refunded to the Borrowers if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of the Loans and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Agent and the Lenders do not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the Lenders on the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable law. As used in this Section, the term “applicable law” shall mean such laws as they now exist or may be changed or amended or come into effect in the future. As used in this Section, the term “interest” includes all amounts that constitute, are deemed, or are characterized as interest under applicable law.

If at any time the interest rate (the “Stated Rate”) called for under this Note or any other Loan Document exceeds or would exceed the Highest Lawful Rate, the rate at which interest shall accrue hereunder or thereunder shall automatically be limited to the Highest Lawful Rate, and shall remain at the Highest Lawful Rate until the total amount of interest accrued equals the total amount of interest which would have accrued but for the operation of this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate would again exceed the Highest Lawful Rate, in which case the immediately preceding sentence shall apply.

Borrowers hereby agree that as a condition precedent to any claim seeking usury penalties against a Lender, Borrowers will provide written notice to Agent, advising Agent in reasonable detail of the nature and amount of the violation, and such Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrowers or crediting such excess interest against the Loans and/or any other indebtedness then owing by Borrowers to such Lender. To the extent that Lenders are relying on Chapter 303, as amended, of the Texas Finance Code to determine the Highest Lawful Rate, Lenders will utilize the weekly rate ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits a greater amount of interest than is permitted under Texas law, Lenders will rely on United States federal law instead of such Chapter 303, as amended, for the purpose of determining the Highest Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lenders may, at Lenders’ option and from time to time, implement any other method of computing the maximum lawful rate under such Chapter 303, as amended, or under other

EXHIBIT B-2– Page 2

applicable law by giving notice, if required, to Borrowers as provided by applicable law now or hereafter in effect. These provisions will control all agreements between Borrowers, Agents and Lenders.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the conflict of laws rules of any jurisdiction).

The undersigned maker and all guarantors and endorsers, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note, together with the other Land Company Secured Term Loan Notes executed pursuant to the Credit Agreement contemporaneously with the execution hereof, are executed in amendment and restatement of the “Land Company Secured Term Loan Notes” under the Original Credit Agreement.

IN WITNESS WHEREOF the undersigned has by its duly authorized officers, executed this Note under seal as of the day and year first above written.

THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

EXHIBIT B-2 – Page 3

EXHIBIT C-1

[RESERVED]

EXHIBIT C-1– Page 1

EXHIBIT C-2

FORM OF REQUEST FOR LOAN

(LAND COMPANY)

KeyBank National Association,

for itself and as Agent

1200 Abernathy Road, N.E.

Suite 1550

Atlanta, Georgia 30328

Attn: Dan Silbert

Ladies and Gentlemen:

Pursuant to the provisions of §2.6 of the Second Amended and Restated Master Credit Agreement dated March 29, 2011, as from time to time in effect (the “Credit Agreement”), among The Woodlands Commercial Properties Company, L.P. and The Woodlands Land Development Company, L.P. (individually a “Borrower” and collectively the “Borrowers”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1. Revolving Credit Loan. The undersigned Borrower hereby requests a Revolving Credit Loan under §2.1 of the Credit Agreement:

Principal Amount: $

Type (LIBOR Rate, Base Rate):

Interest Period:

Drawdown Date:                     , 20

by credit to the general account of the undersigned Borrower with the Agent at the Agent’s Head Office.

2. Use of Proceeds. Such Revolving Credit Loan shall be used for the following purposes permitted by §7.11 of the Credit Agreement:

[Describe]

3. No Default. The undersigned Principal Financial Officer of the Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Revolving Credit Loan requested hereby. No condemnation proceedings are pending or to the Borrower’s knowledge threatened against any Mortgaged Property.

4. Representations True. Each of the representations and warranties made by or on behalf of any of the Borrowers, the Guarantors and the Restricted Subsidiaries of a Borrower contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the

EXHIBIT C-2– Page 1

date as of which it was made and shall also be true at and as of the Drawdown Date for the Revolving Credit Loan requested hereby, with the same effect as if made at and as of such Drawdown Date (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default has occurred and is continuing.

5. Other Conditions. All other conditions to the making of the Revolving Credit Loan requested hereby set forth in §11 of the Credit Agreement have been satisfied. (Reference title update, if applicable.)

6. Drawdown Date. Except to the extent, if any, specified by notice actually received by the Agent prior to the Drawdown Date specified above, the foregoing representations and warranties shall be deemed to have been made by the Borrowers on and as of such Drawdown Date.

7. Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, I have hereunto set my hand this     day of                     , 20    .

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

EXHIBIT C-2– Page 2

EXHIBIT D

FORM OF REQUEST FOR EXTENSION OF LOANS

KeyBank National Association,

for itself and as Agent

1200 Abernathy Road, N.E.

Suite 1550

Atlanta, Georgia 30328

Attn: Dan Silbert

Ladies and Gentlemen:

Pursuant to the provisions of §4.15 of the Second Amended and Restated Master Credit Agreement dated March 29, 2011, as from time to time in effect (the “Credit Agreement”), among The Woodlands Commercial Properties Company, L.P. and The Woodlands Land Development Company, L.P. (collectively the “Borrowers”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto, the Borrowers hereby request and certify as follows:

1. Extension Request. The Borrowers hereby irrevocably request that the Maturity Date be extended to [insert date as permitted by §4.15].

2. No Default. The undersigned Principal Financial Officers of the Borrowers certify that no Default or Event of Default has occurred and is continuing.

3. Other Conditions. All other conditions to the extension to the Maturity Date requested hereby set forth in §4.15 of the Credit Agreement have been satisfied.

4. Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

[CONTINUED ON NEXT PAGE]

EXHIBIT D – Page 1

IN WITNESS WHEREOF, I have hereunto set my hand this     day of                     , 20    .

THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

EXHIBIT D – Page 2

EXHIBIT E

FORM OF

COMPLIANCE CERTIFICATE

KeyBank National Association, for itself and as Agent

1200 Abernathy Road, N.E.

Suite 1550

Atlanta, Georgia 30328

Attn: Dan Silbert

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Master Credit Agreement dated March 29, 2011 (the “Credit Agreement”) by and among The Woodlands Commercial Properties Company, L.P. and The Woodlands Land Development Company, L.P. (collectively the “Borrowers”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrowers are furnishing to you herewith (or have most recently furnished to you) the financial statements of the Borrowers and their respective subsidiaries for the fiscal period ended                     (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with generally accepted accounting principles (other than the inclusion of footnotes with respect to quarterly reports) and present fairly the financial position of the Borrowers and the subsidiaries covered thereby at the date thereof and the results of their operations for the periods covered thereby, subject in the case of interim statements only to normal year end audit adjustments.

This certificate is submitted in compliance with requirements of §5.5, §7.4(e) or §10.14 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(e), the calculations provided below are made using the financial statements of the Borrowers and their respective Restricted Subsidiaries as of the Balance Sheet Date adjusted in the best good faith estimate of the Borrowers to give effect to the making of a Revolving Credit Loan, extension of the Maturity Date, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the Borrowers’ estimate of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officers of the Borrowers are its Principal Financial Officers.

The undersigned officers have caused the provisions of the Credit Agreement to be reviewed and have no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof, the actions taken, being taken or proposed to be taken by the Borrowers with respect thereto in order to cure such Default or Event of Default and the time period required to cure such Default or Event of Default.)

EXHIBIT E – Page 1

The Borrowers are providing the following information to demonstrate compliance as of the date hereof with the following covenants:

[SEE ATTACHED EXHIBIT 1]

[Remainder of page intentionally left blank]

EXHIBIT E – Page 2

IN WITNESS WHEREOF, I have hereunto set my hand this     day of                     , 20    .

THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P., a Texas limited partnership, its Authorized Agent

By:

Name:	G. Randy Davis
Title:	Chief Financial Officer

EXHIBIT E – Page 3

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     ,         , by and between                     (“Assignor”), and                    (“Assignee”).

W I T N E S E T H:

WHEREAS, Assignor is a party to that certain Second Amended and Restated Master Credit Agreement, dated March 29, 2011, by and among The Woodlands Commercial Properties Company, L.P., a Texas limited partnership (“Commercial Company”), The Woodlands Land Development Company, L.P., a Texas limited partnership (“Land Company”; Commercial Company and Land Company are hereinafter referred to collectively as the “Borrowers”), KeyBank National Association, the other lenders that are or may become a party thereto, and KeyBank National Association, as Agent (the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitments] under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, (i) a $        Commercial Company Secured Term Loan Commitment, (ii) a $        Land Company [Describe assigned Commitments] Commitment, and a             percent (    %) Land Company [Describe assigned Commitments] Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Commercial Company [Describe assigned Loan] Loans and Land Company [Describe assigned Loan] Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Commercial Company [Describe assigned Commitment] Commitment Percentage and Land Company [Describe assigned Commitment] Commitment Percentage equal to the amount of the respective Assigned Interests.

EXHIBIT F – Page 1

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement and the “Bank Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make [Describe assigned Loan] Loans to the Borrowers with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the amount of Assignor’s Commercial Company Secured Term Loan Commitment is $        and the aggregate outstanding principal balance of the Commercial Company Secured Term Loans made by it equals $        , (iii) that it has forwarded to the Agent the Commercial Company Secured Term Loan Note held by Assignor, if any, (iv) that as of the date hereof, before giving effect to the assignment contemplated hereby the amount of Assignor’s Land Company [Describe assigned Commitment] Commitment is $        and the aggregate outstanding principal balance of the Land Company [Describe assigned Commitment] Loans made by it equals $        , (v) that it has forwarded to the Agent the Land Company [Describe assigned Note] Note held by Assignor, if any. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrowers or the Guarantors or the continued existence, sufficiency or value of the Collateral or any assets of the Borrowers or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrowers or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) If the applicable box is checked below, Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

☐ Replacement Note Requested for Assignor

☐ Replacement Note Requested for Assignee

EXHIBIT F – Page 2

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement and Paragraph 4 of the Bank Intercreditor Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c)agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrowers and the Guarantors and the value of the assets of the Borrowers and the Guarantors, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Lenders and the Agent (the “Bank Intercreditor Agreement”); (d)appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Bank Intercreditor Agreement; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Bank Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee is an Eligible Assignee; (g) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrowers and Agent certification as to its exemption from deduction or withholding of any United States federal income taxes; and (h) if Assignee is an assignee of a portion of the Revolving Credit Loans, it has a net worth or unfunded capital commitment as of the date hereof of not less than $200,000,000.00 unless waived in writing by Borrowers and Agent.

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $        representing the aggregate principal amount outstanding of the [Described assigned Loans] Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be             (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and the Bank Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement and the Bank Intercreditor Agreement.

EXHIBIT F – Page 3

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above

LIBOR Lending Office:	Same as above

9. Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the following instructions:

10. Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

EXHIBIT F – Page 4

13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement and the Bank Intercreditor Agreement.

[signatures on following page]

EXHIBIT F – Page 5

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:
KEYBANK NATIONAL ASSOCIATION,
as Agent

By:
Title:

EXHIBIT F – Page 6

ASSIGNMENT APPROVED BY :[1]
THE WOODLANDS COMMERCIAL PROPERTIES COMPANY, L.P.,
a Texas limited partnership

By:	The Woodlands Operating Company, L.P.,
a Texas limited partnership, its Authorized Agent

By:
	Name:	G. Randy Davis
	Title:	Chief Financial Officer

THE WOODLANDS LAND DEVELOPMENT COMPANY, L.P., a Texas limited partnership

By:	The Woodlands Operating Company, L.P.,
a Texas limited partnership, its Authorized Agent

By:
	Name:	G. Randy Davis
	Title:	Chief Financial Officer

[1]	Include to the extent required by the Credit Agreement.

EXHIBIT F – Page 7

EXHIBIT G

FORM OF CONFIDENTIALITY AGREEMENT

[Letterhead of Assignee or Participant]

[Date]

KeyBank National Association, as Agent

1200 Abernathy Road, N.E.

Suite 1550

Atlanta, Georgia 30328

The Woodlands Commercial Property Company, L.P.

c/o The Woodlands Operating Company, L.P.

2201 Timberloch Place

The Woodlands, Texas 77380

The Woodlands Land Development Company, L.P.

c/o The Woodlands Operating Company, L.P.

2201 Timberloch Place

The Woodlands, Texas 77380

RE:	$270,000,000 Revolving Credit and Secured Term Loan Facility to The

Woodlands Commercial Properties Company, L.P. and The Woodlands

Land Development Company, L.P. (collectively the “Borrowers”)

Ladies and Gentlemen:

We are interested in acquiring [describe interest] (the “Interest”) in that certain $270,000,000 revolving credit, and/or secured term loan (the “Loan”) made by KeyBank National Association, individually and as Agent, and the other “Lenders” (collectively, the “Lenders”) which are a party to that certain Second Amended and Restated Master Credit Agreement dated March 29, 2011, among the Lenders, the Agent and the Borrowers (the “Credit Agreement”) and in connection therewith we have requested certain information which is not available to the general public. Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

As used herein, “Confidential Information” means all financial certificates, data, reports, interpretations, forecasts, records and other information of a financial nature concerning or relating to the Borrowers which is not available to the general public and which you, your affiliates or representatives may provide to us in the course of our consideration of a possible acquisition of the Interest, together with financial analyses, compilations, studies or other documents, whether or not prepared by you or any of the Lenders which contain or otherwise reflect such financial information. Notwithstanding the foregoing, Confidential Information shall not include (i) information which was already in our possession prior to our consideration of a possible acquisition of the Interest or (ii )information which is obtained by us from a third person who is not prohibited from transmitting the information to us.

We agree that all Confidential Information will be held and treated by us and our agents, directors, officers, employees, investment advisors, partners, contractual counterparties in any

EXHIBIT G – Page 1

swap agreement or such contractual counterparty’s professional advisors (collectively, “Representatives”) in confidence and will not, except as hereinafter provided, without your prior consent, be disclosed by us or our Representatives other than in connection with our consideration of a possible acquisition of the Interest or in connection with a further transfer of the Interest. Moreover, we further agree (i) to disclose Confidential Information only to our Representatives who need to know the Confidential Information for purposes of our consideration of a possible acquisition of the Interest and who will be advised by us of this agreement or to others in connection with a potential transfer of the interest (provided that such potential assignee or participant shall execute a confidentiality agreement as required by the Credit Agreement), and (ii) that we shall be responsible for any breach of this agreement by our Representatives. The written Confidential Information will be promptly returned to you or destroyed as and when you may request, if we do not acquire the Interest.

In the event that we are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, “civil investigative demand” or other process) to disclose any Confidential Information, we will provide you with prompt notice of any such request or requirement so that you (or the Borrowers or other Lenders, as appropriate) may seek an appropriate protective order or waive our compliance with the provisions of this agreement. If a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and we are, in the opinion of our counsel, compelled to disclose Confidential Information, we may disclose that portion of the Confidential Information which our counsel advises us that we are compelled to disclose. In any event, we will not oppose action by you (or the Borrowers or the Lenders) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Nothing herein shall prevent the disclosure of the Confidential Information to the extent necessary to enforce the Loan Documents (provided that reasonable efforts shall be used to cause the Confidential Information to remain confidential).

We agree to indemnify and hold you harmless from any damage, loss, cost or liability, (including attorneys’ fees and court costs) arising or resulting from our breach of the agreement.

Neither party hereto shall be under any obligation to the other not expressly contained herein, including any obligation to proceed with a transaction, until definitive transaction documentation has been executed and delivered. This agreement will be governed by and construed in accordance with the internal laws of the State of Texas and may only be amended by a writing.

EXHIBIT G – Page 2

If the foregoing reflects your agreement, kindly sign and return the duplicate copy of this agreement to us.

Very truly yours,

[Name of Assignee or Participant]

By:
Name:
Title:

AGREED AND ACCEPTED THE FIRST DAY WRITTEN ABOVE

[Name]

By:
Name:
Title

EXHIBIT G – Page 3

EXHIBIT H

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of             , 20    , by                     , a                     (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.6 of the Second Amended and Restated Master Credit Agreement dated as of March 29, 2011, as from time to time in effect (the “Credit Agreement”), among The Woodlands Commercial Properties Company, L.P. and The Woodlands Land Development Company, L.P. (the “Borrowers”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.6 of the Credit Agreement, to become an additional Guarantor under the Guaranty and the Guarantor Contribution Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Guaranty and the Guarantor Contribution Agreement, and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and Guarantor under the Guaranty, the Guarantor Contribution Agreement and the other Loan Documents. Without limiting the foregoing, Joining Party hereby unconditionally guarantees the payment and performance of the Obligations as defined in the Guaranty, as required thereunder.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents of the Subsidiary Guarantor are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

EXHIBIT H – Page 1

3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Guarantor Contribution Agreement, and the other Loan Documents heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty, the Guarantor Contribution Agreement and the other Loan Documents to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

6. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is             , 20    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

,
a

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:
KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:
[Printed Name and Title]

EXHIBIT H – Page 2

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Lenders	Total Commitment	Term Facility					Revolver Facility	Revolver Loan %
		Total Term Loan	Land	% Land	Commercial	Commercial %	Land only

KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attn: Real Estate Capital Services LIBOR Lending Office	65,000,000.00	43,000,000.00	37,941,176.47	25.294117647058800%	5,058,823.53	25.294117647058800%	22,000,000.00	22.000%
Same as above

Compass Bank 8333 Douglas Ave, Suite 505 Dallas, Texas 75225 Attn: Todd Fuller LIBOR Lending Office	32,000,000.00	18,000,000.00	15,882,352.94	10.588235294117600%	2,117,647.06	10.588235294117600%	14,000,000.00	14.000%
Same as above

JPMorgan Chase Bank, N.A. 707 Travis, 6N Houston, Texas 77002 Attn: Laurie Funk LIBOR Lending Office	28,000,000.00	15,500,000.00	13,676,470.59	9.117647058823530%	1,823,529.41	9.117647058823530%	12,500,000.00	12.500%
Same as above

Atlas Venture I, L.L.C. 3401 Armstrong Ave Dallas, Texas 75205 Attn: Sarah Hipp LIBOR Lending Office	27,000,000.00	27,000,000.00	23,823,529.41	15.882352941176500%	3,176,470.59	15.882352941176500%	0.00	0.000%
Same as above

Woodforest National Bank 1330 Lake Robbins Drive, Suite 100 The Woodlands, Texas 77380 Attn: Scott Bilinski, LIBOR Lending Office	20,000,000.00	12,000,000.00	10,588,235.29	7.058823529411760%	1,411,764.71	7.058823529411770%	8,000,000.00	8.000%
Same as above

SCHEDULE 1.1 – Page 1

Lenders	Total Commitment	Term Facility					Revolver Facility	Revolver Loan %
		Total Term Loan	Land	% Land	Commercial	Commercial %	Land only

Texas Capital Bank, N.A. One Riverway, Suite 2100 Houston, Texas 77019 Attn: Angie Hill LIBOR Lending Office	20,000,000.00	11,000,000.00	9,705,882.35	6.470588235294120%	1,294,117.65	6.470588235294120%	9,000,000.00	9.000%
Same as above

Amegy Mortgage Company, L.L.C. 4576 Research Forest Drive The Woodlands, Texas 77381 Attn: Don Hickey LIBOR Lending Office	20,000,000.00	11,000,000.00	9,705,882.35	6.470588235294120%	1,294,117.65	6.470588235294120%	9,000,000.00	9.000%
Same as above

Capital One, N.A. 5718 Westheimer, Suite 600 Houston, Texas 77057 Attn: Ryan Matthews LIBOR Lending Office	18,000,000.00	10,000,000.00	8,823,529.41	5.882352941176470%	1,176,470.59	5.882352941176470%	8,000,000.00	8.000%
Same as above

PNC Bank, National Association Two Tower Center 18th Floor East Brunswick, New Jersey 08816 Attn: Luis Donoso LIBOR Lending Office	15,000,000.00	8,500,000.00	7,500,000.00	5.000000000000000%	1,000,000.00	5.000000000000000%	6,500,000.00	6.500%
Same as above

Green Bank, N.A. 4000 Greenbriar, Suite 200 Houston, Texas 77098 Attn: J. Cory LeBouf LIBOR Lending Office	15,000,000.00	8,500,000.00	7,500,000.00	5.000000000000000%	1,000,000.00	5.000000000000000%	6,500,000.00	6.500%
Same as above

SCHEDULE 1.1 – Page 2

Lenders	Total Commitment	Term Facility					Revolver Facility	Revolver Loan %
		Total Term Loan	Land	% Land	Commercial	Commercial %	Land only

Trustmark National Bank 10497 Town & Country Way, Suite 860 Houston, Texas 77027 Attn: Amy Walp LIBOR Lending Office	10,000,000.00	5,500,000.00	4,852,941.18	3.235294117647060%	647,058.82	3.235294117647060%	4,500,000.00	4.500%
Same as above

	270,000,000.00	170,000,000.00	150,000,000.00	100.00%	20,000,000.00	100.00%	100,000,000.00	100.000%

SCHEDULE 1.1 – Page 3

SCHEDULE 1.2

BORROWING BASE

SCHEDULE 1.2 – Page 1

SCHEDULE 1.3

QUALIFYING INCOME PROPERTIES

SCHEDULE 1.3 – Page 1

SCHEDULE 1.4

PARTIAL INTERESTS

SCHEDULE 1.4 – Page 1

SCHEDULE 1.5

PARTNERSHIPS

SCHEDULE 1.5 – Page 1

SCHEDULE 1.6

NOTE RECEIVABLES

SCHEDULE 1.6 – Page 1

SCHEDULE 3.6

STIPULATED COMMITMENT REDUCTION AMOUNTS

A. For Period Ending:	Stipulated Commitment Reduction Amount for Such Period Is:

March 29, 2012 (First Anniversary)	$10,000,000.00

March 29, 2013 (Second Anniversary)	$25,000,000.00

March 29, 2014 (Third Anniversary)	$30,000,000.00

B. For Extension Term:	Stipulated Commitment Reduction Amount for Such Period Is:
Period Ending June 29, 2014	$10,000,000.00
Period Ending September 29, 2014	$10,000,000.00
Period Ending December 29, 2014	$10,000,000.00

SCHEDULE 3.6 – Page 1

SCHEDULE 6.3

TITLE TO PROPERTIES; LEASES

SCHEDULE 6.3 – Page 1

SCHEDULE 6.7

LITIGATION

SCHEDULE 6.7 – Page 1

SCHEDULE 6.15

TRANSACTIONS OF AFFILIATES

SCHEDULE 6.15 – Page 1

SCHEDULE 6.16

ERISA COMPLIANCE

None.

SCHEDULE 6.16 – Page 1

SCHEDULE 6.17

ERISA MATTERS

None.

SCHEDULE 6.17 – Page 1

SCHEDULE 6.20

ENVIRONMENTAL MATTERS

SCHEDULE 6.20 – Page 1

SCHEDULE 6.21

SUBSIDIARIES

SCHEDULE 6.21 – Page 1

SCHEDULE 6.27

RIGHT OF FIRST REFUSALS, PURCHASE OPTIONS, ETC.

SCHEDULE 6.27 – Page 1

SCHEDULE 7.19

UNPLEDGED PARTIAL INTERESTS

1.	Woodlands-Sarofim #1, Ltd.

SCHEDULE 7.19 – Page 1

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

(continued)

-vii-

(continued)

-viii-

EXHIBITS

EXHIBIT A-1	RESERVED

EXHIBIT A-2	FORM OF REVOLVING CREDIT NOTE

EXHIBIT B-1	FORM OF COMMERCIAL COMPANY SECURED TERM LOAN NOTE

EXHIBIT B-2	FORM OF LAND COMPANY SECURED TERM LOAN NOTE

EXHIBIT C-1	RESERVED

EXHIBIT C-2	FORM OF REQUEST FOR LOAN (LAND COMPANY)

EXHIBIT D	FORM OF REQUEST FOR EXTENSION OF LOANS

EXHIBIT E	FORM OF COMPLIANCE CERTIFICATE WITH BORROWING BASE WORKSHEET

EXHIBIT F	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

EXHIBIT G	FORM OF CONFIDENTIALITY AGREEMENT

EXHIBIT H	FORM OF JOINDER AGREEMENT

SCHEDULES

SCHEDULE 1.1	LENDERS AND COMMITMENTS

SCHEDULE 1.2	BORROWING BASE

SCHEDULE 1.3	QUALIFYING INCOME PROPERTIES

SCHEDULE 1.4	PARTIAL INTERESTS

SCHEDULE 1.5	PARTNERSHIPS

SCHEDULE 1.6	NOTE RECEIVABLES

SCHEDULE 3.6	STIPULATED COMMITMENT REDUCTION AMOUNTS

SCHEDULE 6.3	TITLE TO PROPERTIES; LEASES

SCHEDULE 6.7	LITIGATION

SCHEDULE 6.15	TRANSACTIONS OF AFFILIATES

SCHEDULE 6.16	ERISA COMPLIANCE

SCHEDULE 6.17	ERISA MATTERS

SCHEDULE 6.20	ENVIRONMENTAL MATTERS

SCHEDULE 6.21	SUBSIDIARIES

SCHEDULE 6.27	RIGHT OF FIRST REFUSALS, PURCHASE OPTIONS, ETC.

SCHEDULE 7.19	UNPLEDGED PARTIAL INTERESTS